Exhibit 99.1

EXPLANATORY STATEMENT

As previously reported in our filings with the Securities and Exchange Commission (the “SEC”), we have undertaken strategic reviews of our global portfolio and have announced plans to divest certain of our subsidiaries as part of a strategic shift. This strategic shift will have a significant effect on our operations and financial results. Accordingly, as of September 30, 2018, we will account for all of the divestitures that are currently part of this strategic shift as discontinued operations for all periods presented, including in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 filed with the SEC on November 8, 2018 and in our Current Report on Form 8-K filed with the SEC on November 13, 2018 (including this Exhibit 99.1 and Exhibit 99.2 thereto, the “Form 8-K”), in which we recast the financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”) to present the operations and financial position of these entities as discontinued operations. Unless otherwise indicated, the information in this Form 8-K, including our segment information, relates only to our continuing operations. We also announced on November 8, 2018 that we are considering various strategic options with respect to the portion of our business operated through our online education program division known as Walden University (“Walden”). Because Walden does not meet the criteria to be classified as held for sale or a discontinued operation, it continues to be included in our continuing operations.

The information included in this Form 8-K is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2017 Form 10-K.  Unaffected items and unaffected portions of our 2017 Form 10-K have not been repeated in, and are not amended or modified by, this Form 8-K. This Form 8-K does not reflect events occurring after we filed the 2017 Form 10-K, and does not modify or update the disclosures therein in any way, other than to reflect the presentation of certain business units as discontinued operations as described above. Therefore, this Form 8-K should be read in conjunction with our other filings made with the SEC, including, and subsequent to, the date of the 2017 Form 10-K.

FORWARD LOOKING STATEMENTS

This Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, costs, expenditures, cash flows, growth rates, financial results and all statements we make relating to our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, including, without limitation, in conjunction with the forward-looking statements included in this Form 8-K, are disclosed in “Item 1—Business, Item 1A—Risk Factors” of our 2017 Form 10-K, as updated in Part II, Item 1A of our Form 10-Q for the quarter ended March 31, 2018 and in Part II, Item 1A of our Form 10-Q for the quarter ended September 30, 2018. Some of the factors that we believe could affect our results include:

•                  the risks associated with conducting our global operations, including complex business, foreign currency, political, legal, regulatory, tax and economic risks;

•                  our ability to effectively manage the growth of our business, implement a common operating model and platform, and increase our operating leverage;

•                  the development and expansion of our global education network and programs and the effect of new technology applications in the educational services industry;

•                  our ability to successfully complete planned divestitures and make strategic acquisitions, and to successfully integrate and operate acquired businesses;

•                  the effect of existing international and U.S. laws and regulations governing our business or changes to those laws and regulations or in their application to our business;

•                  changes in the political, economic and business climate in the international or the U.S. markets where we operate;

•                  risks of downturns in general economic conditions and in the educational services and education technology industries, that could, among other things, impair our goodwill and intangible assets;

•                  possible increased competition from other educational service providers;

•                  market acceptance of new service offerings by us or our competitors and our ability to predict and respond to changes in the markets for our educational services;

•                  the effect on our business and results of operations from fluctuations in the value of foreign currencies;

•                  our ability to attract and retain key personnel;

•                  the fluctuations in revenues due to seasonality;

•                  our ability to generate anticipated savings from our Excellence in Process (“EiP”) program, our shared services organizations (“SSOs”) and reductions in overhead costs after our planned divestitures;

•                  our ability to maintain proper and effective internal controls or remediate any of our current material weaknesses necessary to produce accurate financial statements on a timely basis;

•                  our focus on a specific public benefit purpose and producing a positive effect for society may negatively influence our financial performance;

•                  the future trading prices of our Class A common stock and the impact of any securities analysts’ reports on these prices; and

•                  our ability to maintain and, subsequently, increase tuition rates and student enrollments in our institutions.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this Form 8-K may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

ITEM 6.  SELECTED FINANCIAL DATA

Set forth below are selected consolidated financial data of Laureate Education, Inc., at the dates and for the periods indicated. The selected historical statements of operations data and statements of cash flows data for the fiscal years ended December 31, 2017, 2016 and 2015 and balance sheet data as of December 31, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this Form 8-K. The selected historical statements of operations data and statements of cash flows data for the fiscal years ended December 31, 2014 and 2013 and balance sheet data as of December 31, 2015, 2014 and 2013, as recast for discontinued operations, are unaudited and have been derived from our accounting records. Our historical results are not necessarily indicative of our future results. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included therein.

The selected historical consolidated financial data should be read in conjunction with “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this Form 8-K.

	Fiscal Year Ended December 31,
(Dollar amounts in thousands)	2017	2016	2015	2014	2013
				(unaudited)	(unaudited)
Consolidated Statements of Operations:
Revenues	$3,385,876	$3,301,864	$3,399,774	$3,510,209	$3,118,049
Costs and expenses:
Direct costs	2,821,291	2,788,691	2,946,016	2,985,338	2,671,962
General and administrative expenses	315,471	222,496	194,686	151,215	141,197
Loss on impairment of assets	7,121	—	—	48,421	29,200
Operating income	241,993	290,677	259,072	325,235	275,690
Interest income	11,865	14,414	9,474	17,215	18,081
Interest expense	(334,901)	(390,391)	(367,284)	(358,805)	(328,535)
Loss on debt extinguishment	(8,392)	(17,363)	(1,263)	(22,853)	(1,361)
Gain (loss) on derivatives	28,656	(6,084)	(2,607)	(3,101)	6,631
Other (expense) income, net	(1,892)	457	(423)	(476)	(617)
Foreign currency exchange gain (loss), net	2,539	77,299	(128,299)	(107,703)	6,640
(Loss) gain on sale of subsidiaries, net(1)	(10,490)	398,081	—	(13)	5,906
(Loss) income from continuing operations before income taxes and equity in net income (loss) of affiliates	(70,622)	367,090	(231,330)	(150,501)	(17,565)
Income tax benefit (expense)	91,308	(34,440)	(95,364)	55,245	(68,186)
Equity in net income (loss) of affiliates, net of tax	152	90	2,495	158	(905)
Income (loss) from continuing operations	20,838	332,740	(324,199)	(95,098)	(86,656)
Income (loss) from discontinued operations, net of tax of $24,495, $30,561, $22,366, $16,185, and $23,060, respectively	72,926	33,446	8,354	(67,355)	(2,770)
Gain on sales of discontinued operations, net of tax of $0, $0, $0, $0 and $1,864, respectively	—	—	—	—	4,350
Net income (loss)	93,764	366,186	(315,845)	(162,453)	(85,076)
Net (income) loss attributable to noncontrolling interests	(2,299)	5,661	(403)	4,162	15,398
Net income (loss) attributable to Laureate Education, Inc.	$91,465	$371,847	$(316,248)	$(158,291)	$(69,678)

(1)                                 In 2016, represented a gain of approximately $249.4 million resulting from the Swiss institutions sale that closed on June 14, 2016 and a gain of approximately $148.7 million, subject to certain adjustments, resulting from the French institutions sale that closed on July 20, 2016. In 2017, primarily represents a final purchase price settlement related to the sale of the Swiss institutions.

	Fiscal Year Ended December 31,
(Dollar amounts in thousands)	2017	2016	2015	2014	2013
				(unaudited)	(unaudited)
Consolidated Statements of Cash Flows:
Net cash provided by operating activities	$130,756	$184,570	$170,486	$269,156	$277,202
Net cash (used in) provided by investing activities	(324,530)	269,234	(173,642)	(489,181)	(899,083)
Net cash provided by (used in) financing activities	222,795	(445,722)	34,424	172,586	756,663
Business acquisitions, net of cash acquired	(835)	—	(6,705)	(287,945)	(177,550)

	Fiscal Year Ended December 31,
(Dollar amounts in thousands)	2017	2016	2015	2014	2013
				(unaudited)	(unaudited)
Segment Data:
Revenues:
Brazil	$765,746	$690,804	$672,917	$713,623	$569,018
Mexico	646,154	626,011	678,193	741,755	701,871
Andean	1,085,640	969,717	913,388	931,104	911,538
Rest of World	214,720	330,423	452,937	457,056	278,434
Online & Partnerships	690,374	704,976	707,998	683,084	664,573
Corporate	(16,758)	(20,067)	(25,659)	(16,413)	(7,385)
Total revenues	$3,385,876	$3,301,864	$3,399,774	$3,510,209	$3,118,049
Other Data:
Total enrollments (rounded to the nearest hundred):
Brazil	271,200	259,000	257,200	255,600	156,800
Mexico	214,200	213,800	205,000	195,000	184,300
Andean	299,100	286,600	270,700	242,700	212,900
Rest of World	17,200	15,400	28,700	28,400	20,000
Online & Partnerships	63,500	68,300	72,400	68,300	67,000
Total	865,200	843,100	834,000	790,000	641,000
New enrollments (rounded to the nearest hundred):
Brazil	149,900	134,500	142,300	105,000	83,700
Mexico	107,300	108,400	101,000	97,000	93,000
Andean	116,600	117,200	112,500	108,600	101,200
Rest of World	12,000	14,100	19,400	22,000	4,900
Online & Partnerships	35,000	39,300	39,500	37,300	35,600
Total	420,800	413,500	414,700	369,900	318,400

	As of December 31,
(Dollar amounts in thousands)	2017	2016	2015	2014	2013
			(unaudited)	(unaudited)	(unaudited)
Consolidated Balance Sheets:
Cash and cash equivalents	$320,567	$295,785	$279,226	$308,023	$407,335
Restricted cash and investments	212,215	178,552	151,294	135,074	345,788
Net working capital (deficit) (including cash and cash equivalents)	(85,895)	(324,431)	(491,084)	(589,744)	(267,861)
Property and equipment, net	1,380,417	1,361,465	1,453,742	1,600,696	1,785,758
Goodwill	1,828,365	1,786,554	1,951,444	2,296,551	2,103,332
Tradenames	1,167,302	1,153,348	1,199,943	1,294,885	1,339,572
Other intangible assets, net	35,779	46,035	50,158	86,959	17,184
Total assets	7,391,285	7,062,534	7,403,168	8,315,018	8,325,612
Total debt, including due to shareholders of acquired companies	3,167,051	3,635,261	4,264,200	4,397,270	4,090,568
Deferred compensation	14,470	14,128	32,343	115,575	188,394
Total liabilities, excluding debt, due to shareholders of acquired companies and derivative instruments	2,209,107	2,393,080	2,711,783	2,793,066	2,629,894
Convertible redeemable preferred stock	400,276	332,957	—	—	—
Redeemable noncontrolling interests and equity	13,721	23,876	51,746	43,876	42,165
Total Laureate Education, Inc. stockholders’ equity	1,575,164	632,210	324,759	1,017,068	1,465,755

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our results of operations and financial condition with the ‘‘Selected Financial Data’’ and the audited historical consolidated financial statements and related notes included elsewhere in this Form 8-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Item 1A. Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the 2017 Form 10-K), as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our current reports on Form 8-K. Actual results may differ materially from those contained in any forward-looking statements. See “Forward-Looking Statements.”

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (the ‘‘MD&A’’) is provided to assist readers of the financial statements in understanding the results of operations, financial condition and cash flows of Laureate Education, Inc. This MD&A should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Form 8-K. The consolidated financial statements included elsewhere in this Form 8-K are presented in U.S. dollars (USD) rounded to the nearest thousand, with the amounts in MD&A rounded to the nearest tenth of a million. Therefore, discrepancies in the tables between totals and the sums of the amounts listed may occur due to such rounding. Our MD&A is presented in the following sections:

•                  Overview;

•                  Results of Operations;

•                  Liquidity and Capital Resources;

•                  Contractual Obligations;

•                  Off-Balance Sheet Arrangements;

•                  Critical Accounting Policies and Estimates; and

•                  Recently Issued Accounting Standards.

Overview

Our Business

We are an international network of degree-granting higher education institutions with approximately 865,200 students enrolled at our 39 institutions in 10 countries on more than 150 campuses included in our continuing operations as of December 31, 2017, which we collectively refer to as the Laureate International Universities network. We believe the global higher education market presents an attractive long-term opportunity, primarily because of the large and growing imbalance between the supply and demand for quality higher education around the world. Advanced education opportunities drive higher earnings potential, and we believe the projected growth in the middle-class population worldwide and limited government resources dedicated to higher education create substantial opportunities for high-quality private institutions to meet this growing and unmet demand. Our outcomes-driven strategy is focused on enabling students to prosper and thrive in the dynamic and evolving knowledge economy.

As of December 31, 2017, our international network of 39 institutions comprised 30 institutions we owned or controlled, and an additional 9 institutions that we managed or with which we had other relationships. We have six operating segments as described below. We group our institutions by geography in: 1) Brazil; 2) Mexico; 3) Andean (formerly Andean & Iberian); 4) Central America & U.S. Campuses; and 5) Rest of World (formerly EMEAA) for reporting purposes. Our sixth segment, Online & Partnerships, includes fully online institutions that operate globally.

Discontinued Operations

As reported in our 2017 Form 10-K, in 2017 the Company announced the divestiture of certain subsidiaries in our Rest of World and Central America & U.S. Campuses segments. On August 9, 2018, the Company announced that it plans to divest additional subsidiaries located in Europe, Asia and Central America. After completing all of the announced divestitures, the Company’s remaining principal markets will be Brazil, Chile, Mexico and Peru, along with the Online and Partnerships segment and the institutions in Australia and New Zealand. The markets to be divested (the Discontinued Operations) include the institutions in Portugal and Spain, which are part of the Andean segment, all remaining institutions in the Central America & U.S. Campuses segment, and all remaining institutions in the Rest of World segment except for Australia, New Zealand and the managed institutions in the Kingdom of Saudi Arabia and China. The divestitures represent a strategic shift that will have a major effect on the Company’s operations and financial results. Accordingly, in accordance with Accounting Standard Codification (ASC) 205-20, ‘‘Discontinued Operations,’’ the results of the divestitures that are part of the strategic shift are presented as discontinued operations in our consolidated financial statements included elsewhere in our Form 8-K for all periods. Since our entire Central America & U.S. Campuses operating segment is included in Discontinued Operations, it no longer meets the criteria for a reportable segment under ASC 280, “Segment Reporting.” In addition, the portions of the Andean and Rest of World reportable segments that are included in Discontinued Operations have also been excluded from the segment information for all periods presented. Unless indicated otherwise, the information in the MD&A relates to continuing operations.

As discussed in Note 25, Subsequent Events, in our consolidated financial statements included elsewhere in this Form 8-K, the Company has begun entering into sale agreements for these entities and closing of the sale transactions began in the first quarter of 2018.

Our Segments

As previously disclosed in our Quarterly Report on Form 10-Q for the period ended September 30, 2017, effective August 1, 2017, we changed our operating segments in order to realign our segments according to how our chief operating decision maker allocates resources and assesses performance. The change includes the creation of three operating segments (Brazil, Mexico and Andean & Iberian) from the previous Latin America (LatAm) segment. Our institutions in Spain and Portugal (Iberian) have moved from the Europe, Middle East, Africa and Asia Pacific (EMEAA) segment and combined with our institutions in Chile and Peru to form the Andean & Iberian segment. In addition, our institutions in Central America, which were previously part of the LatAm segment, have combined with our campus-based institutions in the United States, which were previously part of the GPS segment, to form the Central America & U.S. Campuses segment. The Online & Partnerships segment consists of the online institutions that were previously part of the GPS segment. We have renamed our Andean & Iberian segment as Andean and our EMEAA segment as Rest of World. This change has been reflected in the segment information for the year ended December 31, 2017. As required, the segment information presented for comparative purposes for the years ended December 31, 2016 and 2015 has also been revised to reflect this change. As discussed above, the Central America and U.S. Campuses segment no longer meets the criteria for a reportable segment and, therefore, it is excluded from the segments information for all periods presented.

Our campus-based segments generate revenues by providing an education that emphasizes professional-oriented fields of study with undergraduate and graduate degrees in a wide range of disciplines. Our educational offerings are increasingly utilizing online and hybrid (a combination of online and in-classroom) courses and programs to deliver their curriculum. Many of our largest campus-based operations are in developing markets which are experiencing a growing demand for higher education based on favorable demographics and increasing secondary completion rates, driving increases in participation rates and resulting in continued growth in the number of higher education students. Traditional higher education students (defined as 18-24 year olds) have historically been served by public universities, which have limited capacity and are often underfunded, resulting in an inability to meet the growing student demand and employer requirements. This supply and demand imbalance has created a market opportunity for private sector participants. Most students finance their own education. However, there are some government-sponsored student financing programs which are discussed below. These campus-based segments include Brazil, Mexico, Andean, Central America & U.S. Campuses and Rest of World. Specifics related to each of these campus-based segments and our Online & Partnerships segment are discussed below:

•                  In Brazil, approximately 75% of post-secondary students are enrolled in private higher education institutions. While the federal government defines the national curricular guidelines, institutions are licensed to operate by city. Laureate owns 13 institutions in eight states throughout Brazil, with a particularly strong presence in the competitive São Paulo market. Many students finance their own education while others rely on the government-sponsored programs such as Prouni and FIES.

•                  Public universities in Mexico enroll approximately two-thirds of students attending post-secondary education. However, many public institutions are faced with capacity constraints or the quality of the education is considered low. Laureate owns two institutions and is present throughout the country with a footprint of over 40 campuses. Each institution in Mexico has a national license. Students in our Mexican institutions typically finance their own education.

•                  The Andean segment includes institutions in Chile, Peru, Portugal and Spain. In Chile, private universities enroll approximately 80% of post-secondary students. In Peru, the public sector plays a significant role but private universities are increasingly providing the capacity to meet growing demand. In Spain and Portugal, the high demand for post-secondary education places capacity constraints on the public sector, pushing students to turn to the private sector for high-quality education. Chile has government-sponsored student financing programs, while in the other countries students generally finance their own education. The institutions in Portugal and Spain are included in Discontinued Operations.

•                  The Central America & U.S. Campuses segment includes institutions in Costa Rica, Honduras, Panama and the United States. Students in Central America typically finance their own education while students in the United States finance their education in a variety of ways, including Title IV programs. The entire Central America & U.S. Campuses segment is included in Discontinued Operations.

•                  The Rest of World segment includes institutions in the European countries of Cyprus, Germany, Italy and Turkey, as well as locations in the Middle East, Africa and Asia Pacific consisting of campus-based institutions with operations in Australia, China, India, Malaysia, Morocco, New Zealand, South Africa and Thailand. Additionally, Rest of World manages eight licensed institutions in the Kingdom of Saudi Arabia and manages one additional institution in China through a joint venture arrangement. The institutions in the Rest of World segment are included in Discontinued Operations, except for Australia, New Zealand and the managed institutions in the Kingdom of Saudi Arabia and China.

•                  The Online & Partnerships segment includes fully online institutions operating globally that offer professionally-oriented degree programs in the United States through Walden University (Walden), a U.S.-based accredited institution, and through the University of Liverpool and the University of Roehampton in the United Kingdom. These online institutions primarily serve working adults with undergraduate and graduate degree program offerings. Students in the United States finance their education in a variety of ways, including Title IV programs.

Corporate is a non-operating business unit whose purpose is to support operations. Its departments are responsible for establishing operational policies and internal control standards; implementing strategic initiatives; and monitoring compliance with policies and controls throughout our operations. Our Corporate segment is an internal source of capital and provides financial, human resource, information technology, insurance, legal and tax compliance services. The Corporate segment also contains the eliminations of intersegment revenues and expenses.

The following information for our reportable segments is presented as of December 31, 2017:

	Countries	Institutions	Enrollment	2017 YTD Revenues ($ in millions) (1)	% Contribution to 2017 YTD Revenues
Brazil	1	13	271,200	$765.7	23%
Mexico	1	2	214,200	646.2	19%
Andean	2	9	299,100	1,085.6	32%
Rest of World (2)	4	12	17,200	214.7	6%
Online & Partnerships (3)	2	3	63,500	690.4	20%
Total (1)	10	39	865,200	$3,385.9	100%

(1) The elimination of intersegment revenues and amounts related to Corporate, which total $16.8 million, is not separately presented.

(2) Includes eight licensed institutions in the Kingdom of Saudi Arabia that are managed under a contract that expires in 2019.

(3) In December 2017, we stopped accepting new enrollments at the University of Roehampton, an institution in our Online & Partnerships segment.

Challenges

Our international operations are subject to complex business, economic, legal, regulatory, political, tax and foreign currency risks, which may be difficult to adequately address. The majority of our operations are outside the United States. As a result, we face risks that are inherent in international operations, including: fluctuations in exchange rates, possible currency devaluations, inflation and hyper-inflation; price controls and foreign currency exchange restrictions; potential economic and political instability in the countries in which we operate; expropriation of assets by local governments; key political elections and changes in government policies; multiple and possibly overlapping and conflicting tax laws; and compliance with a wide variety of foreign laws. There are also risks associated with our announcement of the divestiture of certain operations. See ‘‘Risk Factors-Risks Relating to Our Business-Our divestiture activities and the planned strategic shift in our business may disrupt our ongoing business, involve increased expenses and present risks not contemplated at the time of the transactions,” in our Quarterly Report on Form 10-Q for the period ended September 30, 2018. We plan to grow our continuing operations organically by: 1) adding new programs and course offerings; 2) expanding target student demographics; and 3) increasing capacity at existing and new campus locations. Our success in growing our business will depend on the ability to anticipate and effectively manage these and other risks related to operating in various countries.

Regulatory Environment and Other Matters

Our business is subject to regulation by various agencies based on the requirements of local jurisdictions. These agencies continue to review and update regulations as they deem necessary. We cannot predict the form of the rules that ultimately may be adopted in the future or what effects they might have on our business, financial condition, results of operations and cash flows. We will continue to develop and implement necessary changes that enable us to comply with such regulations. See ‘‘Risk Factors—Risks Relating to Our Business—Our institutions are subject to uncertain and varying laws and regulations, and any changes to these laws or regulations or their application to us may materially adversely affect our business, financial condition and results of operations, Risk Factors—Risks Relating to Our Business—Political and regulatory developments in Turkey may materially adversely affect us, “Risk Factors—Risks Relating to Our Business—Political and regulatory developments in Chile have materially adversely affected us and may continue to affect us, Risk Factors—Risks Relating to Our Business—Our ability to control our institutions may be materially adversely affected by changes in laws affecting higher education in certain countries in which we operate, Risk Factors-Risks Relating to Our Highly Regulated Industry in the United States,” in the 2017 Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our current reports on Form 8-K, and ‘‘Item 1—Business—Industry Regulation’’ in the 2017 Form 10-K for a detailed discussion of our different regulatory environments and Note 20, Legal and Regulatory Matters, in our consolidated financial statements included elsewhere in this Form 8-K.

Evaluation of Strategic Alternatives for Walden University

We are continuing to pursue our previously announced strategy of simplifying and focusing our business, including our announced plan to divest our campus-based assets in the U.S., Europe, Asia and Central America, and the creation of two scaled enterprises - one campus-based business primarily focused on emerging markets in Latin America, and one fully online platform in the U.S. We are currently evaluating the strategic fit of having these two scaled, but different, business units together in one organization. Accordingly, we are considering various strategic options for Walden University (Walden) with the goal of continuing to provide the best possible experience for Walden students, as well as ensuring the best position for Walden, for us and for our key stakeholders. To that end, we have had exploratory discussions with third parties regarding possible alternative transactions involving Walden. We are very proud of the quality and strength of Walden and we are very committed to maintaining that quality. Our conclusion following these discussions may be to decide to retain Walden within Laureate. At this time there is no assurance that we will engage in any transaction, or of the timing of any transaction, or that any proposed transaction, if it were to be announced, would be successfully consummated. Because Walden does not meet the criteria to be classified as held for sale or a discontinued operation, its results are reported within continuing operations for all periods presented.

Key Business Metrics

Enrollment

Enrollment is our lead revenue indicator and represents our most important non-financial metric. We define ‘‘enrollment’’ as the number of students registered in a course on the last day of the enrollment reporting period. New enrollments provide an indication of future revenue trends. Total enrollment is a function of continuing student enrollments, new student enrollments and enrollments from acquisitions, offset by graduations, attrition and enrollment decreases due to dispositions. Attrition is defined as a student leaving the institution before completion of the program. To minimize attrition, we have implemented programs that involve assisting students in remedial education, mentoring, counseling and student financing.

Each of our institutions has an enrollment cycle that varies by geographic region and academic program. During each academic year, each institution has a “Primary Intake” period in which the majority of the enrollment occurs. Most institutions also have one or more smaller “Secondary Intake” periods. The first calendar quarter generally coincides with the Primary Intakes for our institutions in Brazil, the Andean Region, Australia, New Zealand and Saudi Arabia. The third calendar quarter generally coincides with the Primary Intakes for our institutions in Mexico and the Online & Partnerships segment.

The following chart shows our enrollment cycles at our continuing operations. Shaded areas in the chart represent periods when classes are generally in session and revenues are recognized. Areas that are not shaded represent summer breaks during which revenues are not typically recognized. The large circles indicate the Primary Intake start dates of our institutions, and the small circles represent Secondary Intake start dates.

Pricing

We continually monitor market conditions and carefully adjust our tuition rates to meet local demand levels. We proactively seek the best price and content combinations to ensure that we remain competitive in all the markets in which we operate.

Principal Components of Income Statement

Revenues

The majority of our revenue is derived from tuition and educational services agreements with students, and thus, is recognized over time on a weekly straight-line basis over each academic session. The amount of tuition generated in a given period depends on the price per credit hour and the total credit hours or price per program taken by the enrolled student population. Deferred revenue and student deposits on our consolidated balance sheets consist of tuition paid prior to the start of academic sessions and unearned tuition amounts recorded as accounts receivable after an academic session begins. The price per credit hour varies by program, by market and by degree level. Additionally, varying levels of discounts and scholarships are offered depending on market-specific dynamics and individual achievements of our students. Revenues are recognized net of scholarships, other discounts, refunds, waivers and the fair value of any guarantees made by Laureate related to student financing programs. In addition to tuition revenues, we generate other revenues from student fees, dormitory/residency fees, and other education-related services. These other revenues are less material to our overall financial results and have a tendency to trend with tuition revenues. The main drivers of changes in revenues between periods are student enrollment and price.

Direct Costs

Our direct costs include labor and operating costs associated with the delivery of services to our students, including the cost of wages, payroll taxes, and benefits for institution employees, depreciation and amortization, rent, utilities, bad debt expenses and marketing and promotional costs to grow future enrollments. In general, a significant portion of our direct costs tend to be variable in nature and trend with enrollment, and management continues to monitor and improve the efficiency of instructional delivery. Conversely, as campuses expand, direct costs may grow faster than enrollment growth as infrastructure investments are made in anticipation of future enrollment growth.

General and Administrative Expenses

Our general and administrative expenses primarily consist of costs associated with corporate departments, including executive management, finance, legal, business development and other departments that do not provide direct operational services.

Factors Affecting Comparability

Acquisitions

Our past experiences provide us with the expertise to further our mission of providing high-quality, accessible and affordable higher education to students by expanding into new markets, primarily through acquisitions. Acquisitions affect the comparability of our financial statements from period to period. Acquisitions completed during one period impact comparability to a prior period in which we did not own the acquired entity. Therefore, changes related to such entities are considered “incremental impact of acquisitions” for the first 12 months of our ownership. We made two acquisitions in 2015, no acquisitions in 2016 and only one small acquisition in 2017 that had essentially no impact on the comparability of the periods presented.

Dispositions

Certain strategic initiatives may include the sale of institutions such as the 2016 sales of our Swiss and French institutions, which are included in Continuing Operations for all periods presented. In June 2016, we completed the sale of our Swiss and associated institutions for total net proceeds of approximately $339 million, and in July 2016 we completed the sale of our French institutions for total net proceeds of approximately $207 million. Such dispositions affect the comparability of our financial statements from period to period. Dispositions completed during one period impact comparability to a prior period in which we owned the divested entity. Therefore, changes related to such entities are considered “incremental impact of dispositions” for the first 12 months subsequent to the disposition.

Foreign Exchange

The majority of our institutions are located outside the United States. These institutions enter into transactions in currencies other than USD and keep their local financial records in a functional currency other than the USD. We monitor the impact of foreign currency movements and the correlation between the local currency and the USD. Our revenues and expenses are generally denominated in local currency. The USD is our reporting currency and our subsidiaries operate in various other functional currencies, including: Australian Dollar, Brazilian Real, Chilean Peso, Euro, Mexican Peso, New Zealand Dollar, Peruvian Nuevo Sol, Polish Złoty, and Saudi Riyal. The principal foreign exchange exposure is the risk related to the translation of revenues and expenses incurred in each country from the local currency into USD. The impact of changing foreign currency exchange rates increased consolidated revenues by approximately $83 million for the year ended December 31, 2017 and reduced consolidated revenues by approximately $150 million and $620 million for the years ended December 31, 2016 and 2015, respectively, as compared to the comparable preceding period. For the years ended December 31, 2017, 2016, and 2015, the impact of changing foreign currency exchange rates reduced consolidated Adjusted EBITDA by approximately $5 million, $2 million and $129 million, respectively, as compared to the comparable preceding period. We experienced a proportionally greater negative impact related to the years ended December 31, 2015 and the first half of 2016, which resulted from the significant weakening against the USD experienced by most currencies where we have significant operations. See ‘‘Risk Factors—Risks Relating to Our Business—Our reported revenues and earnings may be negatively affected by the strengthening of the U.S. dollar and currency exchange rates.’’ In order to provide a framework for assessing how our business performed excluding the effects of foreign currency fluctuations, we present organic constant currency in our segment results, which is calculated using the change from prior-year average foreign exchange rates to current-year average foreign exchange rates, as applied to local-currency operating results for the current year.

Seasonality

Most of the institutions in our network have a summer break during which classes are generally not in session and minimal revenues are recognized. In addition to the timing of summer breaks, holidays such as Easter also have an impact on our academic calendar. Operating expenses, however, do not fully correlate to the enrollment and revenue cycles, as the institutions continue to incur expenses during summer breaks. Given the geographic diversity of our institutions and differences in timing of summer breaks, our second and fourth quarters are stronger revenue quarters as the majority of our institutions are in session for most of these respective quarters. Our first and third fiscal quarters are weaker revenue quarters because the majority of our institutions have summer breaks for some portion of one of these two quarters. Due to this seasonality, revenues and profits in any one quarter are not necessarily indicative of results in subsequent quarters and may not be correlated to new enrollment in any one quarter.

Income Tax Expense

Our consolidated income tax provision is derived based on the combined impact of federal, state and foreign income taxes. Laureate has operations in multiple countries, many of which have statutory tax rates lower than the United States. Generally, lower tax rates in these foreign jurisdictions, along with Laureate’s intent and ability to indefinitely reinvest foreign earnings outside of the United States, results in an effective tax rate lower than the statutory rate in the United States. Further, discrete items can arise in the course of our operations that can further impact the Company’s effective tax rate for the period. Our tax rate fluctuates from period to period due to changes in the mix of earnings between our tax-paying entities, our tax-exempt entities and our loss-making entities for which it is not more likely than not that a tax benefit will be realized on the loss. The pre-tax result from our profitable entities in continuing operations for the years ended December 31, 2017 and 2016 was $522.8 million and $536.7 million, respectively.

Results of the Discontinued Operations

The results of operations of the Discontinued Operations for the years ended December 31, 2017, 2016 and 2015 were as follows:

	For the year ended December 31,
	2017	2016	2015
Revenues	$992.1	$942.3	$891.9
Depreciation and amortization	60.4	65.1	72.9
Share-based compensation expense	2.9	3.0	3.2
Other direct costs	780.5	758.6	737.9
Loss on impairment of assets	33.5	23.5	—
Operating income	114.8	92.2	77.9
Other non-operating expense	(17.4)	(28.2)	(47.2)
Pretax income of discontinued operations	97.4	64.0	30.7
Income tax expense	(24.5)	(30.6)	(22.4)
Income from discontinued operations, net of tax	72.9	33.4	8.4

The following table provides enrollment of the Discontinued Operations as of December 31, 2017, 2016 and 2015:

	2017	2016	2015
Enrollment	202,800	200,100	187,000

Results of Operations

The following discussion of the results of our operations is organized as follows:

•                  Summary Comparison of Consolidated Results;

•                  Non-GAAP Financial Measure; and

•                  Segment Results.

Summary Comparison of Consolidated Results

Discussion of Significant Items Affecting the Consolidated Results for the Years Ended December 31, 2017, 2016 and 2015

Year Ended December 31, 2017

During the second quarter of 2017, the Company completed refinancing transactions that resulted in repayment of the previous senior credit facility and the redemption of the 9.250% Senior Notes due 2019 (the Senior Notes due 2019) (other than $250.0 million in aggregate principal amount of the Senior Notes due 2019 that the Company exchanged on April 21, 2017 for substantially identical but non-redeemable notes issued under a new indenture (the Exchanged Notes)). As a result of the refinancing transactions, during the quarter ended June 30, 2017, we recorded approximately $22.8 million in General and administrative expenses related to new third-party costs. We also recorded a Loss on debt extinguishment of $8.4 million as a result of the refinancing transactions combined with the repayment of notes in the first quarter related to the note exchange transaction, as discussed in Note 10, Debt in our consolidated financial statements included elsewhere in this Form 8-K.

On August 11, 2017, the remaining Senior Notes due 2019 were exchanged for a total of 18.7 million shares of the Company’s Class A common stock and the Senior Notes due 2019 were canceled.

In November 2017, we completed the sale of property and equipment at Ad Portas, a for-profit real estate subsidiary in our Andean segment, to UDLA Ecuador a licensed institution in Ecuador that was formerly consolidated into Laureate. We recognized an operating gain on the sale of this property and equipment of approximately $20.3 million.

In December 2017, we reached a final purchase price settlement agreement with the buyer of our Swiss hospitality management schools in 2016 and made a payment of approximately $9.3 million. The total settlement amount was approximately $10.3 million, which we recognized as (Loss) gain on sales of subsidiaries, net, in the Consolidated Statement of Operations for the year ended December 31, 2017, as it represented an adjustment of the sale purchase price. This loss is included in other non-operating income in the table below.

Impairment

Upon completion of our impairment testing for 2017, we recorded a total impairment loss of $40.6 million. Of the impairment charges recorded in 2017, $33.5 million relates to the discontinued operations described in Note 3, Discontinued Operations, in our consolidated financial statements included elsewhere in the Form 8-K, which under ASC 360-10 are required to be recorded at the lower of their carrying values or their estimated ‘fair values less costs to sell.’ Two subsidiaries in our Central America & U.S. Campuses that met the held-for-sale criteria during the fourth quarter of 2017 recorded impairment of approximately $17.4 million. Several subsidiaries in one country within our Rest of World segment that are classified as held-for-sale at December 31, 2017 recorded impairment of approximately $16.1 million. Since the estimated fair values of these disposal groups were less than their carrying values by more than the carrying value of the long-lived assets, we recorded an impairment on the long-lived assets and wrote the remaining Tradenames and Property and equipment, net down to a carrying value of $0. These impairment charges are included in income from discontinued operations in the table below.

The remaining $7.1 million of the impairment charges recorded in 2017 related to impairments of certain Property and equipment, net as well as impairments of Deferred costs and Other intangible assets, which were not associated with the assets held for sale and therefore are included in the results of our continuing operations. These included the impairment of a lease intangible, certain modular buildings and online course development costs.

Year Ended December 31, 2016

On June 14, 2016, we sold the operations of Glion in Switzerland and the United Kingdom, and the operations of Les Roches in Switzerland and the United States, as well as Haute école spécialisée Les Roches-Gruyère SA (LRG) in Switzerland, Les Roches Jin Jiang in China, Royal Academy of Culinary Arts (RACA) in Jordan and Les Roches Marbella in Spain, which resulted in a gain on sale of approximately $249.4 million. This gain is included in continuing operations within other non-operating income in the table below.

On July 20, 2016, we sold the operations of École Supérieure du Commerce Extérieur (ESCE), Institut Français de Gestion (IFG), European Business School (EBS), École Centrale d’Electronique (ECE), and Centre d’Études Politiques et de la Communication (CEPC), which resulted in a gain on sale of approximately $148.7 million. This gain is included in continuing operations within other non-operating income in the table below.

Impairment

Upon completion of our impairment testing for 2016, we recorded a total impairment loss of $23.5 million in our Rest of World segment. We recorded a goodwill impairment charge of $4.2 million related to our institutions in Germany and $19.3 million at Monash South Africa (MSA). The weakness of the South African Rand and challenging economic conditions have resulted in a change to our capital allocation strategy for this business, resulting in an impairment charge in the fourth quarter of 2016. We determined the fair value of the reporting units using an income approach based primarily on discounted cash flow projections. This impairment loss is included in income from discontinued operations in the table below.

Year Ended December 31, 2015

On March 5, 2015, we completed the sale of our interest in HSM Group Management Focus Europe Global S.L. (HSM). We recognized a net gain of $2.0 million in equity in net income (loss) of affiliates, net of tax, for the year ended December 31, 2015.

During the quarter ended June 30, 2015, we reassessed our position regarding certain ongoing Spanish tax audits and, as a result of recent adverse decisions from the Spanish Supreme Court and Spanish National Court on cases for taxpayers with similar facts, it was determined that we could no longer support a more-likely-than-not position and therefore recorded a provision of $42.1 million relating to these tax audits.

During the fourth quarter of 2015, we approved a plan of restructuring, which primarily included workforce reductions in order to reduce operating costs in response to overcapacity at certain locations. We incurred employee termination costs of $15.5 million resulting from a reduction in force at certain locations. Of the total employee termination costs, $11.2 million was incurred at our continuing operations, including $3.3 million in our Brazil segment, $0.1 million in our Mexico segment, $2.8 million in our Andean segment, $3.2 million in our Rest of World segment, $1.5 million in our Online & Partnerships segment and $0.3 million incurred at Corporate. The remaining $4.3 million was incurred at our discontinued operations and included in income from discontinued operations in the table below.

Comparison of Consolidated Results for the Years Ended December 31, 2017, 2016 and 2015

				% Change
				Better/(Worse)
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Revenues	$3,385.9	$3,301.9	$3,399.8	3%	(3)%
Direct costs	2,821.3	2,788.7	2,946.0	(1)%	5%
General and administrative expenses	315.5	222.5	194.7	(42)%	(14)%
Loss on impairment of assets	7.1	—	—	nm	nm
Operating income	242.0	290.7	259.1	(17)%	12%
Interest expense, net of interest income	(323.0)	(376.0)	(357.8)	14%	(5)%
Other non-operating income (expense)	10.4	452.4	(132.6)	(98)%	nm
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(70.6)	367.1	(231.3)	(119)%	nm
Income tax benefit (expense)	91.3	(34.4)	(95.4)	nm	64%
Equity in net income of affiliates, net of tax	0.2	0.1	2.5	100%	(96)%
Income (loss) from continuing operations	20.8	332.7	(324.2)	(94)%	nm
Income from discontinued operations, net of tax	72.9	33.4	8.4	118%	nm
Net income (loss)	93.8	366.2	(315.8)	(74)%	nm
Net (income) loss attributable to noncontrolling interests	(2.3)	5.7	(0.4)	140%	nm
Net income (loss) attributable to Laureate Education, Inc.	$91.5	$371.8	$(316.2)	(75)%	nm

nm - percentage changes not meaningful

For further details on certain discrete items discussed below, see “Discussion of Significant Items Affecting the Consolidated Results.”

Comparison of Consolidated Results for the Year Ended December 31, 2017 to the Year Ended December 31, 2016

Revenues increased by $84.0 million to $3,385.9 million for the year ended December 31, 2017 from $3,301.9 million for the year ended December 31, 2016. This revenue increase was driven by higher average total enrollment at a majority of our institutions, which increased revenues by $41.5 million; the effect of changes in tuition rates and enrollments in programs at varying price points (“product mix”), pricing and timing, which increased revenues by $98.5 million; the effect of a net change in foreign currency exchange rates, which increased revenues by $82.6 million; and other Corporate and Eliminations changes, which accounted for an increase in revenues of $3.3 million. These increases in revenues were partially offset by the incremental impact of dispositions, which decreased revenues by $141.9 million.

Direct costs and general and administrative expenses combined increased by $125.6 million to $3,136.8 million for 2017 from $3,011.2 million for 2016. The direct costs increase was due to overall higher enrollments and expanded operations which increased costs by $69.1 million compared to 2016. The effect of a net change in foreign currency exchange rates increased costs by $83.3 million for 2017 compared to 2016. For 2017, share-based compensation expense and EiP implementation expense also increased direct costs by $72.0 million. Other Corporate and Eliminations expenses accounted for an increase in costs of $61.5 million in 2017, which included an expense of $22.8 million related to the portion of the refinancing transactions that was deemed to be a debt modification.

Offsetting these direct cost increases was the incremental impact of dispositions, which decreased costs by $118.3 million for 2017 compared to 2016. Acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, decreased direct costs by $2.8 million in 2017 and increased direct costs by $18.9 million in 2016, decreasing expenses by $21.7 million in 2017 compared to 2016. An operating gain on the sale of an asset group at Ad Portas decreased direct costs by $20.3 million in 2017.

Operating income decreased by $48.7 million to $242.0 million for 2017 from $290.7 million for 2016. The decrease in operating income was primarily the result of higher 2017 operating expenses at Corporate combined with an increase in impairment loss of $7.1 million, partially offset by increased operating income at our Andean segment.

Interest expense, net of interest income decreased by $53.0 million to $323.0 million for 2017 from $376.0 million for 2016. The decrease in interest expense was primarily attributable to lower average debt balances and lower interest rates during 2017 resulting from the 2017 debt refinancing transactions.

Other non-operating income decreased by $442.0 million to $10.4 million for 2017 from $452.4 million for 2016. This decrease was primarily attributable to the gain on the sale of our Swiss and French subsidiaries in 2016 for a change of $408.6 million, a decrease in gain on foreign currency exchange of $74.8 million, primarily due to a redesignation of certain intercompany loans from temporary to permanent in the first quarter of 2017, and a change in other non-operating expense of $2.3 million in 2017 compared to 2016. These decreases were partially offset by a gain on derivative instruments in 2017 compared to a loss in 2016 for a change of $34.7 million and a decrease in loss on debt extinguishment of $9.0 million.

Income tax benefit (expense) changed by $125.7 million to a benefit of $91.3 million for 2017 from expense of $34.4 million for 2016. This decrease in expense was primarily due to the effects of the U.S. tax reform legislation, including an $82.4 million benefit for the remeasurement of deferred tax assets/liabilities due to the decrease in the U.S. federal tax rate from 35% to 21% beginning in 2018, and a $53.4 million benefit for valuation allowance release on the deferred tax assets other than net operating losses that, when realized, will become indefinite-lived net operating losses. Also, management’s decision to redesignate certain intercompany loans from temporary to permanent caused a discrete benefit of approximately $30 million during 2017. Changes in the mix of pre-tax book income attributable to taxable and non-taxable entities in various taxing jurisdictions also contributed to the overall change.

Income from discontinued operations, net of tax increased by $39.5 million to $72.9 million for 2017 from $33.4 million for 2016.

Net (income) loss attributable to noncontrolling interests increased by $8.0 million to net income of $2.3 million for 2017 from a net loss of $5.7 million for 2016. The increase in net income attributable to noncontrolling interests primarily related to less net loss at Monash and CIU, combined with increased net income related to HIEU and a change from net loss to net income at INTI and Pearl. In 2017, the noncontrolling interest holders of Pearl exercised their put option, which required Laureate to purchase an additional 35% equity interest in Pearl. These increases were partially offset by St. Augustine, for which we had noncontrolling interest net income in 2016 but no noncontrolling interest net income in 2017 following our 2016 acquisition of the remaining 20% noncontrolling interest.

Comparison of Consolidated Results for the Year Ended December 31, 2016 to the Year Ended December 31, 2015

Revenues decreased by $97.9 million to $3,301.9 million for the year ended December 31, 2016 from $3,399.8 million for the year ended December 31, 2015. This revenue decrease was driven by the effect of a net change in foreign currency exchange rates, which decreased revenues by $149.5 million and the incremental impact of dispositions, which reduced revenue by $129.2 million. Partially offsetting this decrease in revenues was the overall increased average total enrollment at a majority of our institutions, which increased revenues by $50.6 million; and the effect of product mix, pricing and timing, which increased revenues by $124.6 million. Other Corporate and Elimination changes accounted for an increase in revenues of $5.6 million.

Direct costs and general and administrative expenses combined decreased by $129.5 million to $3,011.2 million for 2016 from$3,140.7 million for 2015. The decrease in direct costs was due to the effect of a net change in foreign currency exchange rates, which decreased costs by $157.3 million for 2016 compared to 2015; the incremental impact of dispositions, which decreased costs by $122.1 million for 2016 compared to 2015; and employee termination costs, which increased direct costs by $11.2 million in 2015.

Offsetting these direct cost decreases was the effect of overall higher enrollments and expanded operations, which increased costs by $123.6 million. Acquisition-related contingent liabilities for taxes other than income tax, net of changes in recorded indemnification assets increased direct costs by $18.9 million in 2016 and increased direct costs by $5.6 million in 2015, increasing expenses by $13.3 million in 2016 compared to 2015. Other Corporate and Eliminations expenses accounted for an increase in costs of $24.2 million in 2016 compared to 2015.

Operating income increased by $31.6 million to $290.7 million for 2016 from $259.1 million for 2015. The increase in operating income was related to increased operating income in our Rest of World, Online & Partnerships, Brazil and Andean segments. The increase in operating income was partially offset by increased Corporate expenses.

Interest expense, net of interest income increased by $18.2 million to $376.0 million for 2016 from $357.8 million for 2015. The increase in interest expense was primarily attributable to higher interest rates on our outstanding balances, partially offset by lower average balances outstanding during 2016.

Other non-operating income (expense) increased by $585.0 million to income of $452.4 million for 2016 from expense of $132.6 million for 2015. This increase was primarily attributable to a gain on sales of subsidiaries in 2016 of $398.1 million, a gain on foreign currency exchange in 2016 compared to a loss in 2015 for a change of $205.6 million and a change in other non-operating income (expense) of $0.9 million in 2016 compared to 2015. This increase was offset by an increase in the loss on debt extinguishment of $16.1 million combined with an increased loss on derivative instruments in 2016 compared to 2015 of $3.5 million.

Income tax expense decreased by $61.0 million to $34.4 million in 2016 from $95.4 million in 2015. This year-over-year decrease in expense was the result of recognizing a contingent liability in 2015 of $42.1 million related to the Spanish tax audits. In addition, in 2016 we had a benefit of $7.9 million related to the deferred taxes included within the accounting for the sale of the hospitality management schools and a release of contingent liabilities related to Peru and Brazil of $21.8 million and $12.5 million, respectively. There was also a change in the mix of pre-tax book income attributable to taxable and tax-exempt entities, partially offsetting the decreases above. Of the total 2016 pre-tax book income, $83.1 million related to the non-taxable gain on the sale of the hospitality management schools, resulting in a decrease to the overall effective tax rate for 2016.

Equity in net income of affiliates, net of tax decreased by $2.4 million to $0.1 million in 2016 from $2.5 million in 2015. We recognized a net gain on the sale of HSM for $2.0 million in 2015. Other equity-method investments resulted in a change of $0.4 million for 2016 compared to 2015.

Income from discontinued operations, net of tax increased by $25.0 million to $33.4 million for 2016 from $8.4 million for 2015.

Net loss (income) attributable to noncontrolling interests increased by $6.1 million to net loss of $5.7 million for 2016 from net income of $0.4 million for 2015. The increase in net loss attributable to noncontrolling interests primarily related to a higher net loss at Monash, combined with net losses at Obeikan and INTI and less net income from St. Augustine. We acquired the remaining 20% noncontrolling interest of St. Augustine in 2016. These losses were offset by increased net income related to HIEU and the closure of NHU in August 2015, which had losses in 2015.

Non-GAAP Financial Measure

We define Adjusted EBITDA as income (loss) from continuing operations, before equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), loss (gain) on sale of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, loss (gain) on derivatives, loss on debt extinguishment, interest expense and interest income, plus depreciation and amortization, share-based compensation expense, loss on impairment of assets and expenses related to implementation of our EiP initiative. When we review Adjusted EBITDA on a segment basis, we exclude inter-segment revenues and expenses that eliminate in consolidation. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.

Adjusted EBITDA is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table presents Adjusted EBITDA and reconciles net income (loss)  to Adjusted EBITDA for the years ended December 31, 2017, 2016 and 2015:

				% Change
				Better/(Worse)
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Income (loss) from continuing operations	$20.8	$332.7	$(324.2)	(94)%	nm
Plus:
Equity in net income of affiliates, net of tax	(0.2)	(0.1)	(2.5)	100%	(96)%
Income tax (benefit) expense	(91.3)	34.4	95.4	nm	64%
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(70.6)	367.1	(231.3)	(119)%	nm
Plus:
Loss (gain) on sale of subsidiaries, net	10.5	(398.1)	—	(103)%	nm
Foreign currency exchange (gain) loss, net	(2.5)	(77.3)	128.3	(97)%	160%
Other expense (income), net	1.9	(0.5)	0.4	nm	nm
(Gain) loss on derivatives	(28.7)	6.1	2.6	nm	(135)%
Loss on debt extinguishment	8.4	17.4	1.3	52%	nm
Interest expense	334.9	390.4	367.3	14%	(6)%
Interest income	(11.9)	(14.4)	(9.5)	(17)%	52%
Operating income	242.0	290.7	259.1	(17)%	12%
Plus:
Depreciation and amortization	204.3	199.8	210.0	(2)%	5%
EBITDA	446.3	490.5	469.1	(9)%	5%
Plus:
Share-based compensation expense (a)	61.8	35.9	35.8	(72)%	—%
Loss on impairment of assets (b)	7.1	—	—	nm	nm
EiP implementation expenses (c)	100.2	54.1	43.8	(85)%	(24)%
Adjusted EBITDA	$615.5	$580.4	$548.8	6%	6%

nm - percentage changes not meaningful

(a) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC 718.

(b) Represents non-cash charges related to impairments of long-lived assets. For further details on certain impairment items see “Discussion of Significant Items Affecting the Consolidated Results for the Years Ended December 31, 2017, 2016 and 2015 - Impairments.”

(c) EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP began in 2014 and was substantially completed in 2017, and includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we have expanded the initiative into other back- and mid-office areas, as well as certain student-facing activities, in order to generate additional efficiencies and create a more efficient organizational structure. Also included in EiP are certain non-recurring costs incurred in connection with the planned dispositions described in Note 3, Discontinued Operations, of our consolidated financial statements included elsewhere in this Form 8-K.

Comparison of Depreciation and Amortization, Share-based Compensation and EiP Implementation Expenses for the Years Ended December 31, 2017 and 2016

Depreciation and amortization increased by $4.5 million to $204.3 million for 2017 from $199.8 million for 2016. Effects of foreign currency exchange increased depreciation and amortization expense by $5.6 million for 2017 compared to 2016 and other items accounted for an increase in depreciation and amortization expense of $1.9 million. Partially offsetting these increases was the incremental impact of dispositions, which decreased depreciation and amortization expense by $3.0 million.

Share-based compensation expense increased by $25.9 million to $61.8 million for 2017 from $35.9 million for 2016. This increase is attributable in part to stock options that were granted to the Company’s then-CEO under the Executive Profits Interests (EPI) agreement. The EPI options vested upon consummation of the IPO on February 6, 2017, resulting in additional share-based compensation expense of $14.6 million during 2017. Additionally, we recognized $15.0 million in additional share-based compensation expense in 2017 related to the extension of the post-employment exercise periods of vested stock options for several executives in connection with their separation from the Company.

EiP implementation expenses increased by $46.1 million to $100.2 million for 2017 from $54.1 million for 2016. The EiP expenses are related to an enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, financing, accounting and human resources. EiP also includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. The increase relates primarily to increased severance costs in 2017 that are predominantly contractual termination benefits recognized in accordance with ASC 712, ‘‘Compensation—Nonretirement Postemployment Benefits.’’

Comparison of Depreciation and Amortization, Share-based Compensation and EiP Implementation Expenses for the Years Ended December 31, 2016 and 2015

Depreciation and amortization decreased by $10.2 million to $199.8 million for 2016 from $210.0 million for 2015. The effects of foreign currency exchange decreased depreciation and amortization expense by $10.2 million for 2016 compared to 2015. The incremental impact from dispositions decreased depreciation and amortization expense by $7.0 million. Other items accounted for a decrease in amortization expense of $3.0 million. Partially offsetting these decreases were new capital expenditures, which accounted for an increase in depreciation expense of $10.0 million.

Share-based compensation expense increased by $0.1 million to $35.9 million for 2016 from $35.8 million for 2015. This increase was primarily due to higher stock option expense related to an equity award modification in 2016, partially offset by the following: (1) a decrease in expense recorded for the share-based deferred compensation arrangement as the remaining 2016 obligation of $18.2 million was settled in 2016 with $7.7 million in cash and $10.5 million in notes and as $87.1 million was paid in December 2015 with $37.1 million in cash and $50.0 million in notes and (2) a decrease in restricted stock awards expense in 2016 as compared to 2015.

EiP implementation expenses increased by $10.3 million to $54.1 million for 2016 from $43.8 million for 2015. These increased expenses represent increased spending related to an enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, financing, accounting and human resources. It includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting.

Segment Results

We have six operating segments: Brazil, Mexico, Andean, Central America & U.S. Campuses, Rest of World, and Online & Partnerships. As discussed in “Overview,” the entire Central America & U.S. Campuses segment is included in Discontinued Operations and therefore is excluded from segment results. For purposes of the following comparison of results discussion, “segment direct costs” represent direct costs by segment as they are included in Adjusted EBITDA, such that depreciation and amortization expense, loss on impairment of assets, share-based compensation expense and our EiP implementation expenses have been excluded. For a further description of our segments, see “Overview.”

The following tables, derived from our consolidated financial statements included elsewhere in this Form 8-K, presents selected financial information of our segments:

				% Change
(in millions)				Better/(Worse)
For the year ended December 31,	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Revenues:
Brazil	$765.7	$690.8	$672.9	11%	3%
Mexico	646.2	626.0	678.2	3%	(8)%
Andean	1,085.6	969.7	913.4	12%	6%
Rest of World	214.7	330.4	452.9	(35)%	(27)%
Online & Partnerships	690.4	705.0	708.0	(2)%	—%
Corporate	(16.8)	(20.1)	(25.7)	16%	22%
Consolidated Total Revenues	$3,385.9	$3,301.9	$3,399.8	3%	(3)%

Adjusted EBITDA:
Brazil	$134.2	$95.4	$81.3	41%	17%
Mexico	147.2	143.7	150.1	2%	(4)%
Andean	301.2	225.5	201.8	34%	12%
Rest of World	32.4	53.4	52.1	(39)%	2%
Online & Partnerships	204.5	208.2	191.0	(2)%	9%
Corporate	(204.1)	(145.9)	(127.6)	(40)%	(14)%
Consolidated Total Adjusted EBITDA	$615.5	$580.4	$548.8	6%	6%

Brazil

Financial Overview

Comparison of Brazil Results for the Year Ended December 31, 2017 to the Year Ended December 31, 2016

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2016	$690.8	$595.4	$95.4
Organic enrollment (1)	25.3
Product mix, pricing and timing (1)	(2.9)
Organic constant currency	22.4	6.3	16.1
Foreign exchange	52.5	51.0	1.5
Acquisitions	—	—	—
Dispositions	—	—	—
Other (2)	—	(21.2)	21.2
December 31, 2017	$765.7	$631.5	$134.2

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

(2) Other is composed of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets.

Revenues increased by $74.9 million, an 11% increase from 2016.

•                  Organic enrollment increased during 2017 by 3%, increasing revenues by $25.3 million.

•                  Revenues represented 23% of our consolidated total revenues for 2017 compared to 21% for 2016.

Adjusted EBITDA increased by $38.8 million, a 41% increase from 2016.

•                  Acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, decreased direct costs by $6.2 million in 2017 and increased direct costs by $15.0 million in 2016, decreasing expenses by $21.2 million in 2017 compared to 2016.

Comparison of Brazil Results for the Year Ended December 31, 2016 to the Year Ended December 31, 2015

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2015	$672.9	$591.6	$81.3
Organic enrollment (1)	(5.0)
Product mix, pricing and timing (1)	29.6
Organic constant currency	24.6	24.0	0.6
Foreign exchange	(6.7)	(29.6)	22.9
Acquisitions	—	—	—
Dispositions	—	—	—
Employee termination costs	—	(3.3)	3.3
Other (2)	—	12.7	(12.7)
December 31, 2016	$690.8	$595.4	$95.4

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

(2) Other is composed of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets.

Revenues increased by $17.9 million, a 3% increase from 2015.

•                  Organic enrollment decreased during 2016 by 1%, decreasing revenues by $5.0 million.

•                  Revenues represented 21% of our consolidated total revenues for 2016 compared to 19% for 2015.

Adjusted EBITDA increased by $14.1 million, a 17% increase from 2015.

•                  Acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, increased direct costs by $15.0 million in 2016 and increased direct costs by $2.3 million in 2015, increasing expenses by $12.7 million in 2016 compared to 2015.

Mexico

Financial Overview

Comparison of Mexico Results for the Year Ended December 31, 2017 to the Year Ended December 31, 2016

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2016	$626.0	$482.3	$143.7
Organic enrollment (1)	7.0
Product mix, pricing and timing (1)	22.2
Organic constant currency	29.2	23.6	5.6
Foreign exchange	(9.0)	(6.4)	(2.6)
Acquisitions	—	—	—
Dispositions	—	—	—
Other (2)	—	(0.5)	0.5
December 31, 2017	$646.2	$499.0	$147.2

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

(2) Other is composed of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets.

Revenues increased by $20.2 million, a 3% increase from 2016.

•                  Organic enrollment increased during 2017 by 2%, increasing revenues by $7.0 million.

•                  Revenues represented 19% of our consolidated total revenues for 2017 compared to 19% for 2016.

Adjusted EBITDA increased by $3.5 million, a 2% increase from 2016.

•                  The September 2017 Mexico City earthquake caused approximately $3.3 million of repairs and maintenance expenses to be recorded in direct costs.

Comparison of Mexico Results for the Year Ended December 31, 2016 to the Year Ended December 31, 2015

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2015	$678.2	$528.1	$150.1
Organic enrollment (1)	22.8
Product mix, pricing and timing (1)	33.3
Organic constant currency	56.1	37.7	18.4
Foreign exchange	(108.3)	(84.0)	(24.3)
Acquisitions	—	—	—
Dispositions	—	—	—
Employee termination costs	—	(0.1)	0.1
Other (2)	—	0.6	(0.6)
December 31, 2016	$626.0	$482.3	$143.7

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

(2) Other is composed of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets.

Revenues decreased by $52.2 million, an 8% decrease from 2015.

•                  Organic enrollment increased during 2016 by 4%, increasing revenues by $22.8 million.

•                  Revenues represented 19% of our consolidated total revenues for 2016 compared to 20% for 2015.

Adjusted EBITDA decreased by $6.4 million, a 4% decrease from 2015.

Andean

Financial Overview

Comparison of Andean Results for the Year Ended December 31, 2017 to the Year Ended December 31, 2016

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2016	$969.7	$744.2	$225.5
Organic enrollment (1)	38.9
Product mix, pricing and timing (1)	42.4
Organic constant currency	81.3	32.0	49.3
Foreign exchange	34.6	28.5	6.1
Acquisitions	—	—	—
Dispositions	—	—	—
Other (2)	—	(20.3)	20.3
December 31, 2017	$1,085.6	$784.4	$301.2

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

(2) Other includes an operating gain on the sale of property and equipment from Ad Portas to UDLA Ecuador.

Revenues increased by $115.9 million, a 12% increase from 2016.

•                  Organic enrollment increased during 2017 by 5%, increasing revenues by $38.9 million.

•                  Revenue represented 32% of our consolidated total revenues for 2017 compared to 29% for 2016.

Adjusted EBITDA increased by $75.7 million, a 34% increase from 2016.

•                  In November 2017, we completed the sale of property and equipment from Ad Portas to UDLA Ecuador and recognized an operating gain of approximately $20.3 million, which is included in the Other line item in the above table.

•                  Foreign exchange affected the results for 2017 due to the strengthening of the Chilean Peso and the Peruvian Nuevo Sol relative to the USD.

Comparison of Andean Results for the Year Ended December 31, 2016 to the Year Ended December 31, 2015

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2015	$913.4	$711.6	$201.8
Organic enrollment (1)	47.7
Product mix, pricing and timing (1)	40.2
Organic constant currency	87.9	65.0	22.9
Foreign exchange	(31.6)	(29.6)	(2.0)
Acquisitions	—	—	—
Dispositions	—	—	—
Employee termination costs	—	(2.8)	2.8
Other	—	—	—
December 31, 2016	$969.7	$744.2	$225.5

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

Revenues increased by $56.3 million, a 6% increase from 2015.

•                  Organic enrollment increased during 2016 by 7%, increasing revenues by $47.7 million.

•                  Revenues represented 29% of our consolidated total revenues for 2016 compared to 27% for 2015.

Adjusted EBITDA increased by $23.7 million, a 12% increase from 2015.

Rest of World

Financial Overview

Comparison of Rest of World Results for the Year Ended December 31, 2017 to the Year Ended December 31, 2016

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2016	$330.4	$277.0	$53.4
Organic enrollment (1)	5.9
Product mix, pricing and timing (1)	16.4
Organic constant currency	22.3	16.7	5.6
Foreign exchange	3.9	3.9	—
Acquisitions	—	—	—
Dispositions	(141.9)	(115.3)	(26.6)
Other	—	—	—
December 31, 2017	$214.7	$182.3	$32.4

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

Revenues decreased by $115.7 million, a 35% decrease from 2016.

•                  Organic enrollment increased during 2017 by 2%, increasing revenues by $5.9 million.

•                  The sale of our Swiss and French institutions, which were included in continuing operations, accounted for a $141.9 million decrease in revenues.

•                  Revenues represented 6% of our consolidated total revenues for 2017 compared to 10% for 2016.

Adjusted EBITDA decreased by $21.0 million, a 39% decrease from 2016.

•                  The incremental impact of dispositions includes the sale of our Swiss and French institutions and accounted for a $26.6 million decrease in Adjusted EBITDA.

Comparison of Rest of World Results for the Year Ended December 31, 2016 to the Year Ended December 31, 2015

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2015	$452.9	$400.8	$52.1
Organic enrollment (1)	(21.1)
Product mix, pricing and timing (1)	30.5
Organic constant currency	9.4	(1.6)	11.0
Foreign exchange	(2.7)	(3.9)	1.2
Acquisitions	—	—	—
Dispositions	(129.2)	(115.1)	(14.1)
Employee termination costs	—	(3.2)	3.2
Other	—	—	—
December 31, 2016	$330.4	$277.0	$53.4

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

Revenues decreased by $122.5 million, a 27% decrease from 2015.

•                  Organic enrollment decreased during 2016 by 5%, decreasing revenues by $21.1 million.

•                  Revenues represented 10% of our consolidated total revenues for 2016 compared to 13% for 2015.

Adjusted EBITDA increased by $1.3 million, a 2% increase from 2015.

•                  Foreign exchange affected the results for 2016 primarily due to the weakening of the Swiss Franc relative to the USD.

•                  The incremental impact of dispositions includes the sale of our Swiss and French institutions and accounted for a $14.1 million decrease in Adjusted EBITDA.

Online & Partnerships

Financial Overview

Comparison of Online & Partnerships Results for the Year Ended December 31, 2017 to the Year Ended December 31, 2016

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2016	$705.0	$496.8	$208.2
Organic enrollment (1)	(35.6)
Product mix, pricing and timing (1)	20.4
Organic constant currency	(15.2)	(11.6)	(3.6)
Foreign exchange	0.6	0.7	(0.1)
Acquisitions	—	—	—
Dispositions	—	—	—
Other	—	—	—
December 31, 2017	$690.4	$485.9	$204.5

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

Revenues decreased by $14.6 million, a 2% decrease from 2016.

•                  Organic enrollment decreased during 2017 by 6%, decreasing revenues by $35.6 million.

•                  Revenues represented 20% of our consolidated total revenues for 2017 compared to 21% for 2016.

Adjusted EBITDA decreased by $3.7 million, a 2% decrease compared to 2016.

Comparison of Online & Partnerships Results for the Year Ended December 31, 2016 to the Year Ended December 31, 2015

(in millions)	Revenues	Direct Costs	Adjusted EBITDA
December 31, 2015	$708.0	$517.0	$191.0
Organic enrollment (1)	6.2
Product mix, pricing and timing (1)	(9.0)
Organic constant currency	(2.8)	(18.7)	15.9
Foreign exchange	(0.2)	—	(0.2)
Acquisitions	—	—	—
Dispositions	—	—	—
Employee termination costs	—	(1.5)	1.5
Other	—	—	—
December 31, 2016	$705.0	$496.8	$208.2

(1) Organic enrollment and Product mix, pricing and timing are not separable for the calculation of direct costs and therefore are combined and defined as Organic constant currency for the calculation of Adjusted EBITDA.

Revenues decreased by $3.0 million, remaining essentially flat from 2015.

•                  Organic enrollment increased during 2016 by 1%, increasing revenues by $6.2 million.

•                  Revenues represented 21% of our consolidated total revenues for both 2016 and 2015.

Adjusted EBITDA increased by $17.2 million, a 9% increase from 2015, primarily due to operational cost reductions.

Corporate

Corporate revenues represent amounts from contractual arrangements with UDLA Ecuador and our consolidated joint venture with the University of Liverpool, as well as Corporate billings for centralized IT costs billed to various segments, offset by the elimination of intersegment revenues.

Operating results for Corporate for the years ended December 31, 2017, 2016 and 2015 were as follows:

				% Change
				Better/(Worse)
(in millions)	2017	2016	2015	2017 vs. 2016	2016 vs. 2015
Revenues	$(16.8)	$(20.1)	$(25.7)	16%	22%
Expenses	187.3	125.8	101.9	(49)%	(23)%
Adjusted EBITDA	$(204.1)	$(145.9)	$(127.6)	(40)%	(14)%

Comparison of Corporate Results for the Year Ended December 31, 2017 to the Year Ended December 31, 2016

Adjusted EBITDA decreased by $58.2 million, a 40% decrease from 2016.

•                  2017 includes expense of $22.8 million related to the portion of the refinancing transactions that was deemed to be a debt modification.

•                  Expense of $4.5 million recorded in 2017 related to a transaction with a former business partner.

•                  Other costs, primarily labor costs and other professional fees, increased expenses by $30.9 million, mostly related to ongoing internal controls compliance initiatives, increased consulting expenses, legal costs, and compensation and severance.

Comparison of Corporate Results for the Year Ended December 31, 2016 to the Year Ended December 31, 2015

Adjusted EBITDA decreased by $18.3 million, a 14% decrease from 2015.

•                  Labor costs and other professional fees increased expenses by $13.4 million.

•                  In 2015, we recognized employee termination costs of $0.3 million.

•                  Other items accounted for a decrease in Adjusted EBITDA of $5.2 million.

Liquidity and Capital Resources

Liquidity Sources

We anticipate that cash flow from operations and available cash will be sufficient to meet our current operating requirements for at least the next 12 months from the date of issuance of this report.

Our primary source of cash is revenue from tuition charged to students in connection with our various education program offerings. The majority of our students finance the cost of their own education and/or seek third-party financing programs. We anticipate generating sufficient cash flow from operations in the majority of countries where we operate to satisfy the working capital and financing needs of our organic growth plans for each country. If our educational institutions within one country were unable to maintain sufficient liquidity, we would consider using internal cash resources or reasonable short-term working capital facilities to accommodate any short- to medium-term shortfalls.

As of December 31, 2017, our secondary source of liquidity was cash and cash equivalents of $320.6 million, which does not include $197.9 million of cash recorded at subsidiaries that are classified as held for sale at December 31, 2017. Our cash accounts are maintained with high-quality financial institutions with no significant concentration in any one institution.

The Company also maintains a revolving credit facility with a syndicate of financial institutions as a source of liquidity. The revolving credit facility provides for borrowings of $385.0 million and a maturity date of April 2022. If certain conditions are satisfied, the Second Amended and Restated Credit Agreement also provides for an incremental revolving and term loan facilities not to exceed $300.0 million plus additional amounts so long as both immediately before and after giving effect to such incremental facilities the Company’s Consolidated Senior Secured Debt to Consolidated EBITDA ratio, as defined in the Second Amended and Restated Credit Agreement, on a pro forma basis, does not exceed 2.75x. The Company also continues to maintain an unencumbered asset pool that it believes can be used for additional secured and unsecured borrowings, and for sale and sale-leaseback transactions. Additionally, a significant portion of the Company’s capital expenditures in any given year are for growth initiatives and are therefore discretionary.

The Company has continued to take actions to reduce leverage, improve liquidity and increase cash flow. In the first quarter of 2018, we repaid $350.0 million of the principal balance of the 2024 Term Loan using the proceeds from the sale of our discontinued Cyprus and Italy operations, along with borrowings on our revolving credit facility that were subsequently repaid with the China, a discontinued operation, sale proceeds.

The Company has several subsidiaries in our Andean, Rest of World and Central America & U.S. Campuses segments that are classified as held for sale as of December 31, 2017, as discussed in “Overview” and in Note 3, Discontinued Operations, of our consolidated financial statements included elsewhere in this Form 8-K. The Company intends to use proceeds from the subsidiary sales to repay debt.

Liquidity Restrictions

Our liquidity is affected by restricted cash and investments balances, which totaled $212.2 million and $178.6 million as of December 31, 2017 and December 31, 2016, respectively.

Restricted cash and investments consists of cash equivalents and short-term investments held to collateralize standby letters of credit in favor of the DOE. These letters of credit are required by the DOE in order to allow our U.S. institutions to participate in the Title IV program and totaled $136.9 million and $105.6 million as of December 31, 2017 and 2016, respectively.

As of December 31, 2017 and 2016, we had $39.5 million and $34.7 million, respectively, posted as cash-collateral for LOCs related to the Spain Tax Audits.

As part of our normal operations, our insurers issue surety bonds on our behalf, as required by various state education authorities in the United States. We are obligated to reimburse our insurers for any payments made by the insurers under the surety bonds. As of December 31, 2017 and 2016, the total face amount of these surety bonds was $14.0 million and $12.2 million, respectively.

Indefinite Reinvestment of Foreign Earnings

We earn a significant portion of our income from subsidiaries located in countries outside the United States. As part of our business strategies, we have determined that all earnings from our foreign operations will be deemed indefinitely reinvested outside of the United States. As of December 31, 2017, $312.2 million of our total $320.6 million of cash and cash equivalents were held by foreign subsidiaries, including $101.0 million held by VIEs. These amounts above do not include $197.9 million of cash recorded at subsidiaries that are classified as held for sale at December 31, 2017, of which $181.5 million was held by foreign subsidiaries.  As of December 31, 2016, $233.8 million of our total $295.8 million of cash and cash equivalents were held by foreign subsidiaries, including $72.5 million held by VIEs. These amounts above do not include $169.2 million of cash recorded at subsidiaries that are classified as held for sale at December 31, 2016, of which $139.8 million was held by foreign subsidiaries. The VIEs’ cash and cash equivalents balances are generally required to be used only for the operations of these VIEs.

Our plans to indefinitely reinvest certain earnings are supported by projected working capital and long-term capital requirements in each foreign subsidiary location in which the earnings are generated. We have analyzed our domestic operation’s cash repatriation strategies, projected cash flows, projected working capital and liquidity, and the expected availability within the debt or equity markets to provide funds for our domestic needs. As a result, we rely on payments from contractual arrangements, such as intellectual property royalty, network fee and management services agreements, as well as repayments of intercompany loans to meet any of our existing or future debt service and other obligations, a substantial portion of which are denominated in USD. Based on our analysis, we believe we have the ability to indefinitely reinvest these foreign earnings.

If our expectations change based on future developments such that some or all of the undistributed earnings of our foreign subsidiaries may be remitted to the United States in the foreseeable future, we will be required to recognize deferred tax expense and liabilities on those amounts and pay additional taxes.

Liquidity Requirements

Our short-term liquidity requirements include: funding for debt service (including capital leases); operating lease obligations; payments due to shareholders of acquired companies; payments of deferred compensation; working capital; operating expenses; payments of third-party obligations; capital expenditures; payments related to certain asset sale transactions; and business development activities.

Long-term liquidity requirements include: payments on long-term debt (including capital leases); operating lease obligations; payments of long-term amounts due to shareholders of acquired companies; payments of deferred compensation; settlements of derivatives; and payments of third-party obligations.

Debt

During the second quarter of 2017, the Company completed refinancing transactions that resulted in repayment of the previous senior credit facility and the redemption of the 9.250% Senior Notes due 2019 (the Senior Notes due 2019) (other than $250.0 million in aggregate principal amount of the Senior Notes due 2019 that the Company exchanged on April 21, 2017 for substantially identical but non-redeemable notes issued under a new indenture (the Exchanged Notes)). The Exchanged Notes were settled on August 11, 2017 as described further below.

On April 26, 2017, we completed an offering of $800.0 million aggregate principal amount of 8.250% Senior Notes due 2025 (the Senior Notes due 2025).The Senior Notes due 2025 were issued at par and will mature on May 1, 2025. Interest on the Senior Notes due 2025 is payable semi-annually on May 1 and November 1, and the first interest payment date was November 1, 2017.

Substantially concurrently with the issuance of the Senior Notes due 2025, we consummated a refinancing of our Senior Secured Credit Facility by means of an amendment and restatement of the existing amended and restated credit agreement (the Second Amended and Restated Credit Agreement) to provide a new revolving credit facility of $385.0 million maturing in April 2022 (the Revolving Credit Facility) and a new syndicated term loan of $1,600.0 million maturing in April 2024 (the 2024 Term Loan).

As of December 31, 2017, senior long-term borrowings totaled $2,425.3 million and consisted of $1,625.3 million under the Senior Secured Credit Facility that matures in April 2022 and April 2024 and $800.0 million in Senior Notes due 2025 that mature on May 2025.

As of December 31, 2017, other debt balances totaled $635.5 million and our capital lease obligations and sale-leaseback financings were $139.8 million. Other debt includes lines of credit and short-term borrowing arrangements of subsidiaries, mortgages payable and notes payable.

Approximately $319.5 million of long-term debt, including the current portion, is included in the held-for-sale liabilities recorded on the consolidated balance sheet as of December 31, 2017. For further description of the held-for-sale amounts see Note 3, Discontinued Operations in our consolidated financial statements included elsewhere in this Form 8-K.

Senior Secured Credit Facility

As of December 31, 2017, the outstanding balance under our Senior Secured Credit Facility was $1,625.3 million, which consisted of $52.0 million outstanding under our $385.0 million senior secured revolving credit facility and an aggregate outstanding balance of $1,573.3 million, net of a debt discount, under the term loans. As of December 31, 2016, the outstanding balance under our previous senior credit facility was $1,497.9 million, which consisted of no amount outstanding under our senior secured multi-currency revolving credit facility and an aggregate outstanding balance of $1,497.9 million, net of a debt discount, under the term loans.

Senior Notes

As of December 31, 2017, the outstanding balance under our Senior Notes due 2025 was $800.0 million. As of December 31, 2016, our outstanding balance under our Senior Notes due 2019 was $1,388.0 million, net of a debt discount.

On April 15, 2016, Laureate entered into separate, privately negotiated note exchange agreements (the Note Exchange Agreements) with certain existing holders of the Senior Notes due 2019 pursuant to which we agreed to exchange $250.0 million in aggregate principal amount of Senior Notes due 2019 for shares of the Company’s Class A common stock. The exchange was to be completed within one year and one day after the consummation of an initial public offering of our common stock that generates gross proceeds of at least $400.0 million or 10% of the equity value of the Company (a Qualified Public Offering). On February 6, 2017, the Company completed an initial public offering of its Class A common stock at a price per share of $14.00 that qualified as a Qualified Public Offering. On March 1, 2017, in accordance with the terms of the Note Exchange Agreements, we repurchased Senior Notes due 2019 with an aggregate principal amount of $22.6 million at a repurchase price of 104.625% of the aggregate principal amount, for a total payment of $23.6 million. On August 2, 2017, we sent notices to the holders of the notes subject to the Note Exchange Agreements indicating that the closing of the exchange contemplated by the Note Exchange Agreements would be consummated on Friday, August 11, 2017. On August 11, 2017, the remaining Senior Notes due 2019 were exchanged for a total of 18.7 million shares of the Company’s Class A common stock and the Senior Notes due 2019 were canceled.

Covenants

Under our Second Amended and Restated Credit Agreement we are subject to a Consolidated Senior Secured Debt to Consolidated EBITDA financial maintenance covenant, as defined in the Second Amended and Restated Credit Agreement, unless certain conditions are satisfied. As of December 31, 2017, these conditions were satisfied and, therefore, we were not subject to the leverage ratio covenant. The maximum ratio, as defined, is 4.50x as of the last day of each quarter ending June 30, 2017 through September 30, 2017, 3.75x as of the last day of each quarter ending December 31, 2017 through March 31, 2018, and 3.50x as of the last day of each quarter ending June 30, 2018 and thereafter. In addition, notes payable at some of our locations contain financial maintenance covenants.

Other Debt

Other debt includes lines of credit and short-term borrowing arrangements of subsidiaries, mortgages payable, and notes payable.

As of December 31, 2017 and 2016, the aggregate outstanding balances on our lines of credit were $42.2 million and $47.8 million, respectively.

On May 12, 2016, two outstanding loans at Universidad del Valle de México (UVM Mexico) that originated in 2007 and 2012 and were both scheduled to mature in May 2021 were refinanced and combined into one loan. The maturity date of the combined loan was extended to May 15, 2023. Principal repayments were suspended until May 15, 2018. The new refinanced loan carries a variable interest rate based on the 28-day Mexican Interbanking Offer Rate (TIIE), plus the applicable margin. The applicable margin for the interest calculation is established based on the ratio of debt to EBITDA, as defined in the agreement. Interest is paid monthly commencing on May 15, 2016. The outstanding balance of the loan on May 12, 2016 was MXN 2,224.6 million (US $120.5 million at that date). As of December 31, 2017, the interest rate on the loan was 10.72% and the outstanding balance on the loan was $112.6 million. As of December 31, 2016, the interest rate on the loan was 8.94% and the outstanding balance on the loan was $107.8 million.

In addition to the loans above, in August 2015 UVM Mexico entered into an agreement with a bank for a loan of MXN 1,300.0 million (approximately US $79.0 million at the time of the loan). The loan carried a variable interest rate (8.09% at December 31, 2016) and was scheduled to mature in August 2020. As of December 31, 2016 the outstanding balance of this loan was $63.0 million. During December 2017, this loan was paid in full and a new loan in the amount of MXN 1,700.0 million (approximately US $89.0 million at the time of the loan) was obtained. The new loan matures in December 2023 and carries a variable interest rate based on TIIE, plus an applicable margin, which is established based on the ratio of debt to EBITDA, as defined in the agreement (10.02% as of December 31, 2017). Payments on the loan are deferred until December 2018, at which time quarterly principal payments are due, beginning at MXN 42.5 million (US $2.2 million at December 31, 2017) and increasing to MXN 76.5 million (US $3.9 million at December 31, 2017), with a balloon payment of MXN 425.0 million (US $21.5 million at December 31, 2017) due at maturity. As of December 31, 2017, the outstanding balance of this loan was $86.1 million.

The Company has also obtained financing to fund the construction of two new campuses at one of our institutions in Peru, Universidad Peruana de Ciencias Aplicadas. As of December 31, 2017 and 2016, the outstanding balance on the loans was $42.2 million and $47.8 million, respectively. These loans have varying maturity dates with the final payment due in October 2022.

We have outstanding notes payable at Universidad Privada del Norte (UPN), one of our institutions in Peru. These loans have varying maturity dates through December 2024. As of December 31, 2017 and 2016, these loans had an aggregate balance of $38.6 million and $44.5 million, respectively.

On December 22, 2017, one of our subsidiaries in Peru entered into an agreement to borrow PEN 247.5 million (approximately US $76.0 million at the agreement date). The loan matures in December 2022. Quarterly payments in the amount of PEN 9.3 million (US $2.9 million at December 31, 2017) are due from March 2018 through December 2019. The quarterly payments increase to PEN 14.4 million (US $4.5 million at December 31, 2017) in March 2020 through the loan’s maturity in December 2022. As of December 31, 2017, no payments have been made on this loan and it had a balance of $76.4 million.

In May 2014, the Company obtained financing to fund the construction of a new campus at one of our institutions in Panama. As of December 31, 2017 and 2016, the outstanding balance on this loan was $21.4 million and $25.0 million, respectively, and it matures in 2024. As discussed in Note 3, Discontinued Operations, in the consolidated financial statements included elsewhere in this Form 8-K, the Panama operations, which are part of our Central America & U.S. Campuses segment, are included in discontinued operations, and as a result these outstanding notes payable have been included in liabilities held for sale for all periods presented.

We had outstanding notes payable at HIEU in China. As of December 31, 2017 and 2016, the outstanding balance on the loans was $21.4 million and $61.9 million, respectively. As discussed in Note 3, Discontinued Operations, in the consolidated financial statements included elsewhere in this Form 8-K, Laureate entered into an agreement to sell LEILY, the entity that indirectly holds the sponsorship interests in HIEU, and as a result these outstanding notes payable have been included in liabilities held for sale for all periods presented. As discussed in Note 25, Subsequent Events, in the consolidated financial statements included elsewhere in this Form 8-K, we closed the sale of LEILY in January 2018.

We have outstanding notes payable at a real estate subsidiary in Chile. As of December 31, 2017 and 2016, the outstanding balance on the loans was $67.1 million and $62.7 million, respectively. These notes are repayable in installments with the final installment due in August 2028.

On December 20, 2013, Laureate acquired THINK and financed a portion of the purchase price by borrowing AUD 45.0 million (US $34.7 million at December 31, 2017) under a syndicated facility agreement in the form of two term loans of AUD 22.5 million each. Facility A is payable at its maturity date of December 20, 2018. Facility B was amended in 2016 to be a revolving facility of up to AUD 15.0 million (US $11.6 million at December 31, 2017) and any balance outstanding is repayable at its maturity date of December 20, 2018. In October 2017, these loan facilities were further amended to provide the lender a security interest in all of the assets of Laureate’s Australian operations. In addition, Facility A was converted from a term loan to a loan with a balloon payment due at maturity. As of December 31, 2017 and 2016, $16.1 million and $16.8 million, respectively, was outstanding under these loan facilities.

We acquired FMU on September 12, 2014 and financed a portion of the purchase price by borrowing amounts under two loans that totaled BRL 259.1 million (approximately US $110.3 million at the borrowing date). Beginning in October 2017, the loans require semi-annual principal payments of BRL 22.0 million, continuing through their maturity dates in April 2021. As of December 31, 2017 and 2016, the outstanding balance of these loans was $46.4 million and $59.8 million, respectively.

On November 18, 2015, one of our Spanish subsidiaries entered into an agreement with two banks to borrow a total of EUR 100.0 million (approximately US $106.5 million at the agreement date) for a term of 10 years. As of December 31, 2017 and 2016, the outstanding balance on this loan was $100.9 million and $96.6 million, respectively. As discussed in Note 3, Discontinued Operations, in the consolidated financial statements included elsewhere in this Form 8-K, this Spanish subsidiary is included in discontinued operations, and as a result these outstanding notes payable have been included in liabilities held for sale for all periods presented.

On December 20, 2017, one of our subsidiaries in Brazil entered into an agreement to borrow BRL 360.0 million (approximately US $110.0 million at the time of the loan). The loan matures on December 25, 2022. Quarterly payments in the amount of BRL 13.5 million (US $4.1 million at December 31, 2017) are due from March 2019 through December 2019, at which point the quarterly payments increase to BRL 22.5 million (US $6.8 million at December 31, 2017) from March 2020 through December 2020, then to BRL 27.0 million (US $8.1 million at December 31, 2017) from March 2021 through maturity in December 2022. As of December 31, 2017, no payments have been made on this loan and it had a balance of $108.4 million.

Leases

We conduct a significant portion of our operations from leased facilities. These facilities include our corporate headquarters, other office locations, and many of our higher education facilities.

Due to Shareholders of Acquired Companies

One method of payment for acquisitions is the use of promissory notes payable to the sellers of acquired companies. As of December 31, 2017 and December 31, 2016, we recorded $71.8 million and $178.0 million, respectively, for these liabilities. During the third quarter of 2017, we repaid the FMU seller note of $114.6 million. See also Note 6, Due to Shareholders of Acquired Companies, in our consolidated financial statements included elsewhere in this Form 8-K.

Capital Expenditures

Capital expenditures consist of purchases of property and equipment, purchases of land use rights and expenditures for deferred costs. Our capital expenditure program is a component of our liquidity and capital management strategy. This program includes discretionary spending, which we can adjust in response to economic and other changes in our business environment, to grow our network through the following: (1) capacity expansion at institutions to support enrollment growth; (2) new campuses for institutions entering new geographic markets; (3) information technology to increase efficiency and controls; and (4) online content development. Our non-discretionary spending includes the maintenance of existing facilities. We typically fund our capital expenditures through cash flow from operations and external financing. In the event that we are unable to obtain the necessary funding for capital expenditures, our long-term growth strategy could be significantly affected. We believe that our internal sources of cash and our ability to obtain additional third-party financing, subject to market conditions, will be sufficient to fund our investing activities.

Our total capital expenditures for our continuing and discontinued operations, excluding receipts from the sale of subsidiaries and property equipment, were $293.8 million, $256.7 million and $366.9 million during 2017, 2016 and 2015, respectively. The 14% increase in capital expenditures for 2017 compared to 2016 was related to increased spending on growth initiatives in Brazil combined with facilities improvements in Mexico and Costa Rica. These increases were partially offset by lower capital expenditures on Peru growth initiatives combined with the timing of spending related to certain Corporate global transformation initiatives. The 30% decrease in capital expenditures for 2016 compared to 2015 primarily related to decreases in capital expenditures in Chile, Peru, Rest of World, France and Switzerland (both of which were divested during 2016) and due in part to an ongoing initiative to increase online delivery and reduce capital expenditures, in addition to project deferrals. These decreases were partially offset by increased information technology spending in Corporate. Our online initiative is designed to not only provide our students with access to the technology platforms and innovative programs they expect, but also to increase our enrollment in a more capital efficient manner, leveraging current infrastructure and improving classroom utilization.

Derivatives

In the normal course of business, our operations are exposed to fluctuations in foreign currency values and interest rate changes. We mitigate a portion of these risks through a risk-management program that includes the use of derivatives. We were required to make net cash payments on our derivatives totaling $8.2 million, $17.7 million and $11.3 million for the years ended December 31, 2017, 2016 and 2015, respectively. These amounts include cash payments that were recognized as interest expense for the derivatives designated as cash flow hedges, and in 2016 included net cash payments made for the derivatives related to the sale transactions. For further information on our derivatives, see Note 15, Derivative Instruments, in our consolidated financial statements included elsewhere in this Form 8-K.

Series A Convertible Redeemable Preferred Stock (Series A Preferred Stock)

In December 2016 and January 2017, the Company issued shares of Series A Preferred Stock for total gross proceeds of $400.0 million. The current outstanding liquidation value is approximately $420 million as the Company has paid in kind certain dividends on that instrument as provided for in the Certificate of Designations for the Series A Preferred Stock.

The Company and each holder of shares of the Company’s Series A Preferred Stock may elect to convert all of the shares of Series A Preferred Stock into shares of Class A Common Stock one day following the first anniversary of the closing of the Company’s initial public offering, which occurred on February 6, 2017. However, the Company is not permitted to convert any shares of Series A Preferred Stock until there is an effective registration statement available to permit the holders of Series A Preferred Stock to sell the underlying shares of Class A Common Stock. As of the date of this filing, the Series A Preferred Stock has not been converted to Class A Common Stock.

The shares of Series A Preferred Stock generally convert at a 15% discount to the lesser of (i) $14.00 (the price per share at which the Company’s shares of Class A Common Stock were sold to the public in the Company’s initial public offering) or (ii) the volume-weighted average price per share of our Class A Common Stock during the 30 trading days prior to conversion, but in no case shall the conversion price be less than 75% of $14.00. The number of shares of Class A Common Stock expected to be issued upon the conversion of all the outstanding Series A Preferred Stock is between 35.3 million and 40.0 million shares.

Redeemable Noncontrolling Interests and Equity

In connection with certain acquisitions, we have entered into put/call arrangements with certain minority shareholders, and we may be required or elect to purchase additional ownership interests in the associated entities within a specified timeframe. Certain of our call rights contain minimum payment provisions. If we exercise such call rights, the consideration required could be higher than the estimated put values. Upon exercise of these puts or calls, our ownership interests in these subsidiaries would increase.

Laureate Education, Inc. Deferred Compensation Plan

Laureate maintains a deferred compensation plan to provide certain executive employees and members of our Board of Directors with the opportunity to defer their salaries, bonuses, and Board of Directors’ retainers and fees in order to accumulate funds for retirement on a pre-tax basis. Participants are 100% vested in their respective deferrals and the earnings thereon. Laureate does not make contributions to the plan or guarantee returns on the investments. Although plan investments and participant deferrals are kept in a separate trust account, the assets remain Laureate’s property and are subject to claims of general creditors.

As of December 31, 2017 and 2016, plan assets included in Other assets in our Consolidated Balance Sheets were $11.6 million and $10.4 million, respectively. As of December 31, 2017 and 2016, the plan liabilities reported in our Consolidated Balance Sheets were $18.7 million and $16.0 million, respectively. As of December 31, 2017 and 2016, $11.9 million and $0.9 million, respectively, of the total plan liability was classified as a current liability; the remainder was noncurrent and recorded in Other long-term liabilities. The increase in the current liability in 2017 relates to several participants who retired during the fourth quarter of 2017 and are required to receive distributions of their plan balances in 2018. The Company plans to fund at least approximately $5.2 million of the 2018 plan distributions with operating cash, rather than using the plan assets.

Assets Held for Sale-Kendall Asset Purchase Agreement

Under the January 2018 asset purchase agreement for Kendall, a discontinued operation, we agreed to make future payments to NLU, the buyer. As discussed in Note 25, Subsequent Events in the consolidated financial statements included elsewhere in this Form 8-K, in January 2018 Laureate paid $0.5 million to reimburse NLU for its expenses in connection with the transactions contemplated by the sale purchase agreement. Also, at the closing of the sale, Laureate will pay to NLU up to $14.0 million to support NLU’s construction of facilities for the acquired culinary program on Kendall’s campus, subject to possible partial recoupment under specified conditions during the 10-year post-closing period.

Chilean Regulatory Updates

If the 2017 Higher Education Bill is enacted in the form as described in “Item 1A—Risk Factors—Political and regulatory developments in Chile have materially adversely affected us and may continue to affect us,” we believe, based on our interpretation of the current form of the 2017 Higher Education Bill, we will have a decrease of approximately $410 million to $430 million in revenues on an annual consolidated basis and a total impact of approximately $70 million to operating income, partially offset by an increase of approximately $10 million in equity in income of affiliates, net of tax. As of December 31, 2017, the three Chilean non-profit institutions had a total cash balance of approximately $101 million. The Company’s continuing evaluation of the impact of the New Law may result in changes to its expectations due to changes in the Company’s interpretations of the law, assumptions used, and additional guidance that may be issued.

Cash Flows

In the consolidated statements of cash flows, the changes in operating assets and liabilities are presented excluding the effects of exchange rate changes, acquisitions, and reclassifications, as these effects do not represent operating cash flows. Accordingly, the amounts in the consolidated statements of cash flows do not agree with the changes of the operating assets and liabilities as presented in the consolidated balance sheets. The effects of exchange rate changes on cash are presented separately in the consolidated statements of cash flows.

The following table summarizes our cash flows from operating, investing, and financing activities for each of the past three fiscal years:

(in millions)	2017	2016	2015
Cash provided by (used in):
Operating activities	$130.8	$184.6	$170.5
Investing activities	(324.5)	269.2	(173.6)
Financing activities	222.8	(445.7)	34.4
Effects of exchange rates changes on cash	20.0	4.6	(22.4)
Change in cash included in current assets held for sale	(24.2)	3.9	(37.7)
Net change in cash and cash equivalents	$24.8	$16.6	$(28.8)

Comparison of Cash Flows for the Year Ended December 31, 2017 to the Year Ended December 31, 2016

Operating activities

Cash provided by operating activities decreased by $53.8 million to $130.8 million for 2017, compared to $184.6 million for 2016. This decrease in operating cash flows during 2017 is due primarily to the payment of redemption and call premiums during the second quarter of 2017 on the debt modification, which totaled $65.2 million, as well as debt modification fees that were paid and expensed during 2017 of $22.8 million. During the third quarter of 2017 we also fully repaid the FMU seller notes, the interest portion of which is classified in operating cash flows and included in the $39.4 million of Interest paid on deferred purchase price for acquisitions. In addition, cash paid for interest on all other debt increased by $16.9 million, from $367.3 million for 2016 to $384.2 million for 2017. During 2017 we had lower average debt balances and lower interest rates than in 2016, so this increase in cash paid for interest is attributable to the timing of interest payments as a result of the 2017 refinancing transactions; the year-over-year decrease in our accrued interest payable balance resulted in increased cash interest payments of approximately $79.0 million in 2017 as compared to 2016. Cash paid for taxes increased by $1.8 million, from $128.7 million for 2016 to $130.5 million for 2017. Changes in operating assets and liabilities and other working capital increased cash by $92.3 million for 2017, compared to 2016, which can be partly attributed to the effect on operating cash flows for 2016 of the dispositions of the Swiss and French businesses.

Investing activities

Cash used in investing activities increased by $593.7 million for 2017 to $(324.5) million, from an investing cash inflow of $269.2 million in 2016. This change is primarily attributable to the sales of the Swiss and French institutions during 2016, which resulted in a $544.6 million year-over-year decrease in receipts from the sale of property and equipment. Additionally, capital expenditures were higher in 2017 than in 2016 by $37.1 million. These decreases in cash were partially offset by a year-over-year increase in investing cash flows of $5.7 million related to the 2016 cash settlement of derivatives associated with the sales of the Swiss and French institutions. Other items accounted for the remaining change of $17.7 million.

Financing activities

Cash provided by financing activities increased by $668.5 million for 2017 to $222.8 million, compared to a financing cash outflow of $(445.7) million for 2016. This increased cash from financing activities was primarily attributable to the $456.4 million of net proceeds from the IPO. Additionally, net payments of long-term debt during 2017, which included the repayment of the previous senior credit facility and the redemption of the Senior Notes due 2019 in addition to the repurchase of $22.6 million of Senior Notes due 2019 under the Note Exchange Agreements, were $572.4 million lower than in 2016. Debt repayments in 2016 included  a payment of $300.0 million made in connection with the 2016 amendment of our credit agreement and approximately $269.3 million of repayments on our revolving credit facility related to the balance outstanding at the beginning of 2016. In addition, payments to purchase noncontrolling interests were $8.2 million lower during 2017 as compared to 2016, since 2016 included the purchase of the remaining noncontrolling interest of St. Augustine. These increases in cash from financing activities were partially offset by less net proceeds from the issuance of Series A Preferred Stock of $273.9 million, higher payments of deferred purchase price for acquisitions during 2017 versus 2016 of $72.7 million, due principally to the repayment of the FMU seller note in September 2017 and higher dividends of $17.9 million in 2017 paid on the Series A Preferred Stock. Other items accounted for the remaining change of $4.0 million.

Comparison of Cash Flows for the Year Ended December 31, 2016 to the Year Ended December 31, 2015

Operating activities

Cash provided by operating activities increased by $14.1 million to $184.6 million for 2016, compared to $170.5 million for 2015. The increase in operating cash flows was primarily related to increased operating income in 2016 of $45.9 million over 2015. Partially offsetting these increases were: (1) cash paid for interest increased by $15.9 million to $367.3 million for 2016 compared to $351.4 million for 2015, primarily due to higher average interest rates on our outstanding debt balances; and (2) cash paid for taxes increased by $20.4 million to $128.7 million for 2016, compared to $108.3 million for 2015, primarily due to a change in the estimated tax payment requirements in Spain. Other working capital changes accounted for the remaining change of $4.5 million.

Investing activities

Cash from investing activities increased by $442.8 million for 2016 to $269.2 million, from an investing cash usage of $(173.6) million for 2015. Cash provided by investing activities was higher during 2016 than in 2015 due to the following: (1) proceeds from the sale of property and equipment were $350.4 million higher in 2016 than in 2015, due to proceeds received in 2016 from the sale of the Glion and Les Roches Hospitality Management schools and the French institutions, partially offset by the proceeds from the Switzerland sale-leaseback arrangements received in 2015; (2) our capital expenditures were $110.2 million lower in 2016 than in 2015; and (3) in 2015, we used cash for business acquisitions of $6.7 million related to the 2015 Portugal acquisition. These changes were partially offset by: (1) in 2016, we settled derivatives related to the sale of our subsidiaries for net cash payments of $5.7 million; and (2) in 2015, we received proceeds of $5.0 million related to the sale of HSM. Other items accounted for the remaining change of $13.8 million.

Financing activities

Cash from financing activities decreased by $480.1 million for 2016 to $(445.7) million, compared to a financing cash inflow of $34.4 million for 2015. This change in financing activities was due to higher net payments of long-term debt during 2016 versus 2015 of $813.0 million, which included the prepayment of $300.0 million related to the Fifth Amendment to our Amended and Restated Credit Agreement, which we entered into on June 3, 2016, a $62.5 million payment on our Senior Notes due 2019, and a full pay down of our revolving credit facility, which had an outstanding balance of $269.3 million at the end of 2015. In addition, payments to purchase noncontrolling interests were higher in 2016 versus 2015 by $20.3 million, primarily related to the 2016 purchase of the remaining noncontrolling interest of St. Augustine. These changes were partially offset by the receipt of $329.1 million of proceeds from the issuance of the Series A redeemable preferred stock in December 2016, a $19.0 million decrease in cash dividends to our shareholders, which is primarily related to a November 2015 cash dividend of $19.0 million, and a $3.3 million reduction in seller note payments during 2016 as compared to 2015. Other items accounted for the remaining difference of $1.8 million.

Contractual Obligations

The following table reflects a summary of our contractual obligations as of December 31, 2017:

		Payments due by period
(in millions)	Total	less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt (a), (b)	$3,287.0	$160.3	$289.7	$357.8	$2,479.2
Interest payments (c)	1,579.5	270.8	498.6	433.3	376.8
Operating lease obligations (d)	1,497.7	201.9	357.9	305.7	632.2
Capital lease obligations (e)	250.0	8.2	41.8	40.8	159.2
Due to shareholders of acquired companies (f)	103.4	40.8	50.8	11.8	—
Other obligations (g)	79.2	34.4	16.8	10.9	17.1
Total	$6,796.8	$716.4	$1,255.6	$1,160.3	$3,664.5

(a)   Amount shown is gross of debt discount of approximately $14.7 million. Amount also includes approximately $211.5 million of debt related to subsidiaries that are classified as held for sale as of December 31, 2017.

(b)   On February 1, 2018, we amended our Senior Secured Credit Facility to reduce the interest rate on the 2024 Term Loan. In connection with this transaction, we also repaid $350.0 million of the principal balance of the 2024 Term Loan using the proceeds from the sale of our Cyprus and Italy operations, along with borrowings on our revolving credit facility that were subsequently repaid with the proceeds from the sale of our China operations. As a result of the $350.0 million repayment, there will be no further quarterly principal payments required and the remaining balance will be due at maturity.

(c)    Interest payments relate to long-term debt, capital lease obligations and amounts due to shareholders of acquired companies, including interest on obligations related to subsidiaries that are classified as held for sale as of December 31, 2017. Interest payments for variable-rate long-term debt were calculated using the variable interest rates in effect at December 31, 2017. As noted above, on February 1, 2018 we repaid $350.0 million of the principal balance of the 2024 Term Loan and, in addition, we amended our Senior Secured Credit Facility to reduce the interest rate on the 2024 Term Loan by 100 basis points.

(d)   Includes approximately $277.8 million of minimum future operating lease payments related to subsidiaries classified as held for sale as of December 31, 2017.

(e)    Includes failed sale-leasebacks. Also includes approximately $110.3 million of capital lease obligations related to subsidiaries classified as held for sale as of December 31, 2017.

(f)     Due to shareholders of acquired companies represent promissory notes payable to the sellers of companies acquired by us. These notes payable are generally interest-bearing and have been recorded at their carrying value of $71.8 million, which is included in due to shareholders of acquired companies, and $29.3 million, which is included in liabilities held for sale on the 2017 consolidated balance sheet.

(g)    Other obligations consists primarily of contractually-owed service-related compensation, foreign tax settlement payments, purchase commitments, and other contractual obligations. Includes $11.9 million for the current portion of a deferred compensation plan liability for certain executive employees and members of our board of directors. The current liability relates to participants who are required to receive distributions of their plan balances in 2018. The noncurrent portion of the deferred compensation plan liability of approximately $7.0 million is not included in the table above as the payout dates cannot be estimated. See also Note 19, Benefit Plans included in our consolidated financial statements included elsewhere in this Form 8-K.

The preceding table does not reflect unrecognized income tax benefits, including interest and penalties, as of December 31, 2017 of approximately $122.0 million. We are unable to make a reasonably reliable estimate of the period of any cash settlements. It is reasonably possible that our liability for unrecognized tax benefits could change during the time period.

The preceding table does not include the Series A Preferred Stock that is discussed in “Liquidity and Capital Resources.” We have not included the Series A Preferred Stock in the table above since it could be converted into common stock upon certain conditions and is not mandatorily redeemable for cash on a fixed date.

Off-Balance Sheet Arrangements

As of December 31, 2017, we have the following off-balance sheet arrangements:

Noncontrolling Interest Call Options

We hold several call options that give us the right to purchase the remaining shares owned by noncontrolling interest holders of certain acquired subsidiaries. These call options had no impact on our consolidated financial statements as of December 31, 2017. For further discussion regarding call options, see Note 12, Commitments and Contingencies, and Note 2, Significant Accounting Policies, included in our consolidated financial statements included elsewhere in this Form 8-K.

Student Loan Guarantees

The accredited Chilean institutions in our network also participate in the CAE Program. As part of the CAE Program, these institutions provide guarantees which result in contingent liabilities to third-party financing institutions, beginning at 90% of the tuition loans made directly to qualified students enrolled through the CAE Program and declining to 60% over time. The guarantees by these institutions are in effect during the period in which the student is enrolled. The maximum potential amount of payments our institutions could be required to make under the CAE Program was approximately $527.0 million and $479.0 million at December 31, 2017 and 2016, respectively. This maximum potential amount assumes that all students in the CAE Program do not graduate, so that our guarantee would not be assigned to the government, and that all students default on the full amount of the CAE-qualified loan balances. As of December 31, 2017 and 2016, we recorded $27.1 million and $20.6 million, respectively, as estimated long-term guarantee liabilities for these obligations, through a reduction of Revenues.

Subsidiary Shares as Collateral

In conjunction with the purchase of Universidade Potiguar in Brazil (UNP), we pledged all of the acquired shares as a guarantee of our payments of rents as they become due. In the event that we default on any payment, the pledge agreement provides for a forfeiture of the relevant pledged shares. In the event of forfeiture, we may be required to transfer the books and management of UNP to the former owners.

We acquired the remaining 49% ownership interest in UAM Brazil in April 2013. As part of the agreement to purchase the 49% ownership interest, we pledged 49% of our total shares in UAM Brazil as a guarantee of our payment obligations under the purchase agreement. In the event that we default on any payment, the agreement provides for a forfeiture of the pledged shares.

In connection with the purchase of FMU on September 12, 2014, we pledged 75% of the acquired shares to third-party lenders as a guarantee of our payment obligations under the loans that financed a portion of the purchase price. We pledged the remaining 25% of the acquired shares to the sellers as a guarantee of our payment obligations under the purchase agreement for the seller notes. In the event that we default on any payment of the loans or seller notes, the purchase agreement provides for a forfeiture of the relevant pledged shares. After the payment of the seller notes in September 2017, the shares pledged to the sellers were pledged to the third-party lenders until full payment of the loans, which mature in April 2021.

Standby Letters of Credit

As of December 31, 2017, Laureate had outstanding letters of credit (LOCs), which consisted primarily of the following:

•                  Fully cash-collateralized LOCs of $136.9 million in favor of the DOE, which are included in Restricted cash and investments. These LOCs were required to allow Walden, Kendall, NewSchool and St. Augustine to continue participating in the DOE Title IV program.

•                  Fully cash-collateralized LOCs totaling $39.5 million, which are included in Restricted cash and investments, that were issued to continue the appeals process with the Spain Tax Authorities who challenged the holding company structure in Spain.

Surety Bonds

As part of our normal operations, our insurers issue surety bonds on our behalf, as required by various state education authorities in the United States. We are obligated to reimburse our insurers for any payments made by the insurers under the surety bonds. As of December 31, 2017, the total face amount of these fully cash-collateralized surety bonds was $14.0 million.

In November 2016, in order to continue participating in Prouni, a federal program that offers tax benefits designed to increase higher education participation rates in Brazil, UAM Brazil posted a guarantee in the amount of $15.3 million. In connection with the issuance of the guarantee, UAM Brazil obtained a non-collateralized surety bond from a third party in order to secure the guarantee. The cost of the surety bond was $1.4 million, of which half was reimbursed by the former owner of UAM Brazil, and is being amortized over the five-year term.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Our significant accounting policies are discussed in Note 2, Significant Accounting Policies, in our consolidated financial statements included elsewhere in this Form 8-K. Our critical accounting policies require the most significant judgments and estimates about the effect of matters that are inherently uncertain. As a result, these accounting policies and estimates could materially affect our financial statements and are critical to the understanding of our results of operations and financial condition. Management has discussed the selection of these critical accounting policies and estimates with the audit committee of the board of directors.

Variable Interest Entities (VIEs)

Laureate consolidates in its financial statements certain internationally based educational organizations that do not have shares or other equity ownership interests. Although these educational organizations may be considered not-for-profit entities in their home countries and they are operated in compliance with their respective not-for-profit legal regimes, we believe they do not meet the definition of a not-for-profit entity under GAAP, and therefore we treat them as “for-profit” entities for accounting purposes. These entities generally cannot declare dividends or distribute their net assets to the entities that control them. Under ASC 810-10, “Consolidation,” we have determined that these institutions are VIEs and that Laureate is the primary beneficiary of these VIEs because we have, as further described herein: (1) the power to direct the activities of the VIEs that most significantly affect their educational and economic performance and (2) the right to receive economic benefits from contractual and other arrangements with the VIEs that could potentially be significant to the VIEs. We account for the acquisition of the right to control a VIE in accordance with ASC 805, “Business Combinations.”

As with all of our educational institutions, the VIE institutions’ primary source of income is tuition fees paid by students, for which the students receive educational services and goods that are proportionate to the prices charged. Laureate maintains control of these VIEs through our rights to designate a majority of the governing entities’ board members, through which we have the legal ability to direct the activities of the entities. Laureate maintains a variable interest in these VIEs through mutual contractual arrangements at market rates and terms that provide them with necessary products and services, and/or intellectual property, and has the ability to enter into additional such contractual arrangements at market rates and terms. We also have the ability to transfer our rights to govern these VIEs, or the entities that possess those rights, to other parties, which could yield a return if and when these rights are transferred.

We generally do not have legal entitlement to distribute the net assets of the VIEs. Generally, in the event of liquidation or the sale of the net assets of the VIEs, the net proceeds can only be transferred either to another VIE institution with similar purposes or to the government. In the unlikely case of liquidation or a sale of the net assets of the VIE, we may be able to retain the residual value by naming another Laureate-controlled VIE resident in the same jurisdiction as the recipient, if one exists; however we generally cannot name a for-profit entity as the recipient. Moreover, because the institution generally would be required to provide for the continued education of its students, liquidation would not be a likely course of action and would be unlikely to result in significant residual assets available for distribution. However, we operate our VIEs as going concern enterprises, maintain control in perpetuity, and have the ability to provide additional contractual arrangements for educational and other services priced at up to market rates with Laureate-controlled service companies. Typically, we are not legally obligated to make additional investments in the VIE institutions.

Laureate for-profit entities provide necessary products and services, and/or intellectual property, to all institutions in the Laureate International Universities network, including the VIE institutions, through contractual arrangements at market rates and terms, which are accretive to Laureate. We periodically modify the rates we charge under these arrangements to ensure that they are priced at or below fair market value and to add additional services. If it is determined that contractual arrangements with any institution are not on market terms, it could have an adverse regulatory impact on such institution. We believe these arrangements improve the quality of the academic curriculum and the students’ educational experience. There are currently four types of contractual arrangements: (i) intellectual property (IP) royalty arrangements; (ii) network fee arrangements; (iii) management service arrangements; and (iv) lease arrangements.

(i)             Under the IP royalty arrangements, institutions in the Laureate International Universities network pay to Laureate royalty payments for the use of Laureate’s tradename and best practice policies and procedures.

(ii)          Institutions in the Laureate International Universities network gain access to other network resources, including academic content, support with curriculum design, online programs, professional development, student exchange and access to dual degree programs, through network fee arrangements whereby the institutions pay stipulated fees to Laureate for such access.

(iii)       Institutions in the Laureate International Universities network contract with Laureate and pay fees under management services agreements for the provision of support and managerial services including access to management, legal, tax, finance, accounting, treasury and other services, which in some cases Laureate provides through shared service arrangements in certain jurisdictions.

(iv)      Laureate for-profit entities, including for-profit entities in which the VIEs are investors, own various campus real estate properties and have entered into long-term lease contracts with the respective institutions in the Laureate International Universities network, whereby they pay market-based rents for the use of the properties in the conduct of their educational operations.

Revenues recognized by our for-profit entities from these contractual arrangements with our consolidated VIEs were $123.2 million, $113.3 million and $106.0 million for the years ended December 31, 2017, 2016 and 2015, respectively. These revenues are eliminated in consolidation.

Under our accounting policy, we allocate all of the income or losses of these VIEs to Laureate unless there is a noncontrolling interest where the economics of the VIE are shared with a third party. The income or losses of these VIEs allocated to Laureate represent the earnings after deducting charges related to contractual arrangements with our for-profit entities as described above. We believe that the income remaining at the VIEs after these charges accretes value to our rights to control these entities.

Laureate’s VIEs are generally exempt from income taxes. As a result, the VIEs generally do not record deferred tax assets or liabilities or recognize any income tax expense in the Consolidated Financial Statements. No deferred taxes are recognized by the for-profit service companies for the remaining income in these VIEs as the legal status of these entities generally prevents them from declaring dividends or making distributions to their sponsors. However, these for-profit service companies record income taxes related to revenues from their contractual arrangements with these VIEs.

Risks in relation to the VIEs

We believe that all of the VIE institutions in the Laureate network are operated in full compliance with local law and that the contractual arrangements with the VIEs are legally enforceable; however, these VIEs are subject to regulation by various agencies based on the requirements of local jurisdictions. These agencies, as well as local legislative bodies, review and update laws and regulations as they deem necessary or appropriate. We cannot predict the form of any laws that may be enacted, or regulations that ultimately may be adopted in the future, or what effects they might have on our business, financial condition, results of operations and cash flows. If local laws or regulations were to change, if the VIEs were found to be in violation of existing local laws or regulations, or if the regulators were to question the financial sustainability of the VIEs and/or whether the contractual arrangements were at fair value, local government agencies could, among other actions:

•                  revoke the business licenses and/or accreditations of the VIE institutions;

•                  void or restrict related-party transactions, such as the contractual arrangements between Laureate and the VIE institutions;

•                  impose fines that significantly impact business performance or other requirements with which the VIEs may not be able to comply;

•                  require Laureate to change the VIEs’ governance structures, such that Laureate would no longer maintain control of the activities of the VIEs; or

•                  disallow a transfer of our rights to govern these VIEs, or the entities that possess those rights, to a third party for consideration.

Laureate’s ability to conduct our business would be negatively affected if local governments were to carry out any of the aforementioned or other similar actions. In any such case, Laureate may no longer be able to consolidate the VIEs. As discussed in Note 25, Subsequent Events, in our consolidated financial statements included elsewhere in this Form 8-K, in January 2018 a bill was passed by the Chilean Congress and, assuming that it passes review by the Constitutional Court, it is expected to be signed into law by the President of Chile. Once the bill becomes law, it will prohibit for-profit organizations, such as Laureate, from controlling the boards of universities in Chile. As a result, the Company currently expects that it will be required to deconsolidate its three Chilean non-profit universities, which are included in the Andean segment, as early as the first quarter of 2018.

The VIEs in Brazil and Mexico include several not-for-profit foundations that have insignificant revenues and operating expenses. Selected Consolidated Statements of Operations information for VIEs that are included in continuing operations was as follows, net of the charges related to the above-described contractual arrangements:

(in millions)
For the years ended December 31,	2017	2016	2015
Selected Statements of Operations information:
Revenues, by segment:
Brazil	$0.1	$—	$—
Mexico	—	—	—
Andean	418.0	380.1	363.4
Rest of World	—	20.2	33.0
Revenues	418.1	400.3	396.4

Depreciation and amortization	26.9	28.4	29.5

Operating (loss) income, by segment:
Brazil	—	(0.1)	—
Mexico	(0.9)	(1.0)	(1.3)
Andean	(4.9)	(17.1)	(12.8)
Rest of World	—	4.2	4.3
Operating loss	(5.7)	(14.0)	(9.9)

Net income	13.0	3.3	4.9
Net income attributable to Laureate Education, Inc.	13.0	3.3	4.9

The following table reconciles the Net income (loss) attributable to Laureate Education, Inc. as presented in the table above, to the amounts in our Consolidated Statements of Operations:

(in millions)
For the years ended December 31,	2017	2016	2015
Variable interest entities	$13.0	$3.3	$4.9
Other operations including discontinued operations	513.2	550.1	125.4
Corporate and eliminations	(434.8)	(181.5)	(446.5)
Net income (loss) attributable to Laureate Education, Inc.	$91.5	$371.8	$(316.2)

The following table presents selected assets and liabilities of the consolidated VIEs. Except for Goodwill, the assets in the table below include the assets that can be used only to settle the obligations for the VIEs. The liabilities in the table are liabilities for which the creditors of the VIEs do not have recourse to the general credit of Laureate.

Selected Consolidated Balance Sheet amounts for these VIEs were as follows:

	December 31, 2017		December 31, 2016
(in millions)	VIE	Consolidated	VIE	Consolidated
Balance Sheets data:
Cash and cash equivalents	$101.0	$320.6	$72.5	$295.8
Current assets held for sale	170.2	324.7	125.3	261.9
Other current assets	136.1	643.5	124.4	558.2
Total current assets	407.3	1,288.7	322.2	1,115.9

Goodwill	183.8	1,828.4	171.2	1,786.6
Tradenames	74.5	1,167.3	68.9	1,153.3
Other intangible assets, net	—	35.8	—	46.0
Long-term assets held for sale	369.4	1,224.7	361.8	1,169.6
Other long-term assets	384.6	1,846.5	385.0	1,791.1
Total assets	1,419.6	7,391.3	1,309.1	7,062.5

Current liabilities held for sale	183.2	451.6	191.5	433.5
Other current liabilities	158.0	923.0	129.4	1,006.8
Long-term liabilities held for sale	84.8	405.7	84.5	395.9
Long-term debt and other long-term liabilities	23.7	3,609.7	18.9	4,205.1
Total liabilities	449.6	5,390.0	424.3	6,041.3

Total stockholders’ equity	970.0	1,587.3	884.8	664.4
Total stockholders’ equity attributable to Laureate Education, Inc.	949.0	1,575.2	867.0	632.2

Included in the December 31, 2017 VIE cash balance in the table above is approximately $101 million of cash held at the three Chilean VIEs. The amounts classified as held-for-sale assets and liabilities at December 31, 2017 and December 31, 2016 in the table above relate to VIEs that are included in our Rest of World, Andean and Central America & U.S. Campuses segments. The VIEs’ cash and cash equivalents balances are generally required to be used only for the benefit of the operations of these VIEs.

Business Combinations

We apply the purchase accounting standards under ASC 805, “Business Combinations,” to acquisitions. The purchase price of an acquisition is allocated, for accounting purposes, to individual tangible and identifiable intangible assets acquired, liabilities assumed and noncontrolling interests based on their estimated fair values on the acquisition date. Any excess purchase price over the assigned values of net assets acquired is recorded as goodwill. The acquisition date is the date on which control is obtained by the acquiring company. Any non-monetary consideration transferred and any previously held noncontrolling interests that are part of the purchase consideration are remeasured at fair value on the acquisition date, with any resulting gain or loss recognized in earnings. The preliminary allocations of the purchase price are subject to revision in subsequent periods based on the final determination of fair values, which must be finalized no later than the first anniversary of the date of the acquisition. Transaction costs are expensed as incurred. See Note 4, Acquisitions, in our consolidated financial statements included elsewhere in this Form 8-K for details of our business combinations.

Redeemable Noncontrolling Interests and Equity

In certain cases, we initially purchase a majority ownership interest in a company and use various put and call arrangements with the noncontrolling interest holders that require or enable us to purchase all or a portion of the remaining minority ownership at a later date. In accounting for these arrangements we are required to make estimates with regard to the final amount we will eventually pay for the additional ownership interest that we will acquire. In the minority put arrangements, the final settlement values are usually based on future earnings measurements that we refer to as “non-GAAP earnings,” as they are calculated using an agreed-upon set of rules that are not necessarily consistent with GAAP. We use the current value of a multiple of the current period non-GAAP earnings as an estimate for the final value that will eventually be paid to settle the arrangement. These values are then adjusted annually to reflect changes in the acquired company’s non-GAAP earnings as well as the additional passage of time to maturity for the arrangement. To the extent that the current period’s non-GAAP earnings are different from future periods’ non-GAAP earnings, the value of these obligations can change significantly and can impact our financial position and results of operations. See Note 12, Commitments and Contingencies in our consolidated financial statements included elsewhere in this Form 8-K for details of our noncontrolling interest put arrangements.

Goodwill and Indefinite-lived Intangible Assets

We perform annual impairment tests of indefinite-lived intangible assets, primarily goodwill and tradenames, as of October 1st each year. We also evaluate these assets on an interim basis if events or changes in circumstances between annual tests indicate that the assets may be impaired. We have not made material changes to the methodology used to assess impairment loss on indefinite-lived intangible assets during the past three fiscal years.

We have the option of first performing a qualitative assessment (i.e., step zero) before calculating the fair value of the reporting unit (i.e., step one of the two-step fair value-based impairment test). A reporting unit is defined as a component of an operating segment for which discrete financial information is available and regularly reviewed by management of the segment. If we determine on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test is required.

If we do not perform the qualitative assessment for a reporting unit or determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative two-step fair value-based test is performed. In the first step, we estimate the fair value of each reporting unit, utilizing a weighted combination of a discounted cash flow analysis and a market multiples analysis. A reporting unit is defined as a component of an operating segment for which discrete financial information is available and regularly reviewed by management of that segment. If the recorded net assets of the reporting unit are less than the reporting unit’s estimated fair value, then there is no goodwill deemed to be impaired. If the recorded net assets of the reporting unit exceed its estimated fair value, then goodwill is potentially impaired and we calculate the implied fair value of goodwill, by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit from the estimated fair value of the reporting unit. If the recorded amount of goodwill exceeds this implied fair value, the difference is recognized as a loss on impairment of assets in the consolidated statements of operations.

Our valuation approach utilizes a weighted combination of a discounted cash flow analysis and a market multiples analysis, where available. The discounted cash flow analysis relies on historical data and internal estimates, which are developed as a part of our long-range plan process, and includes an estimate of terminal value based on these expected cash flows using the generally accepted Gordon Dividend Growth formula, which derives a valuation using an assumed perpetual annuity based on the reporting unit’s residual cash flows. The discount rate is based on the generally accepted Weighted Average Cost of Capital methodology, and is derived using a cost of equity based on the generally accepted Capital Asset Pricing Model and a cost of debt assumption based on the typical rate paid by market participants. The market multiples analysis utilizes multiples of business enterprise value to revenues, operating income and earnings before interest, taxes, depreciation and amortization of comparable publicly traded companies and multiples based on fair value transactions where public information is available. Significant assumptions used in estimating the fair value include: (1) discount and growth rates, and (2) our long-range plan which includes enrollment, pricing, planned capital expenditures and operating margins. Management reviews the sum of the estimated enterprise fair value of all our reporting units to our market enterprise value to corroborate the results of its weighted combination approach to determining fair value.

We also evaluate the sensitivity of a change in assumptions related to goodwill impairment, assessing whether a 10% reduction in our estimates of revenue or a 1% increase in our estimated discount rates would result in impairment of goodwill. Using the current estimated cash flows and discount rates, each reporting unit’s estimated fair value exceeds its carrying value by at least 15%. We have determined that none of our reporting units with material goodwill were at risk of failing the first step of the goodwill impairment test as of December 31, 2017.

The impairment test for indefinite-lived intangible assets generally requires a new determination of the fair value of the intangible asset using the “relief-from-royalty” method. This method estimates the amount of royalty expense that we would expect to incur if the assets were licensed from a third party. We use publicly available information and proprietary third-party arm’s length agreements that Laureate has entered into with various licensors in determining certain assumptions to assist us in estimating fair value using market participant assumptions. If the fair value of the intangible asset is less than its carrying value, the intangible asset is adjusted to its new estimated fair value, and an impairment loss is recognized.

If the estimates and related assumptions used in assessing the recoverability of our goodwill and indefinite-lived intangible assets decline, we may be required to record impairment charges for those assets. We base our fair value estimates on assumptions that we believe to be reasonable but that are unpredictable and inherently uncertain. Actual results may differ from those estimates. In addition, we make certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of our reporting units. See also “—Results of Operations—Discussion of Significant Items Affecting the Consolidated Results for the Years Ended December 31, 2017, 2016 and 2015” and Note 8, Goodwill and Other Intangible Assets, in our consolidated financial statements included elsewhere in this Form 8-K for further details of the impairments.

We completed our IPO on February 6, 2017 at an initial public offering price that was below the range and since then our stock price at times has traded below the initial public offering price. While our market capitalization is currently in excess of the carrying value of our stockholders’ equity, a significant decline in our stock price for an extended period of time could be considered an impairment indicator that would cause us to perform an interim impairment test that could result in additional impairments of goodwill or other intangible assets.

Long-Lived Assets and Finite-Lived Intangible Assets

We evaluate our long-lived assets, including property and equipment and finite-lived intangible assets, to determine whether events or changes in circumstances indicate that the remaining estimated useful lives of such assets may warrant revision or that their carrying values may not be fully recoverable.

Indicators of impairment include, but are not limited to:

•                  a significant deterioration of operating results;

•                  a change in regulatory environment;

•                  a significant change in the use of an asset, its physical condition, or a change in management’s intended use of the asset;

•                  an adverse change in anticipated cash flows; or

•                  a significant decrease in the market price of an asset.

If an impairment indicator is present, we evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to result from the use and eventual disposition of the assets. If the assets are determined to be impaired, the impairment recognized is the excess of the carrying amount over the fair value of the assets. Fair value is generally determined by the discounted cash flow method. The discount rate used in any estimate of discounted cash flows is the rate commensurate with a similar investment of similar risk. We use judgment in determining whether a triggering event has occurred and in estimating future cash flows and fair value. Changes in our judgments could result in impairments in future periods.

As a result of our impairment testing, we recorded impairment losses on long-lived assets for the year ended December 31, 2017, primarily related to certain subsidiaries that were classified as held for sale at December 31, 2017. See Note 8, Goodwill and Other Intangible Assets, in our consolidated financial statements included elsewhere in this Form 8-K for further details of the impairments. We recorded no impairment losses on long-lived assets and finite-lived intangible assets for the years ended December 31, 2016 and December 31, 2015.

Deferred Costs

Deferred costs on the consolidated balance sheets consist primarily of direct costs associated with online course development and accreditation. Deferred costs associated with the development of online educational programs are capitalized after technological feasibility has been established. Deferred online course development costs are amortized to direct costs on a straight-line basis over the estimated period that the associated products are expected to generate revenues. Deferred online course development costs are evaluated on a quarterly basis through review of the corresponding course catalog. If a course is no longer listed or offered in the current course catalog, then the costs associated with its development are written off. As of December 31, 2017 and 2016, the unamortized balances of online course development costs were $58.0 million and $52.5 million, respectively. We defer direct and incremental third-party costs incurred for obtaining initial accreditation and for the renewal of accreditations. These accreditation costs are amortized to direct costs over the life of the accreditation on a straight-line basis. As of December 31, 2017 and 2016, the unamortized balances of accreditation costs were $2.9 million and $2.5 million, respectively.

At December 31, 2017 and 2016, our total deferred costs were $164.6 million and $146.1 million, respectively, with accumulated amortization of $(103.6) million and $(91.1) million, respectively.

As a result of our impairment testing, we recorded impairment losses on deferred costs for the year ended December 31, 2017. We recorded no impairment losses on deferred costs for the years ended December 31, 2016 and December 31, 2015.

Debt Issuance Costs

Debt issuance costs are paid as a result of certain debt transactions and are presented as a deduction from debt. These debt issuance costs are amortized over the term of the associated debt instruments. The amortization expense is recognized as a component of Interest expense in the Consolidated Statements of Operations. If we extinguish our debt before its full term, we may need to write off all or a portion of these deferred financing costs and recognize a loss on extinguishment. As of December 31, 2017 and 2016, the unamortized balances of deferred financing costs were $105.3 million and $42.2 million, respectively.

Income Taxes

We record the amount of income taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the expected future tax consequences of events that we have recognized in our consolidated financial statements or tax returns. We exercise judgment in assessing future profitability and the likely future tax consequences of these events.

Deferred Taxes

Estimates of deferred tax assets and liabilities are based on current tax laws, rates and interpretations, and, in certain cases, business plans and other expectations about future outcomes. We develop estimates of future profitability based upon historical data and experience, industry projections, forecasts of general economic conditions, and our own expectations. Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in our accounting estimates. Changes in existing tax laws and rates, their related interpretations, as well as the uncertainty generated by the current economic environment may impact the amounts of deferred tax liabilities or the valuations of deferred tax assets.

Tax Contingencies

We are subject to regular review and audit by both domestic and foreign tax authorities. We apply a more-likely-than-not threshold for tax positions, under which we must conclude that a tax position is more likely than not to be sustained in order for us to continue to recognize the benefit. This assumes that the position will be examined by the appropriate taxing authority and that full knowledge of all relevant information is available. In determining the provision for income taxes, judgment is used, reflecting estimates and assumptions, in applying the more-likely-than-not threshold. A change in the assessment of the outcome of a tax review or audit could materially adversely affect our consolidated financial statements.

See Note 16, Income Taxes, in our consolidated financial statements included elsewhere in this Form 8-K for details of our deferred taxes and tax contingencies.

Indefinite Reinvestment of Foreign Earnings

We earn a significant portion of our income from subsidiaries located in countries outside the United States. Deferred tax liabilities have not been recognized for undistributed foreign earnings because management believes that the earnings will be indefinitely reinvested outside the United States under the Company’s planned tax neutral methods. ASC 740, “Income Taxes,” requires that we evaluate our circumstances to determine whether or not there is sufficient evidence to support the assertion that we will reinvest undistributed foreign earnings indefinitely. Our assertion that earnings from our foreign operations will be indefinitely reinvested is supported by projected working capital and long-term capital plans in each foreign subsidiary location in which the earnings are generated. Additionally, we believe that we have the ability to indefinitely reinvest foreign earnings based on our domestic operation’s cash repatriation strategies, projected cash flows, projected working capital and liquidity, and the expected availability of capital within the debt or equity markets. As further described in Note 16, Income Taxes, in our consolidated financial statements included elsewhere in this Form 8-K, this assertion is provisional as of December 31, 2017. If our expectations change based on future developments such that some or all of the undistributed earnings of our foreign subsidiaries may be remitted to the United States in the foreseeable future, we will be required to recognize deferred tax expense and liabilities on those amounts. In addition, if applicable tax rules in the United States are modified to cause U.S. corporations to pay taxes on foreign earnings even if the earnings are not remitted to the United States, we may incur additional tax expense.

Revenue Recognition

Our revenues primarily consist of tuition and educational service revenues. We also generate revenues from student fees, dormitory/residency fees, and education-related activities. Revenues are reported net of scholarships and other discounts, refunds, waivers and the fair value of any guarantees made by us related to student financing programs. Our institutions have various billing and academic cycles. Collectibility is determined on a student-by-student basis at the time of enrollment. Generally, students cannot re-enroll for the next academic session without satisfactory resolution of any past-due amounts. Tuition revenues are recognized ratably on a weekly straight-line basis over each academic session. Deferred revenue and student deposits on our consolidated balance sheets consist of tuition paid prior to the start of academic sessions and unearned tuition amounts recorded as accounts receivable after an academic session begins. If a student withdraws from an institution, our obligation to issue a refund depends on the refund policy at that institution and the timing of the student’s withdrawal. Generally, our refund obligations are reduced over the course of the academic term. We record refunds as a reduction of deferred revenue and student deposits, as applicable. Once a student withdraws, the Company recognizes revenue on a cash basis as collectibility is not reasonably assured. Dormitory revenues are recognized over the occupancy period. Revenues from the sale of educational products are generally recognized upon delivery and when collectibility is reasonably assured. Student fees and other revenues, which include revenues from contractual arrangements with unconsolidated institutions, are recognized as earned over the appropriate service period.

Allowance for Doubtful Accounts

Receivables are deemed to be uncollectible when they have been outstanding for two years, or earlier when collection efforts have ceased, at which time they are written off. Prior to that, we record an allowance for doubtful accounts to reduce our receivables to their net realizable value. Our allowance estimation methodology is based on the age of the receivables, the status of past-due amounts, historical collection trends, current economic conditions and student enrollment status. In the event that current collection trends differ from historical trends, an adjustment is made to the allowance account and bad debt expense.

Derivatives

In the normal course of business, our operations have significant exposure to fluctuations in foreign currency values and interest rate changes. Accordingly, we mitigate a portion of these risks through a risk-management program that includes the use of derivative financial instruments (derivatives). The interest and principal payments for our senior long-term debt arrangements are primarily paid in USD. Because the majority of our operating cash flow and revenues comes from business units located outside the United States with functional currencies other than the USD, our ability to make debt payments and our earnings are subject to fluctuations in the value of the USD relative to foreign currencies. In order to mitigate these foreign currency risks, we selectively enter into foreign exchange forward contracts. Additionally, borrowings under our Senior Secured Credit Facility and certain local credit facilities bear interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. Therefore, we have entered into floating-to-fixed interest rate swap contracts for certain debt arrangements that are subject to fluctuations in interest rates. We do not engage in speculative or leveraged transactions, nor do we hold or issue derivatives for trading purposes.

We report all derivatives on the consolidated balance sheets at fair value. The values are derived using valuation models commonly used for derivatives. These valuation models require a variety of inputs, including contractual terms, market prices, forward-price yield curves, notional quantities, measures of volatility and correlations of such inputs. Our fair value models incorporate the measurement of our own nonperformance risk into our calculations. Our derivatives expose us to credit risk to the extent that the counterparty may possibly fail to perform its contractual obligation when we are in a net gain position. As a result, our valuation models reflect measurements for counterparty credit risk. We also actively monitor counterparty credit ratings for any significant changes that could impact the nonperformance risk calculation for our fair value. We value derivatives using management’s best estimate of inputs we believe market participants would use in pricing the asset or liability at the measurement date. Derivative and hedge accounting requires judgment in the use of estimates that are inherently uncertain and that may change in subsequent periods. External factors, such as economic conditions, will impact the inputs to the valuation model over time. The effect of changes in assumptions and estimates could materially impact our financial statements. See Note 15, Derivative Instruments, in our consolidated financial statements included elsewhere in this Form 8-K for details of our derivatives.

Share-Based Compensation

We use the Black-Scholes-Merton option pricing model to calculate the fair value of stock options. This option valuation model requires the use of subjective assumptions, including the estimated fair value of the underlying common stock, the expected stock price volatility, and the expected term of the option. The estimated fair value of the underlying common stock is based on third-party valuations. Our volatility estimates are based on a peer group of companies. We estimate the expected term of awards to be the weighted average mid-point between the vesting date and the end of the contractual term. We use this method to estimate the expected term since we do not have sufficient historical exercise data.

We have granted restricted stock, restricted stock units, stock options, and performance awards for which the vesting is based on our annual performance metrics. For interim periods, we use our year-to-date actual results, financial forecasts, and other available information to estimate the probability of the award vesting based on the performance metrics. The related compensation expense recognized is affected by our estimates of the vesting potential of these performance awards. See Note 14, Share-based Compensation, in our consolidated financial statements included elsewhere in this Form 8-K for further discussion of these arrangements.

Recently Issued Accounting Standards

Refer to Note 2, Significant Accounting Policies, in our consolidated financial statements included elsewhere in this Form 8-K for recently issued accounting standards.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Laureate Education, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Laureate Education, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”).  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that our audits provide a reasonable basis for our opinion.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for deferred income taxes in 2017.

/s/ PricewaterhouseCoopers LLP

Baltimore, MD

March 20, 2018, except for the effects of discontinued operations discussed in Note 1 and Note 3 to the consolidated financial statements, as to which the date is November 13, 2018

We have served as the Company’s auditor since 2007, which includes periods before the Company became subject to SEC reporting requirements.

Item 8. Financial Statements

LAUREATE EDUCATION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

IN THOUSANDS, except per share amounts

For the years ended December 31,	2017	2016	2015

Revenues	$3,385,876	$3,301,864	$3,399,774
Costs and expenses:
Direct costs	2,821,291	2,788,691	2,946,016
General and administrative expenses	315,471	222,496	194,686
Loss on impairment of assets	7,121	—	—
Operating income	241,993	290,677	259,072
Interest income	11,865	14,414	9,474
Interest expense	(334,901)	(390,391)	(367,284)
Loss on debt extinguishment	(8,392)	(17,363)	(1,263)
Gain (loss) on derivatives	28,656	(6,084)	(2,607)
Other (expense) income, net	(1,892)	457	(423)
Foreign currency exchange gain (loss), net	2,539	77,299	(128,299)
(Loss) gain on sales of subsidiaries, net	(10,490)	398,081	—
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	(70,622)	367,090	(231,330)
Income tax benefit (expense)	91,308	(34,440)	(95,364)
Equity in net income of affiliates, net of tax	152	90	2,495
Income (loss) from continuing operations	20,838	332,740	(324,199)
Income from discontinued operations, net of tax expense of $24,495 for 2017, $30,561 for 2016 and $22,366 for 2015	72,926	33,446	8,354
Net income (loss)	93,764	366,186	(315,845)
Net (income) loss attributable to noncontrolling interests	(2,299)	5,661	(403)
Net income (loss) attributable to Laureate Education, Inc.	$91,465	$371,847	$(316,248)

Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	(298,497)	(1,537)	(6,173)
Net (loss) income available to common stockholders	$(207,032)	$370,310	$(322,421)

Basic earnings (loss) per share:
(Loss) income from continuing operations	$(1.60)	$2.50	$(2.49)
Income from discontinued operations	0.40	0.28	0.05
Basic (loss) earnings per share	$(1.20)	$2.78	$(2.44)
Diluted earnings (loss) per share:
(Loss) income from continuing operations	$(1.60)	$2.48	$(2.49)
Income from discontinued operations	0.40	0.28	0.05
Diluted (loss) earnings per share	$(1.20)	$2.76	$(2.44)

The accompanying notes are an integral part of these consolidated financial statements.

LAUREATE EDUCATION, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

IN THOUSANDS

For the years ended December 31,	2017	2016	2015

Net income (loss)	$93,764	$366,186	$(315,845)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax of $0 for all years	120,436	(115,685)	(386,310)
Unrealized gain on derivative instruments, net of tax of $0 for all years	9,875	8,032	5,629
Minimum pension liability adjustment, net of tax of $105, $1,800 and $982, respectively	(377)	8,391	2,966
Total other comprehensive income (loss)	129,934	(99,262)	(377,715)
Comprehensive income (loss)	223,698	266,924	(693,560)
Net comprehensive (income) loss attributable to noncontrolling interests	(4,570)	5,545	3,234
Comprehensive income (loss) attributable to Laureate Education, Inc.	$219,128	$272,469	$(690,326)

The accompanying notes are an integral part of these consolidated financial statements.

LAUREATE EDUCATION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

IN THOUSANDS, except per share amounts

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents (includes VIE amounts of $100,971 and $72,540, see Note 2)	$320,567	$295,785
Restricted cash and investments	212,215	178,552
Receivables:
Accounts and notes receivable	474,456	419,345
Other receivables	14,788	16,391
Related party receivables	387	2,258
Allowance for doubtful accounts	(178,566)	(164,476)
Receivables, net	311,065	273,518
Income tax receivable	38,231	26,783
Prepaid expenses and other current assets	81,948	79,364
Current assets held for sale	324,668	261,864
Total current assets (includes VIE amounts of $407,315 and $322,210, see Note 2)	1,288,694	1,115,866
Notes receivable, net	3,528	60,675
Property and equipment:
Land	243,179	241,335
Buildings	669,973	651,927
Furniture, equipment and software	977,382	888,572
Leasehold improvements	366,735	324,824
Construction in-progress	62,474	77,960
Accumulated depreciation and amortization	(939,326)	(823,153)
Property and equipment, net	1,380,417	1,361,465
Land use rights, net	1,572	1,509
Goodwill	1,828,365	1,786,554
Other intangible assets:
Tradenames	1,167,302	1,153,348
Other intangible assets, net	35,779	46,035
Deferred costs, net	60,931	54,982
Deferred income taxes	152,398	132,052
Derivative instruments	48,186	4,464
Other assets	199,441	175,950
Long-term assets held for sale	1,224,672	1,169,634
Total assets (includes VIE amounts of $1,419,579 and $1,309,113, see Note 2)	$7,391,285	$7,062,534

The accompanying notes are an integral part of these consolidated financial statements.

LAUREATE EDUCATION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (continued)

IN THOUSANDS, except per share amounts

	December 31, 2017	December 31, 2016
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$70,137	$61,961
Accrued expenses	239,620	301,270
Accrued compensation and benefits	215,760	194,907
Deferred revenue and student deposits	184,116	178,463
Current portion of long-term debt	121,870	95,968
Current portion of due to shareholders of acquired companies	34,745	111,681
Income taxes payable	20,553	19,023
Derivative instruments	4,458	5,218
Other current liabilities	31,761	38,277
Current liabilities held for sale	451,569	433,529
Total current liabilities (includes VIE amounts of $341,147 and $320,922, see Note 2)	1,374,589	1,440,297
Long-term debt, less current portion	2,973,396	3,361,272
Due to shareholders of acquired companies, less current portion	37,040	66,340
Deferred compensation	14,470	14,128
Income taxes payable	106,062	128,658
Deferred income taxes	247,371	388,474
Derivative instruments	9,390	7,750
Other long-term liabilities	221,941	238,445
Long-term liabilities held for sale	405,747	395,945
Total liabilities (includes VIE amounts of $449,561 and $424,297, see Note 2)	5,390,006	6,041,309
Series A convertible redeemable preferred stock, par value $0.001 per share — 512 shares authorized, 401 and 343 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	400,276	332,957
Redeemable noncontrolling interests and equity	13,721	23,876
Stockholders’ equity:
Preferred stock, par value $0.001 per share — 49,488 shares authorized, no shares issued and outstanding as of December 31, 2017 and December 31, 2016	—	—
Class A common stock, par value $0.004 per share — 700,000 shares authorized, 55,052 shares issued and outstanding as of December 31, 2017 and no shares authorized, issued and outstanding as of December 31, 2016	220	—
Class B common stock, par value $0.004 per share — 175,000 shares authorized, 132,443 shares issued and outstanding as of December 31, 2017 and no shares authorized, issued and outstanding as of December 31, 2016	530	—
Common stock, par value $0.004 per share — no shares authorized, issued and outstanding as of December 31, 2017 and 175,000 shares authorized, 133,376 shares issued and outstanding as of December 31, 2016	—	534
Additional paid-in capital	3,446,206	2,721,432
Accumulated deficit	(946,236)	(1,037,701)
Accumulated other comprehensive loss	(925,556)	(1,052,055)
Total Laureate Education, Inc. stockholders’ equity	1,575,164	632,210
Noncontrolling interests	12,118	32,182
Total stockholders’ equity	1,587,282	664,392
Total liabilities and stockholders’ equity	$7,391,285	$7,062,534

The accompanying notes are an integral part of these consolidated financial statements.

LAUREATE EDUCATION, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

IN THOUSANDS

	Laureate Education, Inc. Stockholders
								(Accumulated	Accumulated
	Class A		Class B				Additional	deficit)	other	Non-	Total
	Common Stock		Common Stock		Common Stock		paid-in	retained	comprehensive	controlling	stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	earnings	(loss) income	interests	equity
Balance at December 31, 2014	—	$—	—	$—	132,973	$532	$2,688,877	$(1,093,300)	$(579,041)	$39,480	$1,056,548
Non-cash stock compensation	—	—	—	—	8	—	34,120	—	—	—	34,120
Cash distributions to stockholders	—	—	—	—	—	—	(18,975)	—	—	—	(18,975)
Exercise of stock options	—	—	—	—	111	—	2,040	—	—	—	2,040
Vesting of restricted stock and exercise of stock options, net of shares withheld to satisfy minimum employee tax withholding	—	—	—	—	163	1	(3,869)	—	—	—	(3,868)
Changes in noncontrolling interests	—	—	—	—	—	—	(1,554)	—	442	(2,253)	(3,365)
Dividends to noncontrolling interests	—	—	—	—	—	—	(1,147)	—	—	(95)	(1,242)
Capital contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	1,382	1,382
Accretion of redeemable noncontrolling interests and equity	—	—	—	—	—	—	(13,041)	—	—	—	(13,041)
Reclassification of redeemable noncontrolling interests and equity	—	—	—	—	—	—	—	—	—	(4,613)	(4,613)
Net (loss) income	—	—	—	—	—	—	—	(316,248)	—	403	(315,845)
Foreign currency translation adjustment, net of tax of $0	—	—	—	—	—	—	—	—	(382,673)	(3,637)	(386,310)
Unrealized gain on derivatives, net of tax of $0	—	—	—	—	—	—	—	—	5,629	—	5,629
Minimum pension liability adjustment, net of tax of $982	—	—	—	—	—	—	—	—	2,966	—	2,966
Balance at December 31, 2015	—	—	—	—	133,255	533	2,686,451	(1,409,548)	(952,677)	30,667	355,426
Non-cash stock compensation	—	—	—	—	—	—	38,071	—	—	—	38,071
Exercise of stock options	—	—	—	—	12	—	253	—	—	—	253
Vesting of restricted stock and exercise of stock options, net of shares withheld to satisfy minimum employee tax withholding	—	—	—	—	109	1	(1,726)	—	—	—	(1,725)
Changes in noncontrolling interests	—	—	—	—	—	—	1,003	—	—	2,101	3,104
Dividends to noncontrolling interests	—	—	—	—	—	—	(1,164)	—	—	—	(1,164)
Capital contributions from noncontrolling interest holders	—	—	—	—	—	—	—	—	—	5,572	5,572
Accretion of redeemable noncontrolling interests and equity	—	—	—	—	—	—	263	—	—	—	263
Accretion of Series A Convertible Redeemable Preferred Stock	—	—	—	—	—	—	(1,719)	—	—	—	(1,719)
Reclassification of redeemable noncontrolling interests and equity	—	—	—	—	—	—	—	—	—	(613)	(613)
Net income (loss)	—	—	—	—	—	—	—	371,847	—	(5,661)	366,186
Foreign currency translation adjustment, net of tax of $0	—	—	—	—	—	—	—	—	(115,801)	116	(115,685)
Unrealized gain on derivatives, net of tax of $0	—	—	—	—	—	—	—	—	8,032	—	8,032
Minimum pension liability adjustment, net of tax of $1,800	—	—	—	—	—	—	—	—	8,391	—	8,391
Balance at December 31, 2016	—	$—	—	$—	133,376	$534	$2,721,432	$(1,037,701)	$(1,052,055)	$32,182	$664,392

The accompanying notes are an integral part of these consolidated financial statements.

LAUREATE EDUCATION, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (continued)

IN THOUSANDS

	Laureate Education, Inc. Stockholders
								(Accumulated	Accumulated
	Class A		Class B				Additional	deficit)	other	Non-	Total
	Common Stock		Common Stock		Common Stock		paid-in	retained	comprehensive	controlling	stockholders’
IN THOUSANDS	Shares	Amount	Shares	Amount	Shares	Amount	capital	earnings	(loss) income	interests	equity
Balance at December 31, 2016	—	$—	—	$—	133,376	$534	$2,721,432	$(1,037,701)	$(1,052,055)	$32,182	$664,392
Non-cash stock compensation	—	—	—	—	—	—	64,788	—	—	—	64,788
Reclassification of Common stock into Class B common stock on January 31, 2017	—	—	133,376	534	(133,376)	(534)	—	—	—	—	—
Issuance of Class A common stock in initial public offering	35,000	140	—	—	—	—	456,219	—	—	—	456,359
Conversion of Class B shares to Class A shares	1,229	5	(1,229)	(5)	—	—	—	—	—	—	—
Note exchange transaction	18,683	75	—	—	—	—	245,672	—	—	—	245,747
Vesting of restricted stock and restricted stock units, net of shares withheld to satisfy tax withholding	140	—	296	1	—	—	(2,152)	—	—	—	(2,151)
Reclassification to equity upon expiration of put right on share-based awards	—	—	—	—	—	—	5,500	—	—	—	5,500
Dividends to noncontrolling interests	—	—	—	—	—	—	(1,419)	—	—	—	(1,419)
Distributions to noncontrolling interest holders	—	—	—	—	—	—	—	—	—	167	167
Change in noncontrolling interests	—	—	—	—	—	—	(11,569)	—	(1,164)	(23,884)	(36,617)
Accretion of redeemable noncontrolling interests and equity	—	—	—	—	—	—	(5,183)	—	—	—	(5,183)
Accretion of Series A Convertible Redeemable Preferred Stock	—	—	—	—	—	—	(292,450)	—	—	—	(292,450)
Beneficial conversion feature for Series A Convertible Redeemable Preferred Stock	—	—	—	—	—	—	265,368	—	—	—	265,368
Reclassification of redeemable noncontrolling interests and equity	—	—	—	—	—	—	—	—	—	(917)	(917)
Net income	—	—	—	—	—	—	—	91,465	—	2,299	93,764
Foreign currency translation adjustment, net of tax of $0	—	—	—	—	—	—	—	—	118,165	2,271	120,436
Unrealized gain on derivatives, net of tax of $0	—	—	—	—	—	—	—	—	9,875	—	9,875
Minimum pension liability adjustment, net of tax of $105	—	—	—	—	—	—	—	—	(377)	—	(377)
Balance at December 31, 2017	55,052	$220	132,443	$530	—	$—	$3,446,206	$(946,236)	$(925,556)	$12,118	$1,587,282

The accompanying notes are an integral part of these consolidated financial statements.

LAUREATE EDUCATION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

IN THOUSANDS

For the years ended December 31,	2017	2016	2015
Cash flows from operating activities
Net income (loss)	$93,764	$366,186	$(315,845)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	264,742	264,879	282,946
Loss on impairment of assets	40,597	23,465	—
Gain on sale of subsidiary and disposal of property and equipment, net	(5,837)	(408,672)	(5,141)
(Gain) loss on derivative instruments	(29,278)	4,717	1,988
Loss on debt extinguishment	8,392	17,363	331
Payment of redemption and call premiums and fees on debt modification	(65,225)	—	—
Non-cash interest expense	49,582	46,195	55,786
Interest paid on deferred purchase price for acquisitions	(39,419)	—	—
Non-cash share-based compensation expense	64,788	38,809	39,021
Bad debt expense	124,308	108,019	107,162
Deferred income taxes	(164,785)	(30,150)	(15,563)
Unrealized foreign currency exchange loss (gain)	4,135	(67,946)	124,487
Non-cash (gain) loss from non-income tax contingencies	(2,883)	17,360	182
Other, net	3,463	5,949	2,583
Changes in operating assets and liabilities:
Restricted cash	3,824	(7,686)	(932)
Receivables	(129,335)	(110,693)	(225,027)
Prepaid expenses and other assets	(60,051)	(17,594)	(15,533)
Accounts payable and accrued expenses	(30,407)	688	15,237
Income tax receivable/payable, net	(10,695)	(36,762)	13,673
Deferred revenue and other liabilities	11,076	(29,557)	105,131
Net cash provided by operating activities	130,756	184,570	170,486
Cash flows from investing activities
Purchase of property and equipment	(274,063)	(240,258)	(344,056)
Expenditures for deferred costs	(19,717)	(16,436)	(22,802)
Receipts from sale of subsidiary and property and equipment, net	9,831	554,441	204,076
Settlement of derivatives related to sale of subsidiaries	—	(5,663)	—
Property insurance recoveries	370	3,623	2,198
Business acquisitions, net of cash acquired	(835)	—	(6,705)
Payment of contingent consideration for acquisitions	—	—	(1,275)
Payments (to) from related parties and affiliates	(268)	1,590	8,896
Change in restricted cash and investments	(39,848)	(28,063)	(15,452)
Proceeds from sale or maturity of available-for-sale securities, net	—	—	1,478
Net cash (used in) provided by investing activities	(324,530)	269,234	(173,642)
Cash flows from financing activities
Proceeds from issuance of long-term debt, net of original issue discount	2,898,836	708,827	628,512
Payments on long-term debt	(3,038,946)	(1,421,379)	(528,025)
Payments of deferred purchase price for acquisitions	(94,891)	(22,236)	(25,582)
Payments to purchase noncontrolling interests	(17,443)	(25,665)	(5,351)
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	55,290	329,142	—
Payment of dividends on Series A Preferred Stock and to noncontrolling interests	(19,371)	(1,505)	(20,472)
Proceeds from initial public offering, net of issuance costs	456,359	—	—
Proceeds from exercise of stock options	—	253	2,040
Withholding of shares to satisfy tax withholding for vested stock awards and exercised stock options	(2,151)	(1,725)	(3,868)
Payments of debt issuance costs	(16,017)	(11,582)	(13,020)
Noncontrolling interest holder’s loan to subsidiaries	943	802	2,772
Distributions to noncontrolling interest holders	186	(654)	(2,582)
Net cash provided by (used in) financing activities	222,795	(445,722)	34,424
Effects of exchange rate changes on cash	19,987	4,619	(22,407)
Change in cash included in current assets held for sale	(24,226)	3,858	(37,658)
Net change in cash and cash equivalents	24,782	16,559	(28,797)
Cash and cash equivalents at beginning of period	295,785	279,226	308,023
Cash and cash equivalents at end of period	$320,567	$295,785	$279,226

The accompanying notes are an integral part of these consolidated financial statements.

Laureate Education, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars and shares in thousands)

Note 1.   Description of Business

Laureate Education, Inc. and subsidiaries (hereinafter Laureate, we, us, our, or the Company) provide higher education programs and services to students through an international network of licensed universities and higher education institutions (institutions). Laureate’s programs are provided through institutions that are campus-based and internet-based, or through electronically distributed educational programs (online). On October 1, 2015, we redomiciled in Delaware as a public benefit corporation as a demonstration of our long-term commitment to our mission to benefit our students and society.

On February 6, 2017, the Company completed an initial public offering (IPO) of shares of its Class A common stock, a newly established class of the Company’s common stock of which 700,000 shares were authorized and, as of February 1, 2017, the Company’s shares became listed on the Nasdaq Global Select Market under the symbol ‘‘LAUR’’. The Company sold 35,000 shares of its Class A common stock in the IPO at a price of $14.00 per share, resulting in net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses payable by us, of $456,359. On January 31, 2017, in connection with our IPO, our Amended and Restated Certificate of Incorporation was accepted for filing by the Secretary of State of the State of Delaware, and effective upon such filing, a 4 to 1 reverse stock split for our common stock was consummated and each share of our common stock then outstanding was automatically reclassified into one fourth of one share of Class B Common Stock, a newly established class of the Company’s common stock, with any resulting fractional shares rounded down to the next whole share. These financial statements reflect the reverse stock split.

As previously disclosed in our Quarterly Report on Form 10-Q for the period ended September 30, 2017, and as further discussed in Note 7, Business and Geographic Segment Information, effective August 1, 2017, we changed our operating segments in order to realign our segments according to how our chief operating decision maker allocates resources and assesses performance. The segment changes resulted in Laureate increasing its number of operating segments from three to six, and is consistent with our goal of flattening our organizational structure to improve decision speed and operating effectiveness.

The change includes the creation of three operating segments (Brazil, Mexico and Andean & Iberian) from the previous Latin America (LatAm) segment. Our institutions in Spain and Portugal (Iberian) have moved from the Europe, Middle East, Africa and Asia Pacific (EMEAA) segment and combined with our institutions in Chile and Peru to form the Andean & Iberian segment. In addition, our institutions in Central America, which were previously part of the LatAm segment, have combined with our campus-based institutions in the United States, which were previously part of the GPS segment, to form the Central America & U.S. Campuses segment. The Online & Partnerships segment consists of the online institutions that were previously part of the GPS segment. We have renamed our Andean & Iberian segment as Andean and our EMEAA segment as Rest of World. In summary, our six operating segments are as follows:

•                  Brazil;

•                  Mexico;

•                  Andean;

•                  Central America & U.S. Campuses;

•                  Rest of World; and

•                  Online & Partnerships.

This change has been reflected in the segment information for the year ended December 31, 2017. As required, the segment information presented for comparative purposes for the years ended December 31, 2016 and 2015 has also been revised to reflect this change.

Discontinued Operations

As reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the 2017 Form 10-K), in 2017 the Company announced the divestiture of certain subsidiaries in our Rest of World and Central America & U.S. Campuses segments. On August 9, 2018, the Company announced that it plans to divest additional subsidiaries located in Europe, Asia and Central America, which are included in the Rest of World, Andean and Central America & U.S. Campuses segments. After completing all of the announced divestitures, the Company’s remaining principal markets will be Brazil, Chile, Mexico and Peru, along with the Online & Partnerships segment and the institutions in Australia and New Zealand. This represents a strategic shift that will have a major effect on the Company’s operations and financial results. Accordingly, all of the divestitures that are part of this strategic shift, including the divestitures announced on August 9, 2018 and those announced previously, are now accounted for as discontinued operations for all periods presented, in accordance with Accounting Standards Codification (ASC) 205-20, ‘‘Discontinued Operations.’’ See Note 3, Discontinued Operations, for more information. Unless indicated otherwise, the information in the footnotes to the Consolidated Financial Statements relates to continuing operations.

Note 2.   Significant Accounting Policies

The preparation of the Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (GAAP) requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Principles of Consolidation and Investments in Affiliates

General

Our Consolidated Financial Statements include all accounts of Laureate, our majority-owned subsidiaries, and educational institutions that are part of our network and, although not owned by Laureate, are variable interest entities (VIEs) pursuant to ASC Topic 810-10, “Consolidation.” As of December 31, 2017 the Laureate network includes 12 VIE institutions in eight countries. Of these 12 institutions, five are included in continuing operations and seven are discontinued operations. Laureate has determined it is the “primary beneficiary” of these VIEs, as such term is defined in ASC 810-10-20, and has consolidated the financial results of operations, assets and liabilities, and cash flows of these VIEs in the Company’s Consolidated Financial Statements. Intercompany accounts and transactions have been eliminated in consolidation. As discussed further in Note 3, Discontinued Operations, our number of VIE institutions in discontinued operations was reduced by one in January 2018 following the sale of LEI Lie Ying Limited (LEILY).

Noncontrolling Interests

A noncontrolling interest is the portion of a subsidiary that is not attributable to us either directly or indirectly. A noncontrolling interest can also be referred to as a minority interest. We recognize noncontrolling interest holders’ share of equity and net income or loss separately in Noncontrolling interests in the Consolidated Balance Sheets and Net (income) loss attributable to noncontrolling interests in the Consolidated Statements of Operations. For the VIEs in our network, we generally do not recognize a noncontrolling interest. A noncontrolling interest is only recognized when a VIE’s economics are shared with a third party (e.g., when the transferor of the control of the VIE retained a portion of the economics associated with it).

The Variable Interest Entity (VIE) Arrangements

Laureate consolidates in its financial statements certain internationally based educational organizations that do not have shares or other equity ownership interests. Although these educational organizations may be considered not-for-profit entities in their home countries and they are operated in compliance with their respective not-for-profit legal regimes, we believe they do not meet the definition of a not-for-profit entity under GAAP, and therefore we treat them as “for-profit” entities for accounting purposes. These entities generally cannot declare dividends or distribute their net assets to the entities that control them.

Under ASC 810-10, “Consolidation,” we have determined that these institutions are VIEs and that Laureate is the primary beneficiary of these VIEs because we have, as further described herein: (1) the power to direct the activities of the VIEs that most significantly affect their educational and economic performance and (2) the right to receive economic benefits from contractual and other arrangements with the VIEs that could potentially be significant to the VIEs. We account for the acquisition of the right to control a VIE in accordance with ASC 805, “Business Combinations.”

As with all of our educational institutions, the VIE institutions’ primary source of income is tuition fees paid by students, for which the students receive educational services and goods that are proportionate to the prices charged. Laureate maintains control of these VIEs through our rights to designate a majority of the governing entities’ board members, through which we have the legal ability to direct the activities of the entities. Laureate maintains a variable interest in these VIEs through mutual contractual arrangements at market rates and terms that provide them with necessary products and services, and/or intellectual property, and has the ability to enter into additional such contractual arrangements at market rates and terms. We also have the ability to transfer our rights to govern these VIEs, or the entities that possess those rights, to other parties, which could yield a return if and when these rights are transferred.

We generally do not have legal entitlement to distribute the net assets of the VIEs. Generally, in the event of liquidation or the sale of the net assets of the VIEs, the net proceeds can only be transferred either to another VIE institution with similar purposes or to the government. In the unlikely case of liquidation or a sale of the net assets of the VIE, we may be able to retain the residual value by naming another Laureate-controlled VIE resident in the same jurisdiction as the recipient, if one exists; however we generally cannot name a for-profit entity as the recipient. Moreover, because the institution generally would be required to provide for the continued education of its students, liquidation would not be a likely course of action and would be unlikely to result in significant residual assets available for distribution. However, we operate our VIEs as going concern enterprises, maintain control in perpetuity, and have the ability to provide additional contractual arrangements for educational and other services priced at up to market rates with Laureate-controlled service companies. Typically, we are not legally obligated to make additional investments in the VIE institutions.

Laureate for-profit entities provide necessary products and services, and/or intellectual property, to all institutions in the Laureate International Universities network, including the VIE institutions, through contractual arrangements at market rates and terms, which are accretive to Laureate. We periodically modify the rates we charge under these arrangements to ensure that they are priced at or below fair market value and to add additional services. If it is determined that contractual arrangements with any institution are not on market terms, it could have an adverse regulatory impact on such institution. We believe these arrangements improve the quality of the academic curriculum and the students’ educational experience. There are currently four types of contractual arrangements: (i) intellectual property (IP) royalty arrangements; (ii) network fee arrangements; (iii) management service arrangements; and (iv) lease arrangements.

(i)             Under the IP royalty arrangements, institutions in the Laureate International Universities network pay to Laureate royalty payments for the use of Laureate’s tradename and best practice policies and procedures.

(ii)          Institutions in the Laureate International Universities network gain access to other network resources, including academic content, support with curriculum design, online programs, professional development, student exchange and access to dual degree programs, through network fee arrangements whereby the institutions pay stipulated fees to Laureate for such access.

(iii)       Institutions in the Laureate International Universities network contract with Laureate and pay fees under management services agreements for the provision of support and managerial services including access to management, legal, tax, finance, accounting, treasury and other services, which in some cases Laureate provides through shared service arrangements in certain jurisdictions.

(iv)      Laureate for-profit entities, including for-profit entities in which the VIEs are investors, own various campus real estate properties and have entered into long-term lease contracts with the respective institutions in the Laureate International

Universities network, whereby they pay market-based rents for the use of the properties in the conduct of their educational operations.

Revenues recognized by Laureate’s for-profit entities from these contractual arrangements with our consolidated VIEs, including those in continuing operations and discontinued operations, were $123,237, $113,276 and $106,005 for the years ended December 31, 2017, 2016 and 2015, respectively. These revenues are eliminated in consolidation.

Under our accounting policy, we allocate all of the income or losses of these VIEs to Laureate unless there is a noncontrolling interest where the economics of the VIE are shared with a third party. The income or losses of these VIEs allocated to Laureate represent the earnings after deducting charges related to contractual arrangements with our for-profit entities as described above. We believe that the income remaining at the VIEs after these charges accretes value to our rights to control these entities.

Laureate’s VIEs are generally exempt from income taxes. As a result, the VIEs generally do not record deferred tax assets or liabilities or recognize any income tax expense in the Consolidated Financial Statements. No deferred taxes are recognized by the for-profit service companies for the remaining income in these VIEs as the legal status of these entities generally prevents them from declaring dividends or making distributions to their sponsors. However, these for-profit service companies record income taxes related to revenues from their contractual arrangements with these VIEs.

Risks in relation to the VIEs

We believe that all of the VIE institutions in the Laureate network are operated in full compliance with local law and that the contractual arrangements with the VIEs are legally enforceable; however, these VIEs are subject to regulation by various agencies based on the requirements of local jurisdictions. These agencies, as well as local legislative bodies, review and update laws and regulations as they deem necessary or appropriate. We cannot predict the form of any laws that may be enacted, or regulations that ultimately may be adopted in the future, or what effects they might have on our business, financial condition, results of operations and cash flows. If local laws or regulations were to change, if the VIEs were found to be in violation of existing local laws or regulations, or if the regulators were to question the financial sustainability of the VIEs and/or whether the contractual arrangements were at fair value, local government agencies could, among other actions:

•                  revoke the business licenses and/or accreditations of the VIE institutions;

•                  void or restrict related-party transactions, such as the contractual arrangements between Laureate and the VIE institutions;

•                  impose fines that significantly impact business performance or other requirements with which the VIEs may not be able to comply;

•                  require Laureate to change the VIEs’ governance structures, such that Laureate would no longer maintain control of the activities of the VIEs; or

•                  disallow a transfer of our rights to govern these VIEs, or the entities that possess those rights, to a third party for consideration.

Laureate’s ability to conduct our business would be negatively affected if local governments were to carry out any of the aforementioned or other similar actions. In any such case, Laureate may no longer be able to consolidate the VIEs. As discussed in Note 25, Subsequent Events, in January 2018 a bill was passed by the Chilean Congress and, assuming that it passes review by the Constitutional Court, it is expected to be signed into law by the President of Chile. Once the bill becomes law, it will prohibit for-profit organizations, such as Laureate, from controlling the boards of universities in Chile. As a result, the Company currently expects that it will be required to deconsolidate its three Chilean non-profit universities, which are included in the Andean segment, as early as the first quarter of 2018.

The VIEs in Brazil and Mexico include several not-for-profit foundations that have insignificant revenues and operating expenses. Selected Consolidated Statements of Operations information for VIEs that are included in continuing operations was as follows, net of the charges related to the above-described contractual arrangements:

For the years ended December 31,	2017	2016	2015
Selected Statements of Operations information:
Revenues, by segment:
Brazil	$104	$—	$—
Mexico	—	—	9
Andean	418,019	380,111	363,369
Rest of World	—	20,206	32,993
Revenues	418,123	400,317	396,371

Depreciation and amortization	26,899	28,351	29,529

Operating (loss) income, by segment:
Brazil	(1)	(80)	(18)
Mexico	(876)	(967)	(1,330)
Andean	(4,858)	(17,120)	(12,837)
Rest of World	—	4,201	4,316
Operating loss	(5,735)	(13,966)	(9,869)

Net income attributable to Laureate Education, Inc.	13,035	3,309	4,911

Included in net income for the VIEs in the table above is non-operating investment income that was recorded by three of the Chilean institutions relating to investments that these institutions have in a for-profit, education-related real estate subsidiary of Laureate in Chile. This non-operating investment income, which eliminated in consolidation, totaled $11,696, $11,061 and $10,297 for the years ended December 31, 2017, 2016 and 2015, respectively.

Income attributable to Laureate Education, Inc. related to VIEs that are included in discontinued operations totaled $30,145, $29,724 and $6,627 for the years ended December 31, 2017, 2016 and 2015, respectively.

The following table reconciles the Net income (loss) attributable to Laureate Education, Inc. as presented in the table above, to the amounts in our Consolidated Statements of Operations:

For the years ended December 31,	2017	2016	2015
Net income (loss) attributable to Laureate Education, Inc.:
Variable interest entities	$13,035	$3,309	$4,911
Other operations including discontinued operations	513,205	550,058	125,363
Corporate and eliminations	(434,775)	(181,520)	(446,522)
Net income (loss) attributable to Laureate Education, Inc.	$91,465	$371,847	$(316,248)

The following table presents selected assets and liabilities of the consolidated VIEs. Except for Goodwill, the assets in the table below include the assets that can be used only to settle the obligations for the VIEs. The liabilities in the table are liabilities for which the creditors of the VIEs do not have recourse to the general credit of Laureate.

Selected Consolidated Balance Sheet amounts for these VIEs were as follows:

	December 31, 2017		December 31, 2016
	VIE	Consolidated	VIE	Consolidated
Balance Sheets data:
Cash and cash equivalents	$100,971	$320,567	$72,540	$295,785
Current assets held for sale	170,229	324,668	125,250	261,864
Other current assets	136,115	643,459	124,420	558,217
Total current assets	407,315	1,288,694	322,210	1,115,866

Goodwill	183,812	1,828,365	171,233	1,786,554
Tradenames	74,484	1,167,302	68,922	1,153,348
Other intangible assets, net	—	35,779	—	46,035
Long-term assets held for sale	369,375	1,224,672	361,781	1,169,634
Other long-term assets	384,593	1,846,473	384,967	1,791,097
Total assets	1,419,579	7,391,285	1,309,113	7,062,534

Current liabilities held for sale	183,166	451,569	191,489	433,529
Other current liabilities	157,981	923,020	129,433	1,006,768
Long-term liabilities held for sale	84,760	405,747	84,477	395,945
Long-term debt and other long-term liabilities	23,654	3,609,670	18,898	4,205,067
Total liabilities	449,561	5,390,006	424,297	6,041,309

Total stockholders’ equity	970,018	1,587,282	884,816	664,392
Total stockholders’ equity attributable to Laureate Education, Inc.	948,966	1,575,164	866,997	632,210

Included in the December 31, 2017 VIE cash balance in the table above is approximately $101,000 of cash held at the three Chilean VIEs. The amounts classified as held-for-sale assets and liabilities at December 31, 2017 and December 31, 2016 in the table above relate to VIEs that are included in our Rest of World, Andean and Central America & U.S. Campuses segments. Refer to Note 3, Discontinued Operations, for further discussion. The VIEs’ cash balances are generally required to be used only for the benefit of the operations of these VIEs.

Affiliates

When Laureate exercises significant influence over an affiliated entity, but does not control the entity, we account for our investments using the equity method of accounting. Significant influence occurs generally through ownership, directly or indirectly, of at least 20% and up to 50% of the voting interests. Under the equity method of accounting, Laureate records the proportionate share of these investments in Other assets in the Consolidated Balance Sheets. Our proportionate share of income or loss related to these investments is recorded in Equity in net income of affiliates, net of tax, in the Consolidated Statements of Operations.

Equity investments in which we do not exercise significant influence, generally through ownership of less than 20% of the voting rights, are accounted for using the cost method of accounting. Under the cost method of accounting, the investment is carried at cost on the Consolidated Balance Sheets in Other assets and income is recognized when dividends are received.

Impairments are recognized for an equity or cost method investment when and if the investment suffers an other-than-temporary decline in value. At that time, the investment is adjusted to its new fair value and the difference is recognized as a loss in our Consolidated Statements of Operations. For equity method investments, this impairment loss is included in Equity in net income of affiliates, net of tax.

Business Combinations

Effective January 1, 2009, Laureate adopted the accounting guidance for business combinations as prescribed by ASC 805, “Business Combinations.” When we complete a business combination, all tangible and identifiable intangible assets acquired and all liabilities assumed are recorded at fair value. Any excess purchase price is recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred. If Laureate acquires less than 100% of an entity (a partial acquisition) and consolidates the entity upon acquisition, all assets and liabilities, including noncontrolling interests, are recorded at their estimated fair value. When a partial acquisition results in Laureate obtaining control of an entity, Laureate remeasures any previously existing investment in the entity at fair value and records a gain or loss. Partial acquisitions in which Laureate’s control does not change are accounted for as equity transactions. Revenues and the results of operations of the acquired business are included in the accompanying Consolidated Financial Statements commencing on the date of acquisition.

Laureate accounts for acquired businesses using the acquisition method of accounting. Certain acquisitions require the payment of contingent amounts of purchase consideration if specified operating results are achieved in periods subsequent to the acquisition date. For acquisitions consummated on or after January 1, 2009, we record such contingent consideration at fair value on the acquisition date, with subsequent adjustments recognized in Direct costs in our Consolidated Statements of Operations. We classify the subsequent cash payments of contingencies that are recorded at the acquisition date within financing activities in the Consolidated Statements of Cash Flows. Contingent consideration arrangements related to acquisitions consummated prior to January 1, 2009 result in additional goodwill being recorded upon settlement of the underlying contingencies, with the settlement of these contingencies by transfer of cash classified within investing activities in the Consolidated Statements of Cash Flows.

Laureate generally obtains indemnification from the sellers of the higher education institutions upon acquisition for various contingent liabilities that may arise and are related to pre-acquisition events in order to protect itself from economic losses arising from such exposures. Prior to January 1, 2009, we did not record indemnification assets related to any liabilities recorded as part of the purchase price allocation. Instead, an indemnification asset was recorded when the seller was obligated to make a payment under the indemnification and the amount was determined to be reasonably assured of collection. In cases in which the contingent liability was extinguished for an amount less than originally established or the related statute of limitations lapses such that the contingent amount was no longer required to be paid, the remaining liability was reversed, and any difference between the liability’s carrying value and settlement amount was recognized in our Consolidated Statements of Operations.

For acquisitions consummated on or after January 1, 2009, we recognize an indemnification asset at the same time and on the same basis as the related indemnified item, subject to any contractual limitations and to the extent that collection is reasonably assured, in accordance with ASC 805. When indemnified, subsequent changes in the indemnified item are offset by changes in the indemnification asset. We assess the realizability of the indemnification assets each reporting period. The Company records changes in uncertain income tax positions as a component of Income tax benefit (expense), while related changes to the indemnification asset are included in Operating income in the Consolidated Statements of Operations. Changes in the principal portion of non-income tax contingencies, as well as changes in any related indemnification asset, are included in Operating income.

Redeemable Noncontrolling Interests and Equity

In certain cases, Laureate initially purchases a majority ownership interest in a company and uses various put and call arrangements with the noncontrolling interest holders that require or enable us to purchase all or a portion of the remaining minority ownership at a later date. The nature of these Minority Put Arrangements and our accounting for the redeemable noncontrolling interests are discussed below.

Minority Put Arrangements

Minority Put Arrangements give noncontrolling interest holders the right to require Laureate to purchase their shares (i.e., Put option). The Put option price is generally established by multiplying an agreed-upon earnings measurement of the acquired company by a negotiated factor within a specified time frame. The future earnings measurement is based on an agreed-upon set of rules that are not necessarily consistent with GAAP, which we refer to as “non-GAAP earnings.”

Laureate accounts for all of these Minority Put Arrangements as temporary equity in an account presented between liabilities and equity called Redeemable noncontrolling interests and equity on the Consolidated Balance Sheets. This classification is appropriate because the instruments are contingently redeemable based on events outside Laureate’s control. This accounting treatment is in accordance with ASC 480-10-S99, “Distinguishing Liabilities from Equity.”

Redeemable noncontrolling interests are accreted to their redemption value (Put value) over the period from the date of issuance to the first date on which the Put option is exercisable. The change in Put value is recorded against Additional paid-in capital since Laureate has an Accumulated deficit. If Laureate had retained earnings, then the change in Put value would be recorded against retained earnings. In a computation of earnings per share, the accretion of redeemable noncontrolling interests to their redemption value would be a reduction of earnings available to common stockholders.

Foreign Currency Translation and Transaction Gains and Losses

The United States Dollar (USD) is the functional currency of Laureate and our subsidiaries operating in the United States. Our subsidiaries’ financial statements are maintained in their functional currencies. The functional currency of each of our foreign subsidiaries is the currency of the economic environment in which the subsidiary primarily does business. Our foreign subsidiaries’ financial statements are translated into USD using the exchange rates applicable to the dates of the financial statements. Assets and liabilities are translated into USD using the period-end spot foreign exchange rates. Income and expenses are translated at the weighted-average exchange rates in effect during the period. Equity accounts are translated at historical exchange rates. The effects of these translation adjustments are reported as a component of Accumulated other comprehensive income (loss) included in the Consolidated Statements of Stockholders’ Equity.

Laureate has certain intercompany loans that are deemed to have the characteristics of a long-term investment. That is, the settlement of the intercompany loan is not planned or anticipated in the foreseeable future. Transaction gains and losses related to these types of loans are recorded as a component of Accumulated other comprehensive income (loss) included in the Consolidated Statements of Stockholders’ Equity. Transaction gains and losses related to all other intercompany loans are included in Foreign currency exchange gain (loss), net in the Consolidated Statements of Operations.

For any transaction that is in a currency different from the entity’s functional currency, Laureate records a gain or loss based on the difference between the exchange rate at the transaction date and the exchange rate at the transaction settlement date (or rate at period end, if unsettled) as Foreign currency exchange gain (loss), net in the Consolidated Statements of Operations.

Cash and Cash Equivalents

Laureate considers all highly liquid investments that are purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Investments

Laureate’s United States institutions participate in the United States Department of Education (DOE) Title IV student financing assistance lending programs (Title IV programs). Restricted cash and investments includes cash equivalents and short-term investments held to collateralize standby letters of credit in favor of the DOE. Letters of credit are required by the DOE in order to allow our United States institutions to participate in the Title IV program. In addition, Laureate may at times have restricted cash in escrow pending potential acquisition transactions, hold a United States deposit for a letter of credit in lieu of a surety bond, or otherwise have cash that is not immediately available for use in current operations.

Financial Instruments

Laureate’s financial instruments consist of cash and cash equivalents, restricted cash and investments, accounts and notes receivable, other receivables, accounts payable, amounts due to shareholders of acquired companies, derivative instruments, debt, capital lease obligations, and redeemable noncontrolling interests and equity. The fair value of these financial instruments approximates their carrying amounts reported in the Consolidated Balance Sheets with the exception of debt, as discussed in Note 10, Debt. Additional information about fair value is provided in Note 21, Fair Value Measurement.

Our cash accounts are maintained with high-quality financial institutions with no significant concentration in any one institution. Our accounts receivable are not concentrated with any one significant customer. Our United States institutions participate in the DOE Title IV program and certain Chilean institutions in the Laureate network participate in a government-sponsored student financing program known as the Crédito con Aval del Estado, the CAE Program. During the course of the year, Laureate could have material receivables related to Title IV and the CAE Program.

Accounts and Notes Receivable

We recognize student receivables when an academic session begins, although students generally enroll in courses prior to the start of the academic session. Receivables are recognized only to the extent that amounts are due and collection is reasonably assured.

Laureate offers long-term financing through note receivable agreements with students at certain of our institutions. These notes receivable generally are not collateralized. Non-interest bearing, long-term student receivables are recorded at present value using a discount rate approximating the unsecured borrowing rate for an individual. Differences between the present value and the principal amount of long-term student receivables are accreted through Interest income over their terms. Occasionally, certain of our institutions have sold certain long-term student receivables to local financial institutions without recourse. These transactions were deemed sales of receivables and the receivables were derecognized from our Consolidated Balance Sheets.

Certain Chilean institutions in the Laureate network also participate in the CAE Program. In this program, these institutions provide guarantees to third-party financing institutions for tuition loans made to qualifying students. Refer to Note 12, Commitments and Contingencies, for further discussion of this program.

Allowance for Doubtful Accounts

Receivables are deemed to be uncollectible when they have been outstanding for two years, or earlier when collection efforts have ceased, at which time they are written off. Prior to that, Laureate records an allowance for doubtful accounts to reduce our receivables to their net realizable value. Our allowance estimation methodology is based on the age of the receivables, the status of past-due amounts, historical collection trends, current economic conditions and student enrollment status. In the event that current collection trends differ from historical trends, an adjustment is made to the allowance account and bad debt expense.

The reconciliations of the beginning and ending balances of the Allowance for doubtful accounts were as follows:

For the years ended December 31,	2017	2016	2015
Balance at beginning of period	$169,014	$132,149	$136,898
Additions: charges to bad debt expense	111,003	98,564	97,067
Additions: charges to other accounts (a)	—	6,589	—
Deductions (b)	(97,052)	(68,288)	(101,816)
Balance at end of period	$182,965	$169,014	$132,149

(a)  Charges to other accounts includes reclassifications.

(b)  Deductions includes accounts receivable written off against the allowance (net of recoveries), reclassifications, and foreign currency translation. The beginning and ending balances of the Allowance for doubtful accounts include the current portion, as shown on the face of Consolidated Balance Sheets, in addition to the noncurrent portion that is included in Notes receivable, net on the Consolidated Balance Sheets.

Property and Equipment, and Leased Assets

Property and equipment includes land, buildings, furniture, equipment, software, library books, leasehold improvements, and construction in-progress. We record property and equipment at cost less accumulated depreciation and amortization. Software that is developed for internal use is classified within the line item titled Furniture, equipment and software in our Consolidated Balance Sheets. Repairs and maintenance costs are expensed as incurred. Assets under construction are recorded in Construction in-progress until they are available for use. Interest is capitalized as a component of the cost of projects during the construction period.

We conduct a significant portion of our operations at leased facilities. Laureate analyzes each lease agreement to determine whether it should be classified as a capital or an operating lease. We recognize operating lease rent expense on a straight-line basis over the expected term of each lease. In some instances, we enter into arrangements in which the landlord will construct real estate assets to be used for our business operations. In some cases, we are responsible for construction cost overruns or nonstandard tenant improvements. Laureate reviews these leases to determine whether we bear substantially all of the construction period risks and, therefore, should be considered for accounting purposes to be the “owner” of the real estate project. If we are deemed to be the owner we are required to capitalize the construction costs on our Consolidated Balance Sheet. Upon completion of the project, we perform a sale-leaseback analysis pursuant to guidance on accounting for leases to determine if we can remove the assets from our Consolidated Balance Sheet. For some of these leases, we are considered to have “continuing involvement,” which precludes us from derecognizing the assets from our Consolidated Balance Sheet when construction is complete (a failed sale-leaseback). In conjunction with these leases, we capitalize the construction costs on our Consolidated Balance Sheet and also record financing obligations representing payments owed to the landlord. We do not report rent expense for the properties which are owned for accounting purposes. For capital leases, we initially record the assets at the lower of fair value or the present value of the future minimum lease payments, excluding executory costs. If the lease agreement includes a legal obligation that requires the leased premises to be returned in a predetermined condition, we recognize an asset retirement obligation and a corresponding depreciating asset, when such an asset exists.

Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements, including structural improvements, are amortized using the straight-line method over the lesser of the estimated useful life of the asset or the lease term, including reasonably-assured renewals or purchase options that are considered likely to be exercised. Laureate includes the amortization of assets recorded under capital leases within depreciation expense. Assets under capital leases are typically amortized over the related lease term using the straight-line method.

Depreciation and amortization periods are as follows:

Buildings	10-50 years
Furniture, equipment and software	2-10 years
Leasehold improvements	2-25 years

Land Use Rights

Certain of our institutions have obtained land use rights for certain time periods from government authorities. Land use rights allow us to use the land to build our campus facilities. Upon expiry of a land use right, it will either be renewed or the land will be returned to the government authority. Land use rights are stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided on a straight-line basis over the respective term of the land use right agreement, and is recorded as rent expense within Direct costs in our Consolidated Statements of Operations.

Direct and Deferred Costs

Direct costs reported on the Consolidated Statements of Operations represent the cost of operations, including selling and administrative expenses, which are directly attributable to specific business units.

Deferred costs on the Consolidated Balance Sheets consist primarily of direct costs associated with online course development and accreditation. Deferred costs associated with the development of online educational programs are capitalized after technological feasibility has been established. Deferred online course development costs are amortized to Direct costs on a straight-line basis over the estimated period that the associated products are expected to generate revenues. Deferred online course development costs are evaluated on a quarterly basis through review of the corresponding course catalog. If a course is no longer listed or offered in the current course catalog, then the costs associated with its development are written off. As of December 31, 2017 and 2016, the unamortized balances of online course development costs were $57,995 and $52,510, respectively. Laureate defers direct and incremental third-party costs incurred for obtaining initial accreditation and for the renewal of accreditations. These accreditation costs are amortized to Direct costs over the life of the accreditation on a straight-line basis. As of December 31, 2017 and 2016, the unamortized balances of accreditation costs were $2,936 and $2,472, respectively.

At December 31, 2017 and 2016, Laureate’s total Deferred costs were $164,552 and $146,087, respectively, with accumulated amortization of $(103,621) and $(91,105), respectively.

Debt Issuance Costs

Debt issuance costs were paid as a result of certain debt transactions and are presented as a deduction from debt. These debt issuance costs are amortized over the term of the associated debt instruments. The amortization expense is recognized as a component of Interest expense in the Consolidated Statements of Operations. As of December 31, 2017 and 2016, the unamortized balances of deferred financing costs were $105,299 and $42,184, respectively.

Goodwill, Other Intangible Assets and Long-lived Assets

Goodwill

Goodwill primarily represents the amounts paid by Wengen Alberta, Limited Partnership (Wengen) in excess of the fair value of the net assets acquired in the merger transaction (see Note 8, Goodwill and Other Intangible Assets), plus the excess purchase price over fair value of net assets for businesses acquired after the merger transaction.

Goodwill is evaluated annually as of October 1st each year for impairment at the reporting unit level, in accordance with ASC 350, “Intangibles - Goodwill and Other.” We also evaluate goodwill for impairment on an interim basis if events or changes in circumstances between annual tests indicate that the asset may be impaired. Goodwill is impaired when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. A reporting unit is defined as a component of an operating segment for which discrete financial information is available and regularly reviewed by management of the segment. We have not made material changes to the methodology used to assess impairment loss during the past three fiscal years.

We have the option of first performing a qualitative assessment (i.e., step zero) before calculating the fair value of the reporting unit (i.e., step one of the two-step fair value-based impairment test). If we determine on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test is required.

If we do not perform the qualitative assessment for a reporting unit or determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative two-step fair value-based test is performed. In the first step, we estimate the fair value of each reporting unit, utilizing a weighted combination of a discounted cash flow analysis and a market multiples analysis. If the recorded net assets of the reporting unit are less than the reporting unit’s estimated fair value, then there is no goodwill deemed to be impaired. If the recorded net assets of the reporting unit exceed its estimated fair value, then goodwill is potentially impaired and Laureate calculates the implied fair value of goodwill, by deducting the estimated fair value of all tangible and identifiable intangible net assets of the reporting unit from the estimated fair value of the reporting unit. If the recorded amount of goodwill exceeds this implied fair value, the difference is recognized as a Loss on impairment of assets in the Consolidated Statements of Operations.

Our valuation approach utilizes a weighted combination of a discounted cash flow analysis and a market multiples analysis, where available. The discounted cash flow analysis relies on historical data and internal estimates, which are developed as a part of our long-range plan process, and includes an estimate of terminal value based on these expected cash flows using the generally accepted Gordon Dividend Growth formula, which derives a valuation using an assumed perpetual annuity based on the reporting unit’s residual cash flows. The discount rate is based on the generally accepted Weighted Average Cost of Capital methodology, and is derived using a cost of equity based on the generally accepted Capital Asset Pricing Model and a cost of debt based on the typical rate paid by market participants. The market multiples analysis utilizes multiples of business enterprise value to revenues, operating income and earnings before interest, taxes, depreciation and amortization of comparable publicly traded companies and multiples based on fair value transactions where public information is available. Significant assumptions used in estimating the fair value include: (1) discount and growth rates, and (2) our long-range plan which includes enrollment, pricing, planned capital expenditures and operating margins. Management reviews the sum of the estimated fair value of all Laureate’s reporting units to Laureate’s enterprise value to corroborate the results of its weighted combination approach to determining fair value.

Other Intangible Assets

Other intangible assets on the Consolidated Balance Sheets include acquired indefinite-lived Tradenames, which are valued using the relief-from-royalty method. This method estimates the amount of royalty expense that we would expect to incur if the assets were licensed from a third party. We use publicly available information and proprietary third-party arm’s length agreements that Laureate has entered into with various licensors in determining certain assumptions to assist us in estimating fair value using market participant assumptions. Any costs incurred to internally develop new tradenames are expensed as incurred. Accreditations are not considered a separate unit of account and their values are embedded in the cash flows generated by the institution, which are used to value its tradename. The Company does not believe accreditations have significant value on their own due to the fact that they are neither exclusive nor scarce, and the direct costs associated with obtaining accreditations are not material.

Indefinite-lived intangibles are evaluated annually as of October 1st each year for impairment as well as on an interim basis if events or changes in circumstances between annual tests indicate that the asset may be impaired. The impairment test for indefinite-lived intangible assets generally requires a new determination of the fair value of the intangible asset using the relief-from-royalty method. If the fair value of the intangible asset is less than its carrying value, the intangible asset is adjusted to its new estimated fair value, and an impairment loss is recognized.

Other intangible assets on the Consolidated Balance Sheets also include intangible assets with finite useful lives such as acquired student rosters and non-compete agreements. We use the income approach to establish the asset values of these intangible assets. The cost of finite-lived intangible assets is amortized on a straight-line basis over the intangible assets’ estimated useful lives.

Long-lived Assets

Long-lived assets, including finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include, but are not limited to, a significant deterioration of operating results, a change in regulatory environment, changes in business plans, or adverse changes in anticipated future cash flows. If an impairment indicator is present, we evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to result from the use and eventual disposition of the assets. If the assets are determined to be impaired, the impairment recognized is the excess of the carrying amount over the fair value of the assets. Fair value is generally determined by the discounted cash flow method. The discount rate used in any estimate of discounted cash flows is the rate commensurate with a similar investment of similar risk.

Derivative Instruments

In the normal course of business, our operations have significant exposure to fluctuations in foreign currency values and interest rate changes. Accordingly, Laureate mitigates a portion of these risks through a risk-management program that includes the use of derivative financial instruments (derivatives). Laureate selectively enters into foreign exchange forward contracts to reduce the earnings impact related to receivables and payables that are denominated in foreign currencies. In addition, Laureate uses interest rate swaps to mitigate certain risks associated with floating-rate debt arrangements. We do not engage in speculative or leveraged transactions, nor do we hold or issue derivatives for trading purposes. Laureate reports all derivatives on our Consolidated Balance Sheets at fair value, including any identified embedded derivatives. Realized and unrealized gains and/or losses resulting from derivatives are recognized in our Consolidated Statements of Operations, unless designated and effective as a hedge.

For derivatives that are both designated and effective as cash flow hedges, gains or losses associated with the change in fair value of the derivatives are recognized on our Consolidated Balance Sheets as a component of Accumulated other comprehensive income (loss) and amortized over the term of the related hedged items. For derivatives that are both designated and effective as net investment hedges, gains or losses associated with the change in fair value of the derivatives are recognized on our Consolidated Balance Sheets as a component of Accumulated other comprehensive income (loss).

Revenue Recognition

Laureate’s revenues primarily consist of tuition and educational service revenues. We also generate revenues from student fees, dormitory/residency fees, and education-related activities. Revenues are reported net of scholarships and other discounts, refunds, waivers and the fair value of any guarantees made by Laureate related to student financing programs. Laureate’s institutions have various billing and academic cycles. Collectibility is determined on a student-by-student basis at the time of enrollment. Generally, students cannot re-enroll for the next academic session without satisfactory resolution of any past-due amounts. Tuition revenues are recognized ratably on a weekly straight-line basis over each academic session. Deferred revenue and student deposits on our Consolidated Balance Sheets consist of tuition paid prior to the start of academic sessions and unearned tuition amounts recorded as accounts receivable after an academic session begins. If a student withdraws from an institution, Laureate’s obligation to issue a refund depends on the refund policy at that institution and the timing of the student’s withdrawal. Generally, our refund obligations are reduced over the course of the academic term. We record refunds as a reduction of Deferred revenue and student deposits, as applicable. Once a student withdraws, the Company recognizes revenue on a cash basis as collectibility is not reasonably assured. Dormitory revenues are recognized over the occupancy period. Revenues from the sale of educational products are generally recognized upon delivery and when collectibility is reasonably assured. Student fees and other revenues, which include revenues from contractual arrangements with unconsolidated institutions, are recognized as earned over the appropriate service period.

The following table shows the components of Revenues as a percentage of total net revenue for the periods presented:

For the years ended December 31,	2017		2016		2015
Tuition and educational services	$3,874,402	114%	$3,648,244	110%	$3,650,138	107%
Student fees	88,108	3%	77,860	2%	83,805	2%
Dormitory / residency	6,118	—%	42,555	1%	62,006	2%
Other	170,344	5%	154,699	5%	168,230	5%
Gross revenue	4,138,972	122%	3,923,358	118%	3,964,179	116%
Less: Discounts / waivers / scholarships	(753,096)	(22)%	(621,494)	(18)%	(564,405)	(16)%
Total	$3,385,876	100%	$3,301,864	100%	$3,399,774	100%

Advertising

Laureate expenses advertising costs as incurred. Advertising expenses were $222,724, $221,482 and $226,659 for the years ended December 31, 2017, 2016 and 2015, respectively, and are recorded in Direct costs in our Consolidated Statements of Operations.

Share-based Compensation

Share-based compensation expense is based on the grant-date fair value estimated in accordance with the provisions of ASC 718, “Compensation — Stock Compensation.” Laureate recognizes share-based compensation expense, less estimated forfeitures, on a straight-line basis over the requisite service period for time based awards and graded vesting basis for performance based awards.  Laureate estimates forfeitures based on historical activity, expected employee turnover, and other qualitative factors which are adjusted for changes in estimates and award vesting. All expenses for an award will be recognized by the time it becomes fully vested.

We use the Black-Scholes-Merton option pricing model to calculate the fair value of stock options. This option valuation model requires the use of subjective assumptions, including the estimated fair value of the underlying common stock, the expected stock price volatility, and the expected term of the option. Prior to the IPO, the estimated fair value of the underlying common stock was based on third-party valuations. After our IPO, the estimated fair value of the underlying common stock is based on the closing price of our Class A common stock on the grant date. Our volatility estimates are based on a peer group of companies. We estimate the expected term of awards to be the weighted average mid-point between the vesting date and the end of the contractual term. We use this method to estimate the expected term since we do not have sufficient historical exercise data.

Laureate has granted restricted stock, restricted stock units, stock options, and performance awards for which the vesting is based on annual performance metrics of the Company. For interim periods, we use our year-to-date actual results, financial forecasts, and other available information to estimate the probability of the award vesting based on the performance metrics. In one case, Laureate granted a small number of restricted stock units where vesting is based on the fulfillment of both a service condition and a market condition; a Monte Carlo simulation method was used to estimate the grant date fair value these awards.

Income Taxes

Laureate records the amount of taxes payable or refundable for the current year. Deferred income tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for GAAP financial reporting purposes and for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period in which the new rate is enacted. Where, based on the weight of all available evidence, it is more likely than not that some portion of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized.

A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position and having full knowledge of all relevant information.

We earn a significant portion of our income from subsidiaries located in countries outside the United States. Deferred tax liabilities have not been recognized for undistributed foreign earnings because management believes that the earnings will be indefinitely reinvested outside the United States under the Company’s planned tax neutral methods. Our assertion that earnings from our foreign operations will be indefinitely reinvested is supported by projected working capital and long-term capital plans in each foreign subsidiary location in which the earnings are generated. Additionally, we believe that we have the ability to indefinitely reinvest foreign earnings based on our domestic operation’s cash repatriation strategies, projected cash flows, projected working capital and liquidity, and the expected availability of capital within the debt or equity markets. As described further in Note 16, Income Taxes, this assertion is provisional as of December 31, 2017. If our expectations change based on future developments, including further evaluation of the impacts of tax reform legislation, such that some or all of the undistributed earnings of our foreign subsidiaries may be remitted to the United States in the foreseeable future, we will be required to recognize deferred tax expense and liabilities on those amounts.

For additional information regarding income taxes and deferred tax assets and liabilities, see Note 16, Income Taxes.

Contingencies

Laureate accrues for contingent obligations when it is probable that a liability is incurred and the amount or range of amounts is reasonably estimable. As new facts become known to management, the assumptions related to a contingency are reviewed and adjustments are made, as necessary. Any legal costs incurred related to contingencies are expensed as incurred.

Recently Issued Accounting Standards Not Yet Adopted

Accounting Standards Update (ASU) No. 2017-12 (ASU 2017-12), Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities

On August 28, 2017, the Financial Accounting Standards Board (FASB) issued ASU 2017-12, which contains significant amendments to the hedge accounting model. The new guidance is intended to simplify the application of hedge accounting and should allow for more hedging strategies to qualify for hedge accounting. ASU 2017-12 also amends the presentation and disclosure requirements and changes how companies assess effectiveness. Public business entities like Laureate will have until the end of the first quarter in which a hedge is designated to perform an initial assessment of a hedge’s effectiveness. After initial qualification, the new guidance permits a qualitative effectiveness assessment for certain hedges instead of a quantitative test, such as a regression analysis, if the company can reasonably support an expectation of high effectiveness throughout the term of the hedge. An initial quantitative test to establish that the hedge relationship is highly effective is still required. The effective date of this ASU for Laureate is January 1, 2019. Early adoption is permitted in any interim period or fiscal year before the effective date. However, if the guidance is early adopted in an interim period, any adjustments would be reflected as of the beginning of the fiscal year that includes that interim period. Laureate is still evaluating whether to early adopt this ASU.

ASU No. 2017-07 (ASU 2017-07), Compensation - Retirement Benefits (Topic 715)

In March 2017, the FASB issued ASU 2017-07 in order to improve the presentation of net periodic pension cost and net period post retirement benefit cost. Under current GAAP, these costs comprise several components that reflect different aspects of an employer’s financial arrangements as well as the cost of benefits provided to employees, and are aggregated for reporting purposes. Under the amendments in this Update, the service cost component of net period benefit cost is to be disaggregated and reported in the same line item(s) as other compensation costs arising from services rendered during the period, and the remaining components are to be presented on the income statement separately from the service cost component and outside a subtotal of income from operations, if presented. This ASU was effective for Laureate on January 1, 2018. We do not expect that this ASU will have a material effect on our Consolidated Financial Statements.

ASU No. 2017-04 (ASU 2017-04), Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment

In January 2017, the FASB issued ASU 2017-04 in order to simplify the test for goodwill impairment by eliminating Step 2, which measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under the amendments in this ASU, an entity should perform its annual goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for Laureate beginning on January 1, 2020 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are still evaluating the impact of ASU 2017-04 on our Consolidated Financial Statements and whether we will early adopt this ASU for goodwill impairment tests performed on testing dates after January 1, 2018.

ASU No. 2016-18 (ASU 2016-18), Statement of Cash Flows (Topic 230): Restricted Cash

In November 2016, the FASB issued ASU 2016-18 in order to address the diversity that exists in the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. The amendments in this ASU require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. This ASU was effective for Laureate beginning January 1, 2018. The adoption of ASU 2016-18 will result in a change in presentation within the Consolidated Statements of Cash Flows. As required, Laureate will retrospectively apply the guidance in this ASU beginning with the Form 10-Q issued for the period ending March 31, 2018. During the years ended December 31, 2017, 2016 and 2015, our operating cash inflows (outflows) included $3,824, $(7,686) and $(932), respectively, related to changes in restricted cash, and our investing cash outflows included $(39,848), $(28,063), and $(15,452), respectively, related to changes in restricted cash.

ASU No. 2016-16 (ASU 2016-16), Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory

In October 2016, the FASB issued ASU 2016-16 in order to improve the accounting for income tax consequences for intra-entity transfers of assets other than inventory. Under current GAAP, the recognition of current and deferred income taxes for an intra-entity transfer is prohibited until the asset has been sold to a third party. The amendments in this ASU state that an entity should recognize income tax consequences of an intra-entity transfer when the transfer occurs. This aligns the recognition of income tax consequences for intra-entity transfers of assets with International Financing Reporting Standards (IFRS). ASU 2016-16 is effective for Laureate beginning on January 1, 2018. The amendments in this ASU should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company does not expect it to have a material effect on our Consolidated Financial Statements.

ASU No. 2016-15 (ASU 2016-15), Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments

In August 2016, the FASB issued ASU 2016-15 in order to address the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. This standard addresses the following eight specific cash flow issues: Debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (COLIs) (including bank-owned life insurance policies (BOLIs)); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. The amendments in this update apply to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under Topic 230. This ASU was effective for Laureate beginning January 1, 2018. We have evaluated the potential impact of this update and do not expect that it will have a material effect on our Consolidated Financial Statements.

ASU No. 2016-02 (ASU 2016-02), Leases (Topic 842)

On February 25, 2016, the FASB issued ASU 2016-02. Lessees will need to recognize on their balance sheet a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs and uneven rent payments. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. The standard is effective for Laureate beginning January 1, 2019. The new standard must be adopted using a modified retrospective transition and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. We have completed our diagnostic assessment and have established a cross-functional implementation team which is in the process of identifying changes to our accounting policies, business processes, systems and internal controls in preparation for the implementation. We anticipate that ASU 2016-02 will have a material impact on our Consolidated Balance Sheets, as we will record significant asset and liability balances in connection with our leased properties. We are still evaluating the impact to our Consolidated Statements of Operations. We do not currently plan to early adopt this ASU.

ASU No. 2014-09, (ASU 2014-09), Revenue from Contracts with Customers (Topic 606)

On May 28, 2014, the FASB issued ASU 2014-09, which supersedes the revenue recognition requirements in ASC 605, ‘‘Revenue Recognition’’ and most industry-specific guidance. The core principle of ASU 2014-09 is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new revenue standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017 (January 1, 2018 for Laureate) and allows either a full retrospective adoption to all periods presented or a modified retrospective adoption approach with the cumulative effect of initial application of the revised guidance recognized at the date of initial application. We have completed our diagnostic assessment and our policies and processes relating to this ASU, which we adopted effective January 1, 2018. We do not expect the adoption of this ASU to result in a significant change to our method of recognizing tuition revenues. We adopted the new standard using the modified retrospective method, and the cumulative effect of adoption to retained earnings on January 1, 2018 was approximately $2,000.

Recently Adopted Accounting Standards

ASU No. 2015-17 (ASU 2015-17), Income Taxes (Topic 740)

In November 2015, the FASB issued ASU 2015-17 as a part of the Simplification Initiative and in response to concerns that the current requirement that entities separate deferred income tax liabilities and assets into current and noncurrent amounts results in little or no benefit to users of the financial statements. The amendments in this ASU aim to simplify this presentation by requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. ASU 2015-17 was effective for Laureate beginning January 1, 2017 and we adopted this guidance on a retrospective basis. Accordingly, as of

December 31, 2017 all deferred tax assets and liabilities are classified as noncurrent and we reclassified current deferred tax assets and liabilities of approximately $101,500 and $5,300, respectively, as of December 31, 2016 to noncurrent.

ASU No. 2016-09 (ASU 2016-09), Compensation—Stock compensation (Topic 718): Improvements to Employee Share-based Payment Accounting

On March 30, 2016, the FASB issued ASU 2016-09 as part of its initiative to reduce complexity in accounting standards. The areas for simplification in this ASU involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance was effective for Laureate beginning January 1, 2017. Laureate has elected to continue estimating forfeitures when determining the amount of share-based compensation expense to be recognized each period. The Company adopted this standard prospectively in the first quarter of 2017 and it did not have a material impact on our Consolidated Financial Statements.

Note 3.   Discontinued Operations

As discussed in Note 1, Description of Business, on August 9, 2018, the Company announced that it plans to focus on its principal markets and will divest of its other markets. The principal markets that will remain (the Continuing Operations) include Brazil, Chile, Mexico and Peru, along with the Online & Partnerships segment and the institutions in Australia and New Zealand. The markets to be divested (the Discontinued Operations) include the institutions in Portugal and Spain, which are part of the Andean segment, all remaining institutions in the Central America & U.S. Campuses segment, and all remaining institutions in the Rest of World segment, except for Australia, New Zealand and the managed institutions in the Kingdom of Saudi Arabia and China. Included in the Discontinued Operations are seven VIE entities.

The divestitures are expected to create a more focused and simplified business model and generate proceeds that will be used for further repayment of long-term debt. The timing and ability to complete any of these transactions is uncertain, and will be subject to market and other conditions, which may include regulatory approvals and consents of third parties. As described in Note 25, Subsequent Events, several sale transactions have already closed during 2018.

Summarized operating results of the Discontinued Operations are presented in the following table:

For the year ended December 31,	2017	2016	2015
Revenues	$992,113	$942,329	$891,885
Depreciation and amortization	60,409	65,073	72,941
Share-based compensation expense	2,944	2,957	3,178
Other direct costs	780,490	758,617	737,881
Loss on impairment of assets	33,476	23,465	—
Operating income	114,794	92,217	77,885
Other non-operating expense	(17,373)	(28,210)	(47,164)
Pretax income of discontinued operations	97,421	64,007	30,721
Income tax expense	(24,495)	(30,561)	(22,367)
Income from discontinued operations, net of tax	$72,926	$33,446	$8,354

Operating cash flows of discontinued operations	$120,026	$105,858	$88,241
Investing cash flows of discontinued operations	$(81,484)	$(47,935)	$(70,508)
Financing cash flows of discontinued operations	$(78,014)	$(35,127)	$97,605

2017 Loss on Impairment of Assets

Of the total $33,476 of impairments shown in the table above, approximately $17,400 relates to impairment of tradenames and other long-lived assets at two subsidiaries in our Central America & U.S. Campuses segment and approximately $16,100 relates to impairment of other long-lived assets for several subsidiaries in our Rest of World segment which, per ASC 360-10, were required to be recorded at the lower of their carrying values or their estimated ‘fair values less costs to sell’ and were written down to a carrying value of $0.

2016 Loss on Impairment of Assets

Upon completion of our impairment testing for 2016, we recorded a total impairment loss of $23,465 in our Rest of World segment. We recorded goodwill impairment charges of $4,163 related to our institutions in Germany and $19,302 at Monash South Africa (MSA).

The assets and liabilities of the Discontinued Operations, which are subject to finalization, have been classified as held for sale  as of December 31, 2017 and 2016, in accordance with ASC 205. The assets and liabilities are recorded at the lower of their carrying values or their estimated ‘fair values less costs to sell.’ The carrying amounts of the major classes of assets and liabilities that were classified as held for sale are presented in the following table:

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$197,898	$169,180
Receivables, net	83,045	61,800
Property and equipment, net	830,408	790,169
Goodwill	159,042	147,910
Tradenames	156,746	154,286
Other assets	122,201	108,153
Total assets held for sale	$1,549,340	$1,431,498

Deferred revenue and student deposits	$223,163	$184,429
Long-term debt, including current portion	319,473	351,124
Other liabilities	314,680	293,921
Total liabilities held for sale	$857,316	$829,474

Signed Sale Agreements for Discontinued Operations

European University—Cyprus Ltd (EUC) and Laureate Italy S.r.L. (Laureate Italy)

On November 22, 2017, we signed a share purchase agreement with Galileo Global Education Midco S.à R.L., a Luxembourg limited liability company (Galileo), to sell our operations in Cyprus and Italy which are part of our Rest of World segment. Pursuant to the agreement, Galileo will purchase from LEI European Investments B.V., a Netherlands private limited company and wholly owned subsidiary of Laureate, all of the issued and outstanding shares in the capital of EUC and Laureate Italy. Under the sale agreement, Laureate International B.V., also a wholly owned subsidiary of Laureate, will guarantee the obligations of the selling entity. EUC is the corporate entity that operates European University Cyprus, a leading fully comprehensive university in Cyprus, and Laureate Italy is the parent company of Nuova Accademia, S.r.L., which operates Nuova Accademia di Belle Arti Milano (NABA) and Domus Academy, which collectively make up one of the largest private fine arts academies in Milan, Italy. The transaction value under the agreement was 225,000 Euros (EUR) (approximately US $267,000 at December 31, 2017), subject to customary closing adjustments. As discussed in Note 25, Subsequent Events, we closed the sale on January 11, 2018. For the year ended December 31, 2017, EUC and Laureate Italy, which are included in Discontinued Operations for all periods presented, collectively had $87,800 in revenue, $18,200 in operating income and $2,600 in depreciation and amortization and as of December 31, 2017 collectively had approximately 9,500 students.

Laureate Somed Education Holding S.A. (Laureate Somed)

On November 29, 2017, Laureate Middle East Holdings B.V. (LMEH), a Netherlands company and indirect wholly owned subsidiary of Laureate Education, Inc. (Laureate), and La Société Maroc Emirats Arabes Unis de Développement (SOMED), a Morocco company (LMEH and SOMED, together, the sellers of Laureate Somed), Laureate I B.V. (the Guarantor), a Netherlands company and indirect wholly owned subsidiary of Laureate, and UPM Pédagogique, a Morocco company (UPM), entered into a share purchase agreement pursuant to which UPM will purchase all of the issued and outstanding shares in the capital of Laureate Somed, a Morocco company, for a total transaction value of 500,000 Moroccan Dirhams (MAD) (approximately US $53,000 at December 31, 2017), subject to customary adjustments at closing, and the Guarantor will guarantee certain obligations of LMEH under the Agreement. Laureate Somed is the operator of Université Internationale de Casablanca, a comprehensive campus-based university in Casablanca, Morocco. LMEH owns approximately 60% of the share capital of Laureate Somed, while SOMED owns the remaining approximately 40% of the share capital of Laureate Somed. The parties expect that the transaction will close by the end of the first quarter of 2018, subject to customary closing conditions.  For the year ended December 31, 2017, Laureate Somed, which is included in Discontinued Operations for all periods presented, had $11,500 in revenue, an operating loss of $(800) and $1,100 in depreciation and amortization and as of December 31, 2017 had approximately 2,200 students.

Inti Education Holdings Sdn. Bhd. (Inti Holdings)

On December 11, 2017, Exeter Street Holdings Sdn. Bhd., a Malaysia corporation (Exeter Street), and Laureate Education Asia Limited, a Hong Kong corporation (Laureate Asia), both of which are indirect wholly owned subsidiaries of Laureate, entered into a sale purchase agreement with Comprehensive Education Pte. Ltd., a Singapore corporation (Comprehensive, the purchaser) that is an affiliate of Affinity Equity Partners, a private equity firm based in Hong Kong. Pursuant to the sale purchase agreement, Comprehensive will purchase from Exeter Street all of the issued and outstanding shares in the capital of Inti Holdings, and Laureate Asia will guarantee certain obligations of Exeter Street. Inti Holdings is the indirect owner of INTI University and Colleges, a higher education institution with five campuses in Malaysia (INTI). In connection with the sale purchase agreement, Exeter Street entered into a separate agreement with the current minority owner of the equity of Inti Holdings relating to the purchase by Exeter Street of the minority owner’s 10.10% interest in Inti Holdings, the closing of which is a precondition to the closing of the transactions under the sale purchase agreement. The total purchase price, including the payment to the current minority owner, will be $180,000. The net transaction value to Laureate under the agreement will be $161,800, subject to customary closing adjustments, and the parties expect that the transaction will close by the end of the second quarter of 2018, subject to customary closing conditions. For the year ended December 31, 2017, INTI, which is included in Discontinued Operations for all periods presented, had $69,900 in revenue, $9,200 in operating income and $4,800 in depreciation and amortization and as of December 31, 2017 had approximately 16,700 students.

LEI Lie Ying Limited (LEILY)

On December 27, 2017, LEI China Limited, a Hong Kong private limited company (LEI China), a wholly owned subsidiary of Laureate, entered into a share purchase agreement with China YuHua Education Investment Limited, a British Virgin Islands corporation (YuHua), a wholly owned subsidiary of China YuHua Education Corporation Limited. Pursuant to the sale purchase agreement, YuHua will purchase from LEI China all of the issued and outstanding shares in the capital of LEILY, a Hong Kong private limited company. LEILY is the legal and beneficial owner of a 70% equity interest in Hunan Lie Ying Industry Co., Ltd., a Sino-foreign equity joint venture organized under the laws of the People’s Republic of China, which in turn owns 100% of the sponsorship or equity interests in the following entities: Hunan International Economics University (HIEU); Hunan Lie Ying Mechanic School; Hunan Lie Ying Property Management Co., Ltd.; and Hunan International Economics University Vocational Skills Training Center (collectively, the Entities). HIEU and Hunan Lie Ying Mechanic School are VIEs and are considered one institution for purposes of our institution count. The transaction value under the sale purchase agreement is the Hong Kong Dollar (HKD) equivalent of Chinese Renminbi (RMB) 1,430,000 (approximately US $218,000 at December 31, 2017), subject to certain adjustments. As discussed in Note 25, Subsequent Events, we closed the sale on January 25, 2018. For the year ended December 31, 2017, the Entities, in which the Company has a 70% equity interest and which are included in Discontinued Operations for all periods presented, collectively had $64,500 in revenue, $21,200 in operating income and $6,100 in depreciation and amortization and as of December 31, 2017 collectively had approximately 29,100 students.

Kendall College, LLC (Kendall)

As discussed further in Note 25, Subsequent Events, on January 15, 2018 we entered into an asset purchase agreement for Kendall, which is included in Discontinued Operations for all periods presented.

Note 4.   Acquisitions

Included in the discussion below are acquisitions of entities in Continuing Operations and Discontinued Operations.

2017 Acquisitions

During the year ended December 31, 2017, Laureate consummated the business acquisition outlined below, which is included in our Consolidated Financial Statements commencing from the date of acquisition.

Australia

In June 2017, our Rest of World segment acquired the assets and business of the nursing division of Careers Australia (CA Nursing), a vocational institution in Australia, for a cash purchase price of Australian Dollar (AUD) 1,107 (US $835 at the date of acquisition) plus debt assumed of AUD 9,850 (US $7,433 at the acquisition date). We accounted for this acquisition as a business combination. For this acquisition, Revenues, Operating income and Net income (loss) attributable to Laureate Education, Inc. were immaterial for the year ended December 31, 2017.

The following table summarizes the estimated fair value of all assets acquired and the liabilities assumed at the date of acquisition:

CA Nursing Australia
Current assets	$2,552
Property and equipment	9,581
Goodwill	3,584
Other intangible assets	3,293
Total assets acquired	19,010
Current portion of long-term debt	166
Other current liabilities	8,997
Long-term debt, less current portion	7,267
Other long-term liabilities	1,745
Total liabilities	18,175
Net assets acquired attributable to Laureate Education, Inc.	835
Debt assumed	7,433
Net assets acquired attributable to Laureate Education, Inc. plus debt assumed	$8,268

Net assets acquired	$835
Net cash paid at acquisition	$835

2017 Summary

The amounts recorded for the 2017 acquisition are considered final. None of the goodwill related to the 2017 acquisition is expected to be deductible for income tax purposes. Pro forma results of operations for the acquisition completed during 2017 have not been presented because the effects of that acquisition were not material to the Company’s financial results.

2016 Transactions

University of St. Augustine for Health Sciences, LLC (St. Augustine)

On March 24, 2016, the noncontrolling interest holders of St. Augustine notified Laureate of their election to exercise their put option, which required Laureate to purchase the remaining noncontrolling interest of 20%. Accordingly, this noncontrolling interest became a mandatorily redeemable financial instrument on the put option exercise date and was recognized as a liability at its estimated redemption value in accordance with ASC 480, “Distinguishing Liabilities from Equity.” Under the terms of the agreement, the put option purchase price is based on 7.0 times Adjusted EBITDA of St. Augustine, as defined in the agreement, for the twelve months ended as of the last day of the fiscal quarter most recently ended prior to the date on which notice of exercise is given multiplied by the percentage interest being acquired. In June 2016, we acquired the remaining 20% noncontrolling interest in St. Augustine for a purchase price of $24,997. This payment was included in Payments to purchase noncontrolling interests in the Consolidated Statement of Cash Flows.

Uni IBMR

In 2015, we entered into a commitment to purchase the remaining 10% minority interest in Uni IBMR for a purchase price of BRL 2,500. The agreement closed on March 10, 2016 and we paid BRL 2,500 (US $668 at the payment date), which was included in Payments to purchase noncontrolling interests in the Consolidated Statement of Cash Flows. Additional purchase price could be paid post closing if certain contingent sale conditions are met.

2015 Acquisitions

During the year ended December 31, 2015, Laureate consummated the business acquisitions outlined below, which are included in our Consolidated Financial Statements commencing from the dates of acquisition.

Australia

In July 2015, our Rest of World segment acquired the assets and the business of Chifley Business School (CBS) in Australia for a cash purchase price of AUD 600 (US $464 at the acquisition date), plus debt assumed of AUD 1,000 (US $772 at the acquisition date). We accounted for this as a business combination. Payment of the debt was made in two installments of AUD 500 (US $386 at the acquisition date), in January 2016 and January 2017. For this acquisition, Revenues, Operating income and Net income attributable to Laureate Education, Inc. were immaterial for the year ended December 31, 2015.

Portugal

On March 27, 2015, we acquired a group of higher education institutions and other entities in Portugal that we collectively referred to as IADE Group. The total purchase price of IADE Group was $10,403, which included an initial cash payment of $6,476, a seller note of $3,238 and a deferred payment of $689 related to a working capital settlement. The purchase of IADE Group allowed Laureate to expand its existing presence in Portugal. The goodwill recorded for IADE Group was related to the incremental value this acquisition brings to the Laureate International Universities network and Laureate’s existing operations in Portugal by expanding our presence and adding synergies to Laureate’s operations. For this acquisition, Revenues of $8,194, Operating income of $971 and Net income of $806 are included in Income from discontinued operations in the Consolidated Statement of Operations for the year ended December 31, 2015.

The Consolidated Financial Statements include the operating results of IADE Group and CBS from the dates of acquisition. The following table summarizes the estimated fair values of all assets acquired and liabilities assumed at the dates of acquisition:

	IADE Group Portugal	CBS Australia	Total
Current assets	$1,476	$4	$1,480
Property and equipment	335	33	368
Goodwill	5,980	989	6,969
Tradenames	6,071	342	6,413
Other intangible assets	1,616	—	1,616
Long-term indemnification assets	2,084	—	2,084
Other long-term assets	518	—	518
Total assets acquired	18,080	1,368	19,448
Current portion of long-term debt	—	386	386
Other current liabilities	3,124	132	3,256
Long-term debt, less current portion	—	386	386
Other long-term liabilities	4,553	—	4,553
Total liabilities	7,677	904	8,581
Net assets acquired attributable to Laureate Education, Inc.	10,403	464	10,867
Debt assumed	—	772	772
Net assets acquired attributable to Laureate Education, Inc. plus debt assumed	$10,403	$1,236	$11,639

Net assets acquired	$10,403	$464	$10,867
Cash acquired	(235)	—	(235)
Seller notes and deferred payments	(3,927)	—	(3,927)
Net cash paid at acquisition	$6,241	$464	$6,705

2015 Summary

For all of the 2015 acquisitions, the allocations of purchase price consideration are no longer subject to revision, as the measurement period has closed. No material adjustments were made during 2016 to complete the allocations of purchase price consideration. None of the goodwill related to the 2015 acquisitions is expected to be deductible for income tax purposes. As part of the purchase price allocations for the 2015 acquisitions, Laureate recorded liabilities for taxes other-than-income tax related contingencies of $571 and labor contingencies of $1,466. In addition, we recorded total long-term indemnification assets of $2,084. Pro forma results of operations for the acquisitions completed during 2015 have not been presented because the effects of those acquisitions were not material to the Company’s financial results.

Other 2015 Transactions

India

In April 2015, the Company acquired the remaining 5% noncontrolling interest in M-Power for a purchase price of $2,852. This payment was included in Payments to purchase noncontrolling interests in the Consolidated Statement of Cash Flows.

Malaysia

During the year ended December 31, 2015, we acquired an additional 2.7% noncontrolling interest in INTI Malaysia for $2,499.  This payment was included in Payments to purchase noncontrolling interests in the Consolidated Statement of Cash Flows. This transaction increased Laureate’s ownership interest in INTI to approximately 90%.

Note 5.  Dispositions and Asset Sales

All of the transactions described below are included in Continuing Operations, since these transactions were not part of the strategic shift described in Note 1, Description of Business, and Note 3, Discontinued Operations.

2017 Asset Sale and Purchase Price Settlement Agreement

Ad Portas Asset Sale

In November 2017, we completed the sale of an asset group at Ad Portas, a for-profit real estate subsidiary in our Andean segment, to UDLA Ecuador, a licensed institution in Ecuador that was formerly consolidated into Laureate. This asset group included property and equipment and was previously classified as assets held for sale in our Quarterly Report on Form 10-Q for the period ended September 30, 2017. We received total consideration of approximately $55,000, which included cash proceeds of $17,784, and recognized an operating gain on the sale of this property and equipment of approximately $20,300. Contemporaneous with this transaction, we also repurchased UDLA Ecuador’s noncontrolling interest in a Chilean real estate subsidiary of Laureate; see Note 18, Related Party Transactions.

Purchase Price Settlement Agreement for Swiss Hospitality Management Schools

In December 2017, we reached a final purchase price settlement agreement with Eurazeo, the buyer of our Swiss hospitality management schools in 2016 as described further below, and made a payment to Eurazeo of approximately $9,300. This payment is included in Receipts from sale of subsidiary and property and equipment, net on the 2017 Consolidated Statements of Cash Flows. The total settlement amount was approximately $10,300, which we recognized as (Loss) gain on sales of subsidiaries, net, in the Consolidated Statement of Operations for the year ended December 31, 2017, as it represented an adjustment of the sale purchase price.

2016 Dispositions and Asset Sales

Sale of Glion and Les Roches Hospitality Management Schools

On March 15, 2016, we signed an agreement with Eurazeo, a publicly traded French investment company, to sell Glion Institute of Higher Education (Glion) and Les Roches International School of Hotel Management (Les Roches) for a total transaction value of approximately CHF 380,000 (approximately $385,000 at the signing date), subject to certain adjustments. The sale included the operations of Glion in Switzerland and the United Kingdom, the operations of Les Roches in Switzerland and the United States,  Haute école spécialisée Les Roches-Gruyère SA (LRG) in Switzerland, Les Roches Jin Jiang in China, Royal Academy of Culinary Arts (RACA) in Jordan and Les Roches Marbella in Spain. Closing of the transaction was subject to regulatory approvals, including by the New England Association of Schools and Colleges, and other customary conditions and provisions. The transaction closed on June 14, 2016 and we received total net proceeds of approximately $332,800, net of cash sold of $14,500, and after adjustments for liabilities assumed by the buyer and transaction-related costs. In September 2016, Laureate received additional proceeds from the buyer of approximately $5,800 after finalization of the working capital adjustment required by the purchase agreement, resulting in a total non-taxable gain on sale of approximately $249,400. In addition, on the June 14, 2016 closing date, we settled the deal-contingent forward exchange swap agreement for a payment of $10,297. We provided certain back-office services to Glion and Les Roches for a period of time. As noted above, in December 2017 we reached a final purchase price settlement agreement with Eurazeo of approximately $10,300.

Sale of Institutions in France

On April 19, 2016, Laureate announced that it had signed an agreement for the transfer of control of LIUF SAS (LIUF), the French holding entity, to Apax Partners, a leading private equity firm in French-speaking European countries. Management obtained approval for this transaction on April 6, 2016. The French anti-trust authority also approved the transaction, and closing took place on July 20, 2016. LIUF comprised five institutions, including two VIE institutions, with a total student population of approximately 7,500:

•                  École Supérieure du Commerce Extérieur (ESCE);

•                  Institut Français de Gestion (IFG);

•                  European Business School (EBS);

•                  École Centrale d’Electronique (ECE); and

•                  Centre d’Études Politiques et de la Communication (CEPC).

The value of the transaction was EUR 201,000 (approximately $228,000 at the signing date), subject to certain adjustments. At closing on July 20, 2016, we received total net proceeds of approximately $207,000, net of cash sold of $3,400, and after adjustments for liabilities assumed by the buyer and transaction-related costs, resulting in a non-taxable gain on sale of approximately $148,700. In addition, in July 2016 we settled the forward exchange swap agreements related to this sale, resulting in total proceeds of $4,634.

2015 Dispositions and Asset Sales

Glion and Les Roches

During the fourth quarter of 2014, our Rest of World segment entered into a sale-leaseback agreement for a portion of the campuses of two of our former institutions in Switzerland, Glion and Les Roches. In the first quarter of 2015, the sale of the assets was completed and Laureate received net proceeds of approximately $182,000, resulting in a gain on sale of approximately $36,000, which was deferred and will be recognized into income over the lease term of 20 years from the sale date. A portion of the net proceeds was used to repay mortgage debt related to the asset group. During the year ended December 31, 2015, Laureate recorded a Loss on debt extinguishment of $932 as a result of mortgage breakage fees that were paid in connection with the repayment of the mortgage debt. As discussed above, we sold Glion and Les Roches in 2016; as part of the sale agreement we are still a guarantor under this lease and therefore continue to recognize the gain that was deferred in 2015 into income over the lease term. However, the Company has certain indemnifications in the event that we are required to make payments under the guarantee.

Note 6.   Due to Shareholders of Acquired Companies

The amounts due to shareholders of acquired companies generally arise in connection with Laureate’s acquisition of a majority or all of the ownership interest of these companies. Promissory notes payable to the sellers of acquired companies, referred to as “seller notes,” are commonly used as a means of payment for business acquisitions. Seller note payments are classified as Payments of deferred purchase price for acquisitions within financing activities in our Consolidated Statements of Cash Flows. The amounts due to shareholders of acquired companies, currencies, and interest rates applied were as follows:

	December 31, 2017	December 31, 2016	Nominal Currency	Interest Rate %
Universidade Anhembi Morumbi (UAM Brazil)	$45,206	$52,043	BRL	CDI + 2%
University of St. Augustine for Health Sciences, LLC (St. Augustine)	11,550	11,550	USD	7%
Monash South Africa (MSA)	9,571	8,318	AUD	n/a
Faculdade Porto-Alegrense (FAPA)	3,084	2,973	BRL	IGP-M
IADE Group	2,374	2,755	EUR	3%
Faculdades Metropolitanas Unidas Educacionais (FMU)	—	100,382	BRL	CDI
Total due to shareholders of acquired companies	71,785	178,021
Less: Current portion of due to shareholders of acquired companies	34,745	111,681
Due to shareholders of acquired companies, less current portion	$37,040	$66,340

AUD: Australian Dollar

BRL: Brazilian Real

EUR: European Euro

USD: United States Dollar

CDI: Certificados de Depósitos Interbancários (Brazil)

IGP-M: General Index of Market Prices (Brazil)

The aggregate maturities of Due to shareholders of acquired companies as of December 31, 2017, were as follows:

2018	$35,257
2019	14,081
2020	12,939
2021	11,752
2022	—
Aggregate maturities	74,029
Less: imputed interest discount	(2,244)
Total	$71,785

UAM Brazil

A portion of the acquisition was financed with a seller note in the amount of BRL 200,808 (US $60,479 at December 31, 2017), which is scheduled to be paid in nine equal installments of BRL 22,312 (US $6,720 at December 31, 2017), adjusted for inflation based on CDI plus 200 basis points. The initial five installments were paid during the years ended December 31, 2013 through 2017. The remaining four installments are due annually on August 31st of each year. The eighth and ninth installments are subject to acceleration and will be paid on August 31, 2019, along with the seventh installment, if a certain financial performance target is achieved in 2018, as described in the purchase agreement. On the closing date we recorded the note payable at its discounted present value, which will be accreted over the term of the note. As of December 31, 2017, the carrying value of the note was $45,206.

St. Augustine

On November 21, 2013, Laureate initially acquired 80% of the ownership and voting rights of St. Augustine. A portion of the purchase price was financed with a five-year seller note in the amount of $14,000. The promissory note incurs interest at an annual rate of 7%, which is payable quarterly beginning on January 1, 2014, and the entire principal balance is payable on November 21, 2018. During 2015 this note payable and a receivable from the former owner were reduced by $2,450 following the resolution of certain pre-acquisition matters, leaving a remaining principal balance of $11,550. In 2016, Laureate acquired the remaining 20% noncontrolling interest in St. Augustine, as discussed in Note 4, Acquisitions. Although St. Augustine is included in Discontinued Operations, this promissory note is the legal obligation of a corporate entity, and therefore is included in Continuing Operations.

FMU

At the acquisition date of FMU on September 12, 2014, Laureate financed a portion of the purchase price with promissory notes payable to the seller of BRL 250,000. These seller notes matured on September 12, 2017 and the principal and interest were fully repaid in the amount of BRL 358,606 (US $114,578 at the date of payment). The interest portion is classified in operating cash flows and included in the $39,419 of Interest paid on deferred purchase price for acquisitions on the Consolidated Statements of Cash Flows.

Note 7.   Business and Geographic Segment Information

Laureate’s educational services are offered through six operating segments: Brazil, Mexico, Andean, Central America & U.S. Campuses, Rest of World and Online & Partnerships. Laureate determines its operating segments based on information utilized by the chief operating decision maker to allocate resources and assess performance.

As previously disclosed in our Quarterly Report on Form 10-Q for the period ended September 30, 2017, effective August 1, 2017, we changed our operating segments in order to realign our segments according to how our chief operating decision maker allocates resources and assesses performance. The change includes the creation of three operating segments (Brazil, Mexico and Andean & Iberian) from the previous Latin America (LatAm) segment. Our institutions in Spain and Portugal (Iberian) have moved from the Europe, Middle East, Africa and Asia Pacific (EMEAA) segment and combined with our institutions in Chile and Peru to form the Andean & Iberian segment. In addition, our institutions in Central America, which were previously part of the LatAm segment, have combined with our campus-based institutions in the United States, which were previously part of the GPS segment, to form the Central America & U.S. Campuses segment. The Online & Partnerships segment consists of the online institutions that were previously part of the GPS segment. This change has been reflected in the segment information for the year ended December 31, 2017. As required, the segment information presented for comparative purposes for the years ended December 31, 2016 and 2015 has also been revised to reflect this change. We have renamed our Andean & Iberian segment as Andean and our EMEAA segment as Rest of World.

As discussed in Note 3, Discontinued Operations, during the quarter ended September 30, 2018, a number of our subsidiaries met the requirements to be classified as discontinued operations, including the entire Central America & U.S. Campuses segment. As a result, the operations of the Central America & U.S. Campuses segment have been excluded from the segment information for all periods presented. In addition, the portions of the Andean and Rest of World reportable segments that are included in Discontinued Operations have also been excluded from the segment information for all periods presented.

Our campus-based segments generate revenues by providing an education that emphasizes professional-oriented fields of study with undergraduate and graduate degrees in a wide range of disciplines. Our educational offerings are increasingly utilizing online and hybrid (a combination of online and in-classroom) courses and programs to deliver their curriculum. Many of our largest campus-based operations are in developing markets which are experiencing a growing demand for higher education based on favorable demographics and increasing secondary completion rates, driving increases in participation rates and resulting in continued growth in the number of higher education students. Traditional higher education students (defined as 18-24 year olds)

have historically been served by public universities, which have limited capacity and are often underfunded, resulting in an inability to meet the growing student demand and employer requirements. This supply and demand imbalance has created a market opportunity for private sector participants. Most students finance their own education. However, there are some government-sponsored student financing programs which are discussed below. These campus-based segments include Brazil, Mexico, Andean, Central America & U.S. Campuses and Rest of World. Specifics related to each of these campus-based segments and our Online & Partnerships segment are discussed below:

In Brazil, approximately 75% of post-secondary students are enrolled in private higher education institutions. While the federal government defines the national curricular guidelines, institutions are licensed to operate by city. Laureate owns 13 institutions in eight states throughout Brazil, with a particularly strong presence in the competitive São Paulo market. Many students finance their own education while others rely on the government-sponsored programs such as Prouni and FIES.

Public universities in Mexico enroll approximately two-thirds of students attending post-secondary education. However, many public institutions are faced with capacity constraints or the quality of the education is considered low. Laureate owns two institutions and is present throughout the country with a footprint of over 40 campuses. Each institution in Mexico has a national license. Students in our Mexican institutions typically finance their own education.

The Andean segment includes institutions in Chile, Peru, Portugal and Spain. In Chile, private universities enroll approximately 80% of post-secondary students. In Peru, the public sector plays a significant role but private universities are increasingly providing the capacity to meet growing demand. In Spain and Portugal, the high demand for post-secondary education places capacity constraints on the public sector, pushing students to turn to the private sector for high-quality education. Chile has government-sponsored student financing programs, while in the other countries students generally finance their own education. The institutions in Portugal and Spain are included in Discontinued Operations.

The Central America & U.S. Campuses segment includes institutions in Costa Rica, Honduras, Panama and the United States. Students in Central America typically finance their own education while students in the United States finance their education in a variety of ways, including Title IV programs. The entire Central America & U.S. Campuses segment is included in Discontinued Operations.

The Rest of World segment includes institutions in the European countries of Cyprus, Germany, Italy and Turkey, as well as locations in the Middle East, Africa and Asia Pacific consisting of campus-based institutions with operations in Australia, China, India, Malaysia, Morocco, New Zealand, South Africa and Thailand. Additionally, Rest of World manages eight licensed institutions in the Kingdom of Saudi Arabia and manages one additional institution in China through a joint venture arrangement. The institutions in the Rest of World segment are included in Discontinued Operations, except for Australia, New Zealand and the managed institutions in the Kingdom of Saudi Arabia and China.

The Online & Partnerships segment includes fully online institutions operating globally that offer professionally-oriented degree programs in the United States through Walden University (Walden), a U.S.-based accredited institution, and through the University of Liverpool and the University of Roehampton in the United Kingdom. These online institutions primarily serve working adults with undergraduate and graduate degree program offerings. Students in the United States finance their education in a variety of ways, including Title IV programs.

Intersegment transactions are accounted for in a similar manner as third-party transactions and are eliminated in consolidation. The “Corporate” amounts presented in the following tables includes corporate charges that were not allocated to our reportable segments and adjustments to eliminate intersegment items.

We evaluate segment performance based on Adjusted EBITDA, which is a non-GAAP performance measure defined as Income (loss) from continuing operations before income taxes and equity in net income of affiliates, adding back the following items: (Loss) gain on sales of subsidiaries, net, Foreign currency exchange gain (loss), net, Other (expense) income, net, Gain (loss) on derivatives, Loss on debt extinguishment, Interest expense, Interest income, Depreciation and amortization expense, Loss on impairment of assets, Share-based compensation expense and expenses related to our Excellence-in-Process (EiP) initiative. EiP is an enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It includes the establishment of regional shared services organizations (SSOs) around the world, as well as improvements to the Company’s system of internal controls over financial reporting. We have also expanded the EiP initiative into other back- and mid-office areas, as well as certain student-facing activities. Certain non-recurring costs incurred in connection with the planned dispositions described in Note 3, Discontinued Operations, are also included in EiP. The increased EiP expenses during the year ended December 31, 2017 as compared to the year ended December 31, 2016 relates primarily to severance costs that are predominantly contractual termination benefits recognized in accordance with ASC 712, ‘‘Compensation—Nonretirement Postemployment Benefits.’’

When we review Adjusted EBITDA on a segment basis, we exclude intercompany revenues and expenses, related to network fees and royalties between our segments, which eliminate in consolidation. We use total assets as the measure of assets for reportable segments.

The following tables provide financial information for our reportable segments, including a reconciliation of Adjusted EBITDA to (Loss) income from continuing operations before income taxes and equity in net income of affiliates, as reported in the Consolidated Statements of Operations, for the years ended December 31, 2017, 2016 and 2015:

	Brazil	Mexico	Andean	Rest of World	Online & Partnerships	Corporate	Total
2017
Revenues	$765,746	$646,154	$1,085,640	$214,720	$690,374	$(16,758)	$3,385,876
Adjusted EBITDA	134,205	147,171	301,249	32,411	204,543	(204,108)	615,471
Depreciation and amortization expense	35,715	27,990	67,764	20,659	35,440	16,765	204,333
Loss on impairment of assets	3,320	—	2,530	—	257	1,014	7,121
Total assets	1,256,364	969,400	1,714,819	225,429	1,294,147	1,931,126	7,391,285
Expenditures for long-lived assets	50,244	38,615	72,098	9,697	23,730	24,001	218,385
2016
Revenues	$690,804	$626,011	$969,717	$330,423	$704,976	$(20,067)	$3,301,864
Adjusted EBITDA	95,442	143,741	225,538	53,352	208,237	(145,893)	580,417
Depreciation and amortization expense	35,695	26,273	68,050	21,668	38,452	9,668	199,806
Loss on impairment of assets	—	—	—	—	—	—	—
Total assets	1,245,264	972,171	1,579,581	227,071	1,297,798	1,740,649	7,062,534
Expenditures for long-lived assets	29,332	28,081	80,396	8,126	29,275	33,621	208,831
2015
Revenues	$672,917	$678,193	$913,388	$452,937	$707,998	$(25,659)	$3,399,774
Adjusted EBITDA	81,322	150,136	201,794	52,080	191,019	(127,586)	548,765
Depreciation and amortization expense	34,261	35,156	64,389	30,953	37,161	8,085	210,005
Loss on impairment of assets	—	—	—	—	—	—	—
Expenditures for long-lived assets	36,730	34,715	132,156	23,089	33,842	21,879	282,411

As discussed in Note 3, Discontinued Operations, a number of our entities have been classified as Discontinued Operations and their assets have been classified as assets held for sale and excluded from the the segment information for all periods presented. As of December 31, 2017 and 2016, total assets held for sale of $1,549,340 and $1,431,498, respectively, are included in the Corporate amounts above.

For the years ended December 31,	2017	2016	2015
Adjusted EBITDA of reportable segments:
Brazil	$134,205	$95,442	$81,322
Mexico	147,171	143,741	150,136
Andean	301,249	225,538	201,794
Rest of World	32,411	53,352	52,080
Online & Partnerships	204,543	208,237	191,019
Total Adjusted EBITDA of reportable segments	819,579	726,310	676,351
Reconciling items:
Corporate	(204,108)	(145,893)	(127,586)
Depreciation and amortization expense	(204,333)	(199,806)	(210,005)
Loss on impairment of assets	(7,121)	—	—
Share-based compensation expense	(61,844)	(35,852)	(35,843)
EiP expenses	(100,180)	(54,082)	(43,845)
Operating income	241,993	290,677	259,072
Interest income	11,865	14,414	9,474
Interest expense	(334,901)	(390,391)	(367,284)
Loss on debt extinguishment	(8,392)	(17,363)	(1,263)
Gain (loss) on derivatives	28,656	(6,084)	(2,607)
Other (expense) income, net	(1,892)	457	(423)
Foreign currency exchange gain (loss), net	2,539	77,299	(128,299)
(Loss) gain on sales of subsidiaries, net	(10,490)	398,081	—
(Loss) income from continuing operations before income taxes and equity in net income of affiliates	$(70,622)	$367,090	$(231,330)

Geographic Information

No individual customer accounted for more than 10% of Laureate’s consolidated revenues. Revenues from customers by geographic area, primarily generated by students enrolled at institutions in those areas, were as follows:

For the years ended December 31,	2017	2016	2015
External Revenues (1)
Brazil	$765,358	$690,377	$672,372
Mexico	644,015	624,939	678,030
United States	635,637	633,471	632,773
Chile	617,213	564,592	536,530
Peru	450,719	389,815	356,684
Other foreign countries	272,934	398,670	523,385
Consolidated total	$3,385,876	$3,301,864	$3,399,774

(1) Excludes intercompany revenues and therefore does not agree to the table above

Long-lived assets are composed of Property and equipment, net. Laureate’s long-lived assets of continuing operations by geographic area were as follows:

December 31,	2017	2016
Long-lived assets
Chile	$387,422	$367,856
Peru	327,908	299,014
Brazil	245,781	252,289
Mexico	237,109	218,531
United States	104,995	116,390
Other foreign countries	77,202	107,385
Consolidated total	$1,380,417	$1,361,465

Note 8.   Goodwill and Other Intangible Assets

The change in the net carrying amount of Goodwill from December 31, 2015 through December 31, 2017 was composed of the following items:

	Brazil	Mexico	Andean	Rest of World	Online & Partnerships	Other	Total
Balance at December 31, 2015	$417,938	$578,350	$246,375	$246,980	$459,786	$2,015	$1,951,444
Acquisitions	—	—	—	—	—	—	—
Dispositions	—	—	—	(148,264)	—	—	(148,264)
Impairments	—	—	—	—	—	—	—
Currency translation adjustments	83,117	(97,365)	7,536	(9,914)	—	—	(16,626)
Adjustments to prior acquisitions	—	—	—	—	—	—	—
Balance at December 31, 2016	$501,055	$480,985	$253,911	$88,802	$459,786	$2,015	$1,786,554
Acquisitions	—	—	—	3,584	—	—	3,584
Dispositions	—	—	—	—	—	—	—
Reclassification to Long-term assets held for sale	—	—	—	—	—	(2,015)	(2,015)
Impairments	—	—	—	—	—	—	—
Currency translation adjustments	(7,682)	22,388	18,270	6,312	954	—	40,242
Adjustments to prior acquisitions	—	—	—	—	—	—	—
Balance at December 31, 2017	$493,373	$503,373	$272,181	$98,698	$460,740	$—	$1,828,365

Other Intangible Assets

Amortization expense for intangible assets subject to amortization was $11,514, $11,176 and $14,349 for the years ended December 31, 2017, 2016 and 2015, respectively. The estimated future amortization expense for intangible assets for the years ending December 31, 2018, 2019, 2020, 2021, 2022 and beyond is $6,052, $3,744, $3,124, $2,877, $2,562 and $17,420, respectively.

The following table summarizes our identifiable intangible assets as of December 31, 2017:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period (Yrs)
Subject to amortization:
Student rosters	$80,564	$(79,005)	$1,559	1.9
Other	65,970	(31,750)	34,220	11.4
Not subject to amortization:
Tradenames	1,167,302	—	1,167,302	—
Total	$1,313,836	$(110,755)	$1,203,081

The following table summarizes our identifiable intangible assets as of December 31, 2016:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period (Yrs)
Subject to amortization:
Student rosters	$77,763	$(74,269)	$3,494	3.0
Other	65,062	(22,521)	42,541	11.5
Not subject to amortization:
Tradenames	1,153,348	—	1,153,348	—
Total	$1,296,173	$(96,790)	$1,199,383

Impairment Tests

The following table summarizes the Loss on impairment of assets:

For the years ended December 31,	2017	2016	2015
Impairments of Deferred costs and Other intangible assets, net	$2,696	$—	$—
Impairments of long-lived assets	4,425	—	—
Total	$7,121	$—	$—

We perform annual impairment tests of our non-amortizable intangible assets, which consist of Goodwill and Tradenames, in the fourth quarter of each year. The impairment charges discussed below were recorded to reduce the assets’ carrying values to fair value.

For the purposes of our annual impairment testing of the Company’s goodwill, fair value measurements were determined primarily using the income approach, based largely on inputs that are not observable to active markets, which would be deemed “Level 3” fair value measurements as defined in Note 21, Fair Value Measurement. These inputs include our expectations about future revenue growth and profitability, marginal income tax rates by jurisdiction, and the rate at which the cash flows should be discounted in order to determine this fair value estimate. Where a market approach is used, the inputs also include publicly available data about our competitors’ financial ratios and transactions.

For purposes of our annual impairment testing of the Company’s indefinite-lived tradename assets, fair value measurements were determined using the income approach, based largely on inputs that are not observable to active markets, which would be deemed “Level 3” fair value measurements as defined in Note 21, Fair Value Measurement. These inputs include our expectations about future revenue growth and profitability, marginal income tax rates by jurisdiction, and the rate at which the cash flows should be discounted in order to determine the fair value estimate for indefinite-lived tradenames using a relief-from-royalty method. We use publicly available information and proprietary third-party arm’s length agreements that Laureate has entered into with various licensors in determining certain assumptions to assist us in estimating fair value using market participant assumptions.

Note 9.   Land Use Rights

The Company has acquired rights to use certain properties for a period of 20 years. The carrying value of land use rights recorded of $1,572 and $1,509 at December 31, 2017 and 2016, respectively, related entirely to our Mexico segment.

The land use rights recorded at net carrying value on the Company’s Consolidated Balance Sheets are summarized as follows:

December 31,	2017	2016
Cost	$1,787	$1,710
Less: Accumulated amortization	(215)	(201)
Land use rights, net	$1,572	$1,509

Approximately $44,800 and $43,800 of land use rights is included in the held-for-sale assets recorded on the Consolidated Balance Sheets as of December 31, 2017 and 2016, respectively. For further description of the held-for-sale amounts, see Note 3, Discontinued Operations; the carrying value of the land use rights is included within “Other long-term assets” in the table in that footnote.

Amortization expense of land use rights was $5, $5 and $9 for the years ended December 31, 2017, 2016 and 2015, respectively.

As of December 31, 2017, amortization expense related to land use rights for the next five years and thereafter is as follows:

2018	$5
2019	5
2020	5
2021	5
2022	5
Thereafter	1,547
Total	$1,572

Note 10.   Debt

Outstanding long-term debt was as follows:

	December 31, 2017	December 31, 2016
Senior long-term debt:
Senior Secured Credit Facility (stated maturity dates April 2022 and April 2024 as of December 31, 2017; stated maturity dates June 2018, June 2019 and March 2021 as of December 31, 2016), net of discount	$1,625,344	$1,497,869
Senior Notes (stated maturity dates May 2025 as of December 31, 2017 and September 2019 as of December 31, 2016), net of discount	800,000	1,388,036
Total senior long-term debt	2,425,344	2,885,905
Other debt:
Lines of credit	42,195	47,833
Notes payable and other debt	593,268	421,040
Total senior and other debt	3,060,807	3,354,778
Capital lease obligations and sale-leaseback financings	139,758	144,646
Total long-term debt	3,200,565	3,499,424
Less: total unamortized deferred financing costs	105,299	42,184
Less: current portion of long-term debt	121,870	95,968
Long-term debt, less current portion	$2,973,396	$3,361,272

As of December 31, 2017, aggregate annual maturities of the senior and other debt, excluding capital lease obligations and sale-leaseback financings, were as follows:

December 31,	Senior and Other Debt
2018	$115,468
2019	103,894
2020	129,334
2021	138,316
2022	181,609
Thereafter	2,406,842
Total	3,075,463
Less: discount, net	(14,656)
Total senior and other debt	$3,060,807

Debt Refinancing

During the second quarter of 2017, the Company completed refinancing transactions that resulted in repayment of the previous senior credit facility and the redemption of the 9.250% Senior Notes due 2019 (the Senior Notes due 2019) (other than $250,000 in aggregate principal amount of the Senior Notes due 2019 that the Company exchanged on April 21, 2017 for substantially identical but non-redeemable notes issued under a new indenture (the Exchanged Notes)).

Senior Notes

On April 26, 2017, we completed an offering of $800,000 aggregate principal amount of 8.250% Senior Notes due 2025 (the Senior Notes due 2025).The Senior Notes due 2025 were issued at par and will mature on May 1, 2025. Interest on the Senior Notes due 2025 is payable semi-annually on May 1 and November 1, and the first interest payment date was November 1, 2017. We may redeem the Senior Notes due 2025, in whole or in part, at any time on or after May 1, 2020, at redemption prices starting at 106.188% of the principal amount thereof and decreasing from there each year thereafter until May 1, 2023, plus accrued and unpaid interest. From and after May 1, 2023, we may redeem all or part of the Senior Notes due 2025 at a redemption price of 100%, plus accrued and unpaid interest. We may also redeem up to 40% of the Senior Notes due 2025 using the proceeds of certain equity offerings completed before May 1, 2020, at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest. In addition, at any time prior to May 1, 2020, we may redeem the Senior Notes due 2025, in whole or in part, at a price equal to 100% of the principal amount, plus a ‘‘make-whole’’ premium, plus accrued and unpaid interest.

On April 28, 2017, the Company elected to redeem all of its outstanding Senior Notes due 2019 (other than the Exchanged Notes) and on May 31, 2017 (the Redemption Date), the Senior Notes due 2019 (other than the Exchanged Notes) were redeemed. As described further below, the Exchanged Notes were redeemed on August 11, 2017. The aggregate principal amount outstanding of the Senior Notes due 2019 (excluding the Exchanged Notes) was $1,125,443. The redemption price for the Senior Notes due 2019 that were redeemed was equal to 104.625% of the principal amount thereof, for a total redemption price of $1,177,495, plus accrued and unpaid interest and special interest to the Redemption Date, for an aggregate payment to holders of the Senior Notes of $1,205,630. As of December 31, 2017, the outstanding balance of our senior notes was $800,000, which consisted entirely of the Senior Notes due 2025. As of December 31, 2016, the outstanding balance under our Senior Notes due 2019 was $1,388,036, net of a debt discount.

Senior Secured Credit Facility

Substantially concurrently with the issuance of the Senior Notes due 2025, we consummated a refinancing of our Senior Secured Credit Facility by means of an amendment and restatement of the existing amended and restated credit agreement (the Second Amended and Restated Credit Agreement) to provide a new revolving credit facility of $385,000 maturing in April 2022 (the Revolving Credit Facility) and a new syndicated term loan of $1,600,000 maturing in April 2024 (the 2024 Term Loan). The old senior credit facility was fully repaid, and that repayment amount is included in Payments on long-term debt in the Consolidated Statement of Cash Flows for the year ended December 31, 2017, with the exception of approximately $283,000 of loan principal related to the old term loan that was rolled over by certain lenders into the 2024 Term Loan. Accordingly, that rollover amount was a non-cash transaction.

As a subfacility under the Revolving Credit Facility, the Second Amended and Restated Credit Agreement provides for letter of credit commitments in the aggregate amount of $141,000. The Second Amended and Restated Credit Agreement also provides, subject to the satisfaction of certain conditions, for incremental revolving and term loan facilities, at the request of the Company, not to exceed $300,000 plus additional amounts so long as both immediately before and after giving effect to such incremental facilities the Company’s Consolidated Senior Secured Debt to Consolidated EBITDA ratio, as defined in the Second Amended and Restated Credit Agreement, on a pro forma basis, does not exceed 2.75x.

The maturity date for the Revolving Credit Facility is April 26, 2022 and the maturity date for the 2024 Term Loan is April 26, 2024. The Revolving Credit Facility bears interest at a per annum interest rate, at the option of the Borrower, at either the LIBOR rate or the Alternate Base Rate (ABR) rate plus an applicable margin of 3.75% per annum or 3.50% per annum for LIBOR rate loans, and 2.75% per annum or 2.50% per annum for ABR rate loans, in each case, based on the Company’s Consolidated Total Debt to Consolidated EBITDA ratio, as defined in the Second Amended and Restated Credit Agreement. As of December 31, 2017, the Revolving Credit Facility had an outstanding balance of $52,000.

The 2024 Term Loan bears interest at a per annum rate, at the option of the Borrower, at either the LIBOR rate or the ABR rate plus an applicable margin of 4.50% per annum or 4.25% per annum for LIBOR rate loans, and 3.50% per annum or 3.25% per annum for ABR rate loans, in each case, based on the Company’s Consolidated Total Debt to Consolidated EBITDA ratio. As of December 31, 2017, all loans outstanding under the 2024 Term Loan were LIBOR loans and had a total interest rate of 6.07%. A discount equal to 1% of the 2024 Term Loan’s original principal amount, or $16,000, was paid at issuance and will be amortized to interest expense over the term of the loan. The 2024 Term Loan amortizes at an annual amount equal to 1% of the original principal amount of the 2024 Term Loan, which annual amount is payable in quarterly payments, with the remaining unpaid principal amount payable on the maturity date. Quarterly principal payments on the 2024 Term Loan commenced June 30, 2017.

On or prior to October 26, 2017, except for prepayments made from transactions expressly permitted, the 2024 Term Loan could have been prepaid at price equal to 101% of the principal amount prepaid. After October 26, 2017, the 2024 Term Loan can be prepaid at price equal to 100% of the principal amount prepaid. As of December 31, 2017, the 2024 Term Loan had an outstanding balance of $1,573,344. As discussed in Note 25, Subsequent Events, on February 1, 2018 we amended our Senior Secured Credit Facility to reduce the interest rate on the 2024 Term Loan by 100 basis points, from 4.50% to 3.50% for LIBOR term loans, and 3.50% to 2.50% for ABR term loans.

Laureate Education, Inc. is the borrower under our Senior Secured Credit Facility. All of Laureate’s required United States legal entities, excluding Walden University, LLC (Walden), Kendall, NewSchool of Architecture and Design (NewSchool), National Hispanic University (NHU) and St. Augustine, are guarantors of the Senior Secured Credit Facility, and all of the guarantors’ assets, both real and intangible, are pledged as collateral. Certain Walden assets are also pledged as collateral, including all of Walden’s United States receivables other than Title IV student loans, all of its copyrights, patents, and trademarks. As of December 31, 2017 and 2016, the carrying value of the Walden receivables and intangibles pledged as collateral was $411,411 and $409,971, respectively. Additionally, not more than 65% of the shares held directly by United States guarantors in non-domestic subsidiaries are pledged as collateral.

Estimated Fair Value of Debt

The estimated fair value of our debt was determined using observable market prices, as the majority of our securities, including the Senior Secured Credit Facility and the Senior Notes due 2025, are traded in a brokered market, as were the Senior Notes due 2019 prior to their redemption. The fair value of our remaining debt instruments approximates carrying value based on their terms. As of December 31, 2017 and December 31, 2016, our long-term debt was classified as Level 2 within the fair value hierarchy, based on the frequency and volume of trading in the brokered market. The estimated fair value of our debt was as follows:

	December 31, 2017		December 31, 2016
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Total senior and other debt	$3,060,807	$3,117,437	$3,354,778	$3,382,186

Senior Notes due 2019 - Note Exchange Transaction

On April 15, 2016, Laureate entered into separate, privately negotiated note exchange agreements (the Note Exchange Agreements) with certain existing holders (the Existing Holders) of the Senior Notes due 2019 pursuant to which we agreed to exchange (the Note Exchange) $250,000 in aggregate principal amount of Senior Notes due 2019 for shares of the Company’s Class A common stock. The exchange was to be completed within one year and one day after the consummation of an initial public offering of our common stock that generates gross proceeds of at least $400,000 or 10% of the equity value of the Company (a Qualified Public Offering). As discussed in Note 1, Description of Business, on February 6, 2017, the Company completed an initial public offering of its Class A common stock at a price per share of $14.00 that qualified as a Qualified Public Offering.

On August 2, 2017, we sent notices to the holders of these notes indicating that the closing of the exchange contemplated by the Note Exchange Agreements would be consummated on Friday, August 11, 2017. On August 11, 2017, Laureate issued 18,683 shares of Class A common stock, which was equal to 104.625% of the aggregate principal amount of Senior Notes due 2019 to be exchanged, or $261,600, divided by $14.00, the initial public offering price per share of Class A common stock in the Qualified Public Offering. Upon completion of the Note Exchange, the Company also paid approximately $11,100 to the exchanging holders, an amount equal to the interest and special interest accrued with respect to the Exchanged Notes to, but excluding, the date of consummation of the Note Exchange. Shares of our Class A common stock issued in the Note Exchange are listed on the Nasdaq Global Select Market.

The Note Exchange Agreements also provided that, within 60 days after the consummation of a Qualified Public Offering, at the option of the Existing Holders or their transferees, we would repurchase up to an additional $62,500 aggregate principal amount of Senior Notes due 2019 at the redemption price set forth in Section 3.07 of the indenture governing the Senior Notes due 2019 that is applicable as of the date of pricing of the Qualified Public Offering, plus accrued and unpaid interest and special interest. On March 1, 2017, in accordance with the terms of the Note Exchange Agreements, we repurchased Senior Notes due 2019 with an aggregate principal amount of $22,556 at a repurchase price of 104.625% of the aggregate principal amount, for a total payment of $23,599; the difference was recognized as Loss on debt extinguishment along with the portion of unamortized debt issuance costs that were written off.

Certain Covenants

As of December 31, 2017, our senior long-term debt contained certain negative covenants including, among others: (1) limitations on additional indebtedness; (2) limitations on dividends; (3) limitations on asset sales, including the sale of ownership interests in subsidiaries and sale-leaseback transactions; and (4) limitations on liens, guarantees, loans or investments. The Second Amended and Restated Credit Agreement provides, solely with respect to the Revolving Credit Facility, that the Company shall not permit its Consolidated Senior Secured Debt to Consolidated EBITDA ratio, as defined in the Second Amended and Restated Credit Agreement, to exceed 4.50x as of the last day of each quarter ending June 30, 2017 through September 30, 2017, 3.75x as of the last day of each quarter ending December 31, 2017 through March 31, 2018, and 3.50x as of the last day of each quarter ending June 30, 2018 and thereafter. However, the agreement also provides that if (i) the Company’s Consolidated Total Debt to Consolidated EBITDA ratio, as defined in the Second Amended and Restated Credit Agreement, is not greater than 4.75x as of such date and (ii) less than 25% of the Revolving Credit Facility is utilized as of that date, then such financial covenant shall not apply. As of December 31, 2017, these conditions were satisfied and, therefore, we were not subject to the leverage ratio covenant. In addition, notes payable at some of our locations contain financial maintenance covenants.

Debt Modification and Loss on Debt Extinguishment

As a result of the refinancing transactions and the note exchange transaction described above, Laureate recorded a Loss on debt extinguishment of $8,392 during the year ended December 31, 2017 related primarily to the write off of unamortized deferred financing costs associated with certain lenders that did not participate in the new debt instruments. In addition, approximately $22,800 was charged to General and administrative expenses related to new third-party costs paid in connection with the portion of the refinancing transactions that was deemed to be a modification. Also in connection with the refinancing transactions, approximately $70,800 of new deferred financing costs were capitalized, which related primarily to the excess of the redemption price over the principal amount of the Senior Notes due 2019 that were redeemed and the call premium that applied to a portion of the repaid senior credit facilities.

During the year ended December 31, 2016, Laureate recorded a Loss on debt extinguishment of $17,363. In connection with the Note Exchange Agreements in the second quarter of 2016, we recorded a Loss on debt extinguishment of $1,681 related to the write off of unamortized deferred financing costs and discount. In connection with the Fifth Amendment to the Amended and Restated Credit Agreement, in the third quarter of 2016 we recorded a Loss on debt extinguishment of $15,682 related to the write off of unamortized deferred financing costs.

During the year ended December 31, 2015, Laureate recorded a Loss on debt extinguishment of $1,263, of which $932 was related to mortgage breakage fees paid as a part of the Swiss sale-leaseback transaction discussed in Note 5, Dispositions and Asset Sales, and $331 which was related to the July 2015 extension of the maturity date for the revolving line of credit facility under the Senior Secured Credit Facility, as discussed above.

Debt Issuance Costs

Amortization of debt issuance costs and accretion of debt discounts that are recorded in Interest expense in the Consolidated Statements of Operations totaled approximately $14,100, $23,100 and $25,200 for the years ended December 31, 2017, 2016 and 2015, respectively. During the years ended December 31, 2017, 2016 and 2015, we paid and capitalized a total of $81,097, $11,559 and $11,942, respectively, in debt issuance costs. Certain unamortized debt issuance costs were written off in 2017, 2016 and 2015 in connection with debt agreement amendments as discussed above. As of December 31, 2017 and 2016, our unamortized debt issuance costs were $105,299 and $42,184, respectively.

Currency and Interest Rate Swaps

The interest and principal payments for Laureate’s senior long-term debt arrangements are to be paid primarily in USD. Our ability to make debt service payments is subject to fluctuations in the value of the USD relative to foreign currencies, because a majority of our operating cash used to make these payments is generated by subsidiaries with functional currencies other than USD. As part of our overall risk management policies, Laureate has entered into foreign currency swap contracts and interest rate swap contracts. See also Note 15, Derivative Instruments.

Other Debt

Lines of Credit

Individual Laureate subsidiaries have the ability to borrow pursuant to unsecured lines of credit and similar short-term borrowing arrangements (collectively, lines of credit). The lines of credit are available for working capital purposes and enable us to borrow for and repay until those lines mature.

Interest rates on our lines of credit ranged from 6.50% to 9.51% at December 31, 2017, and 6.50% to 9.51% at December 31, 2016. Our weighted-average short-term borrowing rate was 7.97% and 7.97% at December 31, 2017 and 2016, respectively.

Laureate’s aggregate lines of credit (outstanding balances plus available borrowing capacity) were $88,138 and $104,546 as of December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the aggregate outstanding balances on our lines of credit were $42,195 and $47,833, respectively. Accordingly, the available borrowing capacity under our lines of credit was $45,943 and $56,713 at December 31, 2017 and 2016, respectively.

Notes Payable

Notes payable include mortgages payable that are secured by certain fixed assets. The notes payable have varying maturity dates and repayment terms through 2028. These loans contain certain financial maintenance covenants and Laureate is in compliance with these covenants. Interest rates on notes payable ranged from 3.96% to 10.79% and 3.25% to 18.53% at December 31, 2017 and 2016, respectively.

On May 12, 2016, two outstanding loans at Universidad del Valle de México (UVM Mexico) that originated in 2007 and 2012 and were both scheduled to mature in May 2021 were refinanced and combined into one loan. The maturity date of the combined loan was extended to May 15, 2023. Principal repayments were suspended until May 15, 2018. The new refinanced loan carries a variable interest rate based on the 28-day Mexican Interbanking Offer Rate (TIIE), plus the applicable margin. The applicable margin for the interest calculation is established based on the ratio of debt to EBITDA, as defined in the agreement. Interest is paid monthly commencing on May 15, 2016. The outstanding balance of the loan on May 12, 2016 was MXN 2,224,600 (US $120,527 at that date). As of December 31, 2017, the interest rate on the loan was 10.72% and the outstanding balance on the loan was $112,625. As of December 31, 2016, the interest rate on the loan was 8.94% and the outstanding balance on the loan was $107,793.

In addition to the loans above, in August 2015, UVM Mexico entered into an agreement with a bank for a loan of MXN 1,300,000 (approximately US $79,000 at the time of the loan). The loan carried a variable interest rate based on TIIE plus an applicable margin (8.09% at December 31, 2016) and was scheduled to mature in August 2020. As of December 31, 2016 the outstanding balance of this loan was $62,992. During December 2017, this loan was paid in full and a new loan in the amount of MXN 1,700,000 (approximately US $89,000 at the time of the loan) was obtained. The new loan matures in December 2023 and carries a variable interest rate based on TIIE, plus an applicable margin, which is established based on the ratio of debt to EBITDA, as defined in the agreement (10.02% as of December 31, 2017). Payments on the loan are deferred until December 2018, at which time quarterly principal payments are due, beginning at MXN 42,500 (US $2,152 at December 31, 2017) and increasing over the term of the loan to MXN 76,500 (US $3,873 at December 31, 2017), with a balloon payment of MXN 425,000 (US $21,516 at December 31, 2017) due at maturity. As of December 31, 2017, the outstanding balance of this loan was $86,065.

The Company has also obtained financing to fund the construction of two new campuses at one of our institutions in Peru, Universidad Peruana de Ciencias Aplicadas. As of December 31, 2017 and 2016, the loans had an outstanding balance of $42,195 and $47,833, respectively, and a weighted average interest rate of 7.97% and 7.97%, respectively. These loans have varying maturity dates with the final payment due in October 2022. As of December 31, 2017 and 2016, $19,162 and $22,365, respectively, of the outstanding balances on the loans were payable to an institutional investor that is a minority shareholder of Laureate.

Laureate has outstanding notes payable at Universidad Privada del Norte (UPN), one of our institutions in Peru. These loans all have interest rates ranging from 7.85% to 8.70% and varying maturity dates through December 2024. As of December 31, 2017 and 2016, these loans had a balance of $38,641 and $44,452, respectively.

On December 22, 2017, a Laureate subsidiary in Peru entered into an agreement to borrow PEN 247,500 (approximately US $76,000 at the agreement date). The loan bears interest at a fixed rate of 6.62% per annum and matures in December 2022. Quarterly payments in the amount of PEN 9,281 (US $2,864 at December 31, 2017) are due from March 2018 through December 2019. The quarterly payments increase to PEN 14,438 (US $4,455 at December 31, 2017) in March 2020 through the loan’s maturity in December 2022. As of December 31, 2017, no payments have been made on this loan and it had a balance of $76,365.

Laureate has outstanding notes payable at a real estate subsidiary in Chile. As of December 31, 2017 and 2016, the outstanding balance on the loans was $67,120 and $62,695, respectively. The interest rates on these loans range from 3.96% to 6.89% per annum as of December 31, 2017 and from 4.80% to 8.08% per annum as of December 31, 2016. These notes are repayable in installments with the final installment due in August 2028.

On December 20, 2013, Laureate acquired THINK and financed a portion of the purchase price by borrowing AUD 45,000 (US $34,749 at December 31, 2017) under a syndicated facility agreement in the form of two term loans of AUD 22,500 each. The syndicated facility agreement also provided for additional borrowings of up to AUD 20,000 (US $15,444 at December 31, 2017) under a capital expenditure facility and a working capital facility. The first term loan (Facility A) had a term of five years and principal was payable in quarterly installments of AUD 1,125 (US $869 at December 31, 2017) beginning on March 31, 2014. The second term loan (Facility B) had a term of five years and the total principal balance of AUD 22,500 was payable at its maturity date of December 20, 2018. In June 2016, these loan facilities were amended and restated. As a result of this amendment and a repayment of AUD 11,000 (approximately US $8,100 at the date of payment), Facility A was amended to be a term loan of AUD 10,000 (US $7,722 at December 31, 2017), and principal is repayable in quarterly installments of AUD 833 (US $643 at December 31, 2017) beginning on September 30, 2016. Facility A bears interest at a variable rate plus a margin of 2.50%, and the final balance is payable at its maturity date of December 20, 2018. Facility B was amended to be a revolving facility of up to AUD 15,000 (US $11,583 at December 31, 2017) and any balance outstanding is repayable at its maturity date of December 20, 2018. Facility B bears interest at a variable rate plus a margin of 2.75%. The capital expenditure facility and working capital facility provided for total additional borrowings of up to AUD 15,000 (US $11,583 at December 31, 2017). In October 2017, these loan facilities were further amended to provide the lender a security interest in all of the assets of Laureate’s Australian operations. In addition, Facility A was converted from a term loan to a loan with a balloon payment due at maturity. As of December 31, 2017, the interest rates on Facility A and Facility B were 4.25% and 4.50%, respectively, and as of December 31, 2016, the interest rates on Facility A and Facility B were 4.29% and 4.55%, respectively. As of December 31, 2017 and 2016, $16,087 and $16,753, respectively, was outstanding under these loan facilities.

Laureate acquired FMU on September 12, 2014 and financed a portion of the purchase price by borrowing amounts under two loans that totaled BRL 259,139 (approximately US $110,310 at the borrowing date). The loans require semi-annual principal payments beginning at BRL 6,478 in October 2014 and increasing to a maximum of BRL 22,027 beginning in October 2017 and continuing through their maturity dates in April 2021. As of December 31, 2017 and 2016, the outstanding balance of these loans was $46,438 and $59,841, respectively. Both loans mature on April 15, 2021 and bear interest at an annual variable rate of CDI plus 3.7% (approximately 10.6% and 17% at December 31, 2017 and 2016, respectively).

On December 20, 2017, a Laureate subsidiary in Brazil entered into an agreement to borrow BRL 360,000 (approximately US $110,000 at the time of the loan). The loan is collateralized by real estate and certain trade receivables in Brazil. The loan bears interest at an annual variable rate of CDI plus 2.55% per annum (9.44% at December 31, 2017) and matures on December 25, 2022. Quarterly payments in the amount of BRL 13,500 (US $4,065 at December 31, 2017) are due from March 2019 through December 2019, at which point the quarterly payments increase to BRL 22,500 (US $6,777 at December 31, 2017) from March 2020 through December 2020, then to BRL 27,000 (US $8,132 at December 31, 2017) from March 2021 through maturity in December 2022. As of December 31, 2017, no payments have been made on this loan and it had a balance of $108,424.

Capital Lease Obligations and Sale-Leaseback Financings

Capital leases and sale-leaseback financings, primarily relating to real estate obligations, are included in debt and have been recorded using interest rates ranging from 1.00% to 42.87%. During 2017 and 2016, we had additions to assets and liabilities recorded as sale-leaseback financings and build-to-suit arrangements of $8,788 and $9,712, respectively. We had assets under capital leases and sale-leaseback financings, net of accumulated amortization, of $101,189 and $108,351 at December 31, 2017 and 2016, respectively. As of December 31, 2017 a portion of the capital lease assets are recorded in assets held for sale; see Note 3, Discontinued Operations. The amortization expense for capital lease assets is recorded in Depreciation and amortization expense.

The aggregate maturities of our total future value and present value of the minimum capital lease payments and payments related to sale-leaseback financings at December 31, 2017 were as follows:

	Future Value of Payments	Interest	Present Value of Payments
2018	$24,262	$17,860	$6,402
2019	33,559	17,723	15,836
2020	23,785	16,776	7,009
2021	28,372	15,270	13,102
2022	28,784	13,511	15,273
Thereafter	116,037	33,901	82,136
Total	$254,799	$115,041	$139,758

Note 11.   Leases

Laureate conducts a significant portion of its operations from leased facilities. These facilities include our corporate headquarters, other office locations, and many of Laureate’s higher education facilities. The terms of these operating leases vary and generally contain renewal options. Some of the operating leases provide for increasing rents over the terms of the leases. Laureate also leases certain equipment under noncancellable operating leases, which are typically for terms of 60 months or less. Total rent expense under these leases is recognized ratably over the initial term of each lease. Any difference between the rent payment and the straight-line expense is recorded as an adjustment to the liability or as a prepaid asset.

Laureate has entered into sublease agreements for certain leased office space. These agreements allow us to annually adjust rental income to be received for increases in gross operating rent and related expenses.

Future minimum lease payments and sublease income at December 31, 2017, by year and in the aggregate, under all noncancellable operating leases and subleases are as follows:

	Lease Payments	Sublease Income
2018	$154,909	$40
2019	142,947	—
2020	133,033	—
2021	126,324	—
2022	121,225	—
Thereafter	541,444	—
Total	$1,219,882	$40

Rent expense, net of sublease income, for all cancellable and noncancellable leases was $170,099, $171,215 and $191,581 for the years ended December 31, 2017, 2016 and 2015, respectively.

Note 12.   Commitments and Contingencies

Noncontrolling Interest Holder Put Arrangements and Company Call Arrangements

The following section provides a summary table and description of the various noncontrolling interest holder put arrangements, which relate to Discontinued Operations, that Laureate had outstanding as of December 31, 2017. Laureate has elected to accrete changes in the arrangements’ redemption values over the period from the date of issuance to the earliest redemption date. The redeemable noncontrolling interests are recorded at the greater of the accreted redemption value or the traditional noncontrolling interest. Until the first exercise date, the put instruments’ reported values may be lower than the final amounts that will be required to settle the minority put arrangements. As of December 31, 2017, the carrying value of all noncontrolling interest holder put arrangements was $11,435.

If the minority put arrangements were all exercised at December 31, 2017, Laureate would be obligated to pay the noncontrolling interest holders an estimated amount of $11,435, as summarized in the following table:

	Nominal Currency	First Exercisable Date	Estimated Value as of December 31, 2017 redeemable within 12-months:	Reported Value
Noncontrolling interest holder put arrangements
INTI Education Holdings Sdn Bhd (Inti Holdings) - 10.10%	MYR	Current	$9,436	$9,436
Pearl Retail Solutions Private Limited (Pearl) - 10%	INR	Current	1,938	1,938
Stamford International University (STIU) - Puttable preferred stock of TEDCO	THB	Current	61	61
Total noncontrolling interest holder put arrangements			11,435	11,435
Puttable common stock - not currently redeemable	USD	*	—	2,286
Total redeemable noncontrolling interests and equity			$11,435	$13,721

* Contingently redeemable

MYR: Malaysian Ringgit

INR: Indian Rupee

THB: Thai Baht

Laureate’s noncontrolling interest put arrangements are specified in agreements with each noncontrolling interest holder. The terms of these agreements determine the measurement of the redemption value of the put options based on a non-GAAP measure of earnings before interest, taxes, depreciation and amortization (EBITDA, or recurring EBITDA), the definition of which varies for each particular contract.

Commitments and contingencies are generally denominated in foreign currencies.

Inti Holdings

As part of the acquisition of INTI, formerly known as Future Perspective, Sdn Bhd, a higher education institution with five campuses in Malaysia, the noncontrolling interest holders of INTI had put options denominated in MYR to require the Company to purchase the remaining noncontrolling interest. As of December 31, 2017, there is one put option remaining for the holder of the 10.10% minority interest. The put option for the 10.10% noncontrolling interest holder is exercisable for the 30-day period commencing after issuance of the audited financial statements for each of the years ending December 31, 2012 through December 31, 2025. The holder may exercise his option to sell all of his equity interest to the Company for a purchase price that is equal to defined multiples of recurring EBITDA. Purchase price multiples have been defined as eight times up to the first MYR 40,000 (approximately $9,800 at December 31, 2017) of EBITDA plus six times EBITDA above this amount. This put option expires after the 30-day period related to delivery of the 2025 audited financial statements. As of December 31, 2017, the Company recorded $9,436 for this arrangement in Redeemable noncontrolling interests and equity on its Consolidated Balance Sheet.

As discussed in Note 3, Discontinued Operations, on December 11, 2017 we signed a sale purchase agreement to sell Inti Holdings, the indirect owner of INTI. In connection with the sale purchase agreement, we entered into a separate agreement with the current minority owner of the equity of Inti Holdings relating to the purchase of the minority owner’s 10.10% interest in Inti Holdings, the closing of which is a precondition to the closing of the transactions under the sale purchase agreement. The purchase of the minority owner’s 10.10% interest is contingent on the sale purchase agreement being completed.

Pearl

As part of the acquisition of Pearl, the minority owners had a put option to require Laureate to purchase the remaining 45% noncontrolling interest, and Laureate has a call option to require the minority owners to sell to Laureate up to 35% of the total equity of Pearl that is still owned by the noncontrolling interest holders (i.e. approximately 78% of the remaining 45% noncontrolling interest). On June 19, 2017, Laureate and the noncontrolling interest holders of Pearl amended the put and call option agreements in order to clarify certain aspects of the formula for determining the purchase price of the noncontrolling interests. The modifications to the agreement resulted in the exclusion of certain campus costs and liabilities in the purchase price calculation.

On July 11, 2017, the noncontrolling interest holders of Pearl notified Laureate of their election to exercise their put option for a portion of their total noncontrolling interest, which required Laureate to purchase an additional 35% equity interest in Pearl. The purchase price for the 35% equity interest, which was agreed to by the parties, was approximately $11,400 and was paid in October 2017. The remaining 10% puttable equity interest that is still held by the minority owners is recorded at its estimated redemption value of $1,938. The call option had no impact on the Company’s financial statements as of December 31, 2017.

Puttable Common Stock - Director Stockholder Put (Not Currently Redeemable)

Each of the individual director stockholders of Laureate has entered into a stockholder’s agreement with Laureate and Wengen. The director stockholder’s agreement makes all shares of common stock subject to a stockholder put option at the fair market value of the stock. The stockholder put option is only exercisable upon the loss of capacity to serve as a director due to death or disability (as defined in the stockholder’s agreement). The director stockholder put option expires only upon a change in control of Laureate.

Since the put option can only be exercised upon death or disability, we account for the common stock as contingently redeemable equity instruments that are not currently redeemable and for which redemption is not probable. Accordingly, the redeemable equity instruments are presented in temporary equity based on their initial measurement amount, as required by ASC 480-10-S99, “Distinguishing Liabilities from Equity - SEC Materials.” No subsequent adjustment of the initial measurement amounts for these contingently redeemable securities is necessary unless the redemption of these securities becomes probable. Accordingly, the amount presented as temporary equity for the contingently redeemable common stock outstanding is its issuance-date fair value.

As of December 31, 2017 and 2016, $2,286 and $3,125, respectively, of contingently redeemable common stock attributable to director stockholder puts was included in Redeemable noncontrolling interests and equity on the Consolidated Balance Sheets.

Series A Convertible Redeemable Preferred Stock Offering

On December 4, 2016, we signed a subscription agreement with six investors, including Kohlberg, Kravis and Roberts Co. L.P. (KKR) and Snow Phipps Group LLC (Snow Phipps), both of which are affiliates of ours, pursuant to which we agreed to issue and sell to those investors an aggregate of 400 shares of a new series of our convertible redeemable preferred stock (the Series A Preferred Stock), consisting of 23 shares of Series A-1 Preferred Stock and 377 shares of Series A-2 Preferred Stock, in a private offering for total net proceeds of approximately $383,000. The closing of this transaction, for 343 shares, occurred on December 20, 2016 and we received net proceeds, after issuance costs, of approximately $328,000. One investor funded a portion of its purchase price for 57 shares, equal to $57,000 (approximately $55,000 net of issuance costs), in January 2017. The issuance costs are being accreted to the carrying value of the Series A Preferred Stock over the five-year redemption period.

Dividends on the Series A Preferred Stock compound quarterly and, if not paid in shares of Series A Preferred Stock on a quarterly basis or in cash accrue, as and if declared by the board of directors of the Company, on each share of Series A Preferred Stock as follows: (i) from the issue date and continuing through and including the second anniversary of the issue date, 10.0% per year; (ii) from the second anniversary of the issue date and continuing through and including the third anniversary of the issue date, 13.0% per year; and (iii) from the third anniversary of the issue date and thereafter, 16.0% per year. Unless we elect to pay the dividend in cash, dividends are automatically paid to the holder thereof in shares of Series A Preferred Stock or accrue. For any period in which dividends on the Series A Preferred Stock are paid in cash, the dividend rate is reduced by 75 basis points. The 400 total shares of Series A Preferred Stock comprises 23 shares of Series A-1 and 377 shares of Series A-2. The Certificate of Designations prohibits the Company from declaring dividends (other than stock dividends to junior securities that are subordinated in all respects to the dividends payable to shares of Series A Preferred Stock, all in accordance the Certificate of Designations) on any other class or series of its capital stock as long as the Series A Preferred Stock is outstanding. The defined dividend rate in the Certificate of Designations for the Series A-2 includes a provision that requires the Company to pay a higher rate than the dividend rates described above if any dividends greater than those rates are paid on the Company’s Class A common stock. However, in the calculation of earnings per share, while the Series A-2 are deemed for accounting purposes only to be participating securities, we do not expect any impact on diluted earnings per share since the possibility of these shares receiving the higher rate dividend is considered remote.

Each holder of shares of Series A Preferred Stock may elect to convert all of its shares of Series A Preferred Stock into shares of our Class A common stock upon the closing of a sale of the Company or Wengen and in the event Wengen no longer exclusively controls the Company, in each case at a 15% discount to the implied equity value of the Company at the closing of the applicable transaction. In addition, both the Company and each holder of shares of Series A Preferred Stock may elect to convert all of the shares of Series A Preferred Stock into shares of our Class A common stock at any time after our initial public offering commencing on the earlier to occur of one day following the first anniversary of the closing of our initial public offering and the Follow-on Conversion Date (as defined in the Certificate of Designations). The shares of Series A Preferred Stock shall generally convert at a 15% discount to the lesser of the price per share at which the Company’s shares of Class A common stock were sold to the public in the Company’s initial public offering or the 30 day trailing price per share of our Class A common stock, but in no case shall the conversion price be less than 75% of the price at which the shares of our Class A common stock are sold to the public. The number of shares of Class A Common Stock expected to be issued upon the conversion of all the outstanding Series A Preferred Stock is between approximately 35,300 and 40,000 shares. As described in Note 1, Description of Business, the Company consummated a qualified initial public offering (QIPO) on February 6, 2017. The Certificate of Designations defined a QIPO as an initial underwritten public offering of common stock by the Company on or prior to August 15, 2017 with net cash proceeds to the Company of not less than $450,000. In certain circumstances, the Company and the holders of the Series A Preferred Stock have the right to delay a conversion for a period of 90 days following a proposed conversion date. We are not permitted to convert any shares of Series A Preferred Stock until there is an effective registration statement available to the holders of the Series A Preferred Stock which provide the holders the opportunity to register at least an amount of shares of our Class A common stock equal to the Priority Amount, as defined in the Certificate of Designations. The QIPO generated net cash proceeds of approximately $456,500.

The shares of Series A Preferred Stock are redeemable at our option at any time (subject to certain limitations involving the price of our Class A common stock) and by the holders after the fifth anniversary of the issue date at a redemption price per share equal to 1.15 multiplied by the sum of the issue amount per share plus any accrued and unpaid dividends. If we fail to redeem the shares of Series A Preferred Stock when required after the fifth anniversary of the issue date, the holders of the Series A Preferred Stock are entitled to certain remedies, including the ability to take control of a majority of our Board of Directors and cause a sale of the Company and/or cause us to raise debt or equity capital in an amount sufficient to redeem the remaining outstanding shares of Series A Preferred Stock. The Series A Preferred Stock will be accreted up to its stated redemption value using a constant yield approach. The Series A Preferred Stock includes a Beneficial Conversion Feature (BCF) that was contingent on a QIPO, as defined above, which was consummated on February 6, 2017. Accordingly, during the first quarter of 2017, the Company recorded the BCF at its estimated fair value of $261,794 as a reduction of the carrying value of the Series A Preferred Stock and an increase to Additional Paid-In Capital. Beginning in the first quarter of 2017, the accretion of this BCF reduces net income available to common stockholders in the calculation of earnings per share, as shown in Note 17, Earnings (Loss) Per Share. During the year ended December 31, 2017, the Company recorded additional BCF of $3,574 related to the paid-in-kind dividends. The total BCF of $265,368 will be accreted using a constant yield approach over a one-year period. For the year ended December 31, 2017, we have recorded total accretion on the Series A Preferred Stock of $292,450, and as of December 31, 2017 the Series A Preferred Stock had a carrying value of $400,276. As of December 31, 2016, prior to the January 2017 funding of purchase price for the additional 57 shares of Series A Preferred Stock, and prior to the IPO and the recording of the IPO-contingent BCF, the Series A Preferred Stock had a carrying value of $332,957.

Other Loss Contingencies

Laureate is subject to legal actions arising in the ordinary course of its business. In management’s opinion, we have adequate legal defenses, insurance coverage and/or accrued liabilities with respect to the eventuality of such actions. We do not believe that any settlement would have a material impact on our Consolidated Financial Statements. Refer to Note 20, Legal and Regulatory Matters, for a discussion of certain matters.

Contingent Liabilities for Taxes

As of December 31, 2017 and 2016, Laureate has recorded cumulative liabilities totaling $77,258 and $69,088, respectively, for taxes other-than-income tax, principally payroll-tax-related uncertainties recorded at the time of an acquisition. Included in these amounts, as of December 31, 2017 and 2016, $7,240 and $7,181, respectively, were classified  as held for sale.The changes in this recorded liability are related to acquisitions, interest and penalty accruals, changes in tax laws, expirations of statutes of limitations, settlements and changes in foreign currency exchange rates. The terms of the statutes of limitations on these contingencies vary but can be up to 10 years. These liabilities were included in current and long-term liabilities on the Consolidated Balance Sheets.  Changes in the recorded values of non-income tax contingencies impact operating income and interest expense, while changes in the related indemnification assets impact only operating income. The total increases/(decreases) to operating income for adjustments to non-income tax contingencies and indemnification assets were  $2,586, $(18,963) and $(3,965) for the years ended December 31, 2017, 2016 and 2015, respectively.

In addition, as of December 31, 2017 and 2016, Laureate has recorded cumulative liabilities for income tax contingencies of $103,189 and $103,471, respectively, of which $9,300 and $6,786 , respectively, were classified as held for sale. As of December 31, 2017 and 2016, indemnification assets primarily related to acquisition contingencies were $98,493 and $97,606, respectively,  of which $935 and $1,202 , respectively, were classified as held for sale. These indemnification assets primarily covered contingencies for income taxes and taxes other-than-income taxes. In addition, we have identified certain contingencies, primarily tax-related, that we have assessed as being reasonably possible of loss, but not probable of loss, and could have an adverse effect on the Company’s results of operations if the outcomes are unfavorable. In most cases, Laureate has received indemnifications from the former owners and/or noncontrolling interest holders of the acquired businesses for contingencies, and therefore, we do not believe we will sustain an economic loss even if we are required to pay these additional amounts. In cases where we are not indemnified, the unrecorded contingencies are not individually material and are primarily in Brazil. In the aggregate, we estimate that the reasonably possible loss for these unrecorded contingencies in Brazil could be up to approximately $55,000 if the outcomes were unfavorable in all cases.

Income tax contingencies are disclosed and discussed further in Note 16, Income Taxes.

Other Loss Contingencies

Laureate has accrued liabilities for certain civil actions against our institutions, a portion of which existed prior to our acquisition of these entities. As of December 31, 2017 and 2016, approximately $18,000 and $15,000, respectively, of loss contingencies were included in Other long-term liabilities and Other current liabilities on the Consolidated Balance Sheets. In addition, as of  December 31, 2017 and 2016, $4,000 and $3,000, respectively, of loss contingencies were classified as liabilities held for sale. Laureate intends to vigorously defend against these lawsuits.

HIEU, our institution in China, is named as one of five defendants in a civil case involving a loan transaction that was entered into by certain former noncontrolling interest holders of HIEU as borrowers, and was allegedly guaranteed by HIEU. The amount of the loan is approximately $29,000, including interest and penalties. The former noncontrolling interest holders are the primary defendants in this civil case, with HIEU added in its alleged role as guarantor. Due to developments in the case that occurred during the second quarter of 2017, we determined that the probability of incurring a loss in this legal matter is reasonably possible as of December 31, 2017, but not probable, and therefore a liability has not been recorded. The Changsha Intermediate Court issued judgment on October 25, 2017 which dismissed this claim. The plaintiffs have appealed to the Higher People’s Court of Hainan Province. As discussed in Note 3, Discontinued Operations, in December 2017 we entered into an agreement to sell LEILY, the entity that is the beneficial owner of a 70% equity interest in Hunan Lie Ying Industry Co., Ltd., which in turn owns 100% of the sponsorship or equity interests in the Entities, a group of entities that includes HIEU. As discussed in Note 25, Subsequent Events, we completed the sale of LEILY in January 2018.

Material Guarantees — Student Financing

Chile

The accredited Chilean institutions in the Laureate network also participate in a government-sponsored student financing program known as Crédito con Aval del Estado (the CAE Program). The CAE Program was formally implemented by the Chilean government in 2006 to promote higher education in Chile for lower socio-economic level students in good academic standing. The CAE Program involves tuition financing and guarantees that are provided by our institutions and the government. As part of the CAE Program, these institutions provide guarantees which result in contingent liabilities to third-party financing institutions, beginning at 90% of the tuition loans made directly to qualified students enrolled through the CAE Program and declining to 60% over time. The guarantees by these institutions are in effect during the period in which the student is enrolled, and the guarantees are assumed entirely by the government upon the student’s graduation. When a student leaves one of Laureate’s institutions and enrolls in another CAE-qualified institution, the Laureate institution will remain guarantor of the tuition loans that have been granted up to the date of transfer, and until the student’s graduation from a CAE-qualified institution. The maximum potential amount of payments our institutions could be required to make under the CAE Program was approximately $527,000 and $479,000 at December 31, 2017 and 2016, respectively. This maximum potential amount assumes that all students in the CAE Program do not graduate, so that our guarantee would not be assigned to the government, and that all students default on the full amount of the CAE-qualified loan balances. As of December 31, 2017 and 2016, we recorded $27,073 and $20,636, respectively, as estimated long-term guarantee liabilities for these obligations.

Material Guarantees — Other

In conjunction with the purchase of UNP, Laureate pledged all of the acquired shares as a guarantee of our payments of rents as they become due. In the event that we default on any payment, the pledge agreement provides for a forfeiture of the relevant pledged shares. In the event of forfeiture, Laureate may be required to transfer the books and management of UNP to the former owners.

Laureate acquired the remaining 49% ownership interest in UAM Brazil in April 2013. As part of the agreement to purchase the 49% ownership interest, Laureate pledged 49% of its total shares in UAM Brazil as a guarantee of our payment obligations under the purchase agreement. In the event that we default on any payment, the agreement provides for a forfeiture of the pledged shares.

In connection with the purchase of FMU on September 12, 2014, Laureate pledged 75% of the acquired shares to third-party lenders as a guarantee of our payment obligations under the loans that financed a portion of the purchase price. Laureate pledged the remaining 25% of the acquired shares to the sellers as a guarantee of our payment obligations under the purchase agreement for the seller notes. In the event that we default on any payment of the loans or seller notes, the purchase agreement provides for a forfeiture of the relevant pledged shares. After the payment of the seller notes in September 2017, as discussed in Note 6, Due to Shareholders of Acquired Companies, the shares pledged to the sellers were pledged to the third-party lenders until full payment of the loans, which mature in April 2021.

Standby Letters of Credit, Surety Bonds and Other Commitments

As of December 31, 2017 and 2016, Laureate’s outstanding letters of credit (LOCs) and surety bonds primarily consisted of the items discussed below.

As of December 31, 2017 and 2016, we had approximately $136,900 and $105,600, respectively, posted as LOCs in favor of the DOE. These LOCs were required to allow Walden, Kendall, NewSchool, and St. Augustine to continue participating in the DOE Title IV program and are recorded on Walden and a corporate entity. These LOCs are fully collateralized with cash equivalents and certificates of deposit, which are classified as Restricted cash and investments on our December 31, 2017 and 2016 Consolidated Balance Sheets.

As of December 31, 2017 and 2016, we had $39,505 and $34,746, respectively, posted as cash-collateral for LOCs related to the Spain Tax Audits. See Note 16, Income Taxes, for further detail. The cash collateral for these LOCs was recorded in Continuing Operations and was classified as Restricted cash and investments on our December 31, 2017 Consolidated Balance Sheet.

As part of our normal operations, our insurers issue surety bonds on our behalf, as required by various state education authorities in the United States. We are obligated to reimburse our insurers for any payments made by the insurers under the surety bonds. As of December 31, 2017 and 2016, the total face amount of these surety bonds was $13,980 and $12,162, respectively. These bonds are fully collateralized with cash, which is classified as Restricted cash and investments on our December 31, 2017 Consolidated Balance Sheet.

In November 2016, in order to continue participating in Prouni, a federal program that offers tax benefits designed to increase higher education participation rates in Brazil, UAM Brazil posted a guarantee in the amount of $15,300. In connection with the issuance of the guarantee, UAM Brazil obtained a non-collateralized surety bond from a third party in order to secure the guarantee. The cost of the surety bond was $1,400, of which half was reimbursed by the former owner of UAM Brazil, and is being amortized over the five-year term. The Company believes that this matter will not have a material impact on our Consolidated Financial Statements.

Note 13.   Financing Receivables

Laureate’s financing receivables consist primarily of trade receivables related to student tuition financing programs with an initial term in excess of one year. We have offered long-term financing through the execution of note receivable agreements with students at some of our institutions. Our disclosures include financing receivables that are classified in our Consolidated Balance Sheets as both current and long-term, reported in accordance with ASC 310, “Receivables.”

Laureate’s financing receivables balances were as follows:

	December 31, 2017	December 31, 2016
Financing receivables	$20,380	$26,591
Allowance for doubtful accounts	(6,472)	(7,086)
Financing receivables, net of allowances	$13,908	$19,505

We do not purchase financing receivables in the ordinary course of our business. We may sell certain receivables that are significantly past due. No material amounts of financing receivables were sold during the periods reported herein.

Delinquency is the primary indicator of credit quality for our financing receivables. Receivable balances are considered delinquent when contractual payments on the loan become past due. Delinquent financing receivables are placed on non-accrual status for interest income. The accrual of interest is resumed when the financing receivable becomes contractually current and when collection of all remaining amounts due is reasonably assured. We record an Allowance for doubtful accounts to reduce our financing receivables to their net realizable value. The Allowance for doubtful accounts is based on the age of the receivables, the status of past-due amounts, historical collection trends, current economic conditions, and student enrollment status. Each of our institutions evaluates its balances for potential impairment. We consider impaired loans to be those that are past due one year or greater, and those that are modified as a troubled debt restructuring (TDR). The aging of financing receivables grouped by country portfolio was as follows:

	Chile	Other	Total
As of December 31, 2017
Amounts past due less than one year	$6,800	$921	$7,721
Amounts past due one year or greater	3,551	201	3,752
Total past due (on non-accrual status)	10,351	1,122	11,473
Not past due	8,494	413	8,907
Total financing receivables	$18,845	$1,535	$20,380
As of December 31, 2016
Amounts past due less than one year	$8,711	$344	$9,055
Amounts past due one year or greater	3,899	230	4,129
Total past due (on non-accrual status)	12,610	574	13,184
Not past due	11,758	1,649	13,407
Total financing receivables	$24,368	$2,223	$26,591

The following is a rollforward of the Allowance for doubtful accounts related to financing receivables for the years ended December 31, 2017, 2016, and 2015, grouped by country portfolio:

	Chile	Other	Total
Balance at December 31, 2014	$(11,063)	$(1,478)	$(12,541)
Charge-offs	3,648	211	3,859
Recoveries	—	4	4
Provision	(1,105)	153	(952)
Currency adjustments	1,280	248	1,528
Balance at December 31, 2015	$(7,240)	$(862)	$(8,102)
Charge-offs	4,631	110	4,741
Recoveries	—	(90)	(90)
Provision	(3,304)	(54)	(3,358)
Currency adjustments	(296)	19	(277)
Balance at December 31, 2016	$(6,209)	$(877)	$(7,086)
Charge-offs	1,910	328	2,238
Recoveries	(24)	—	(24)
Provision	(1,309)	221	(1,088)
Currency adjustments	(475)	(37)	(512)
Balance at December 31, 2017	$(6,107)	$(365)	$(6,472)

Restructured Receivables

A TDR is a financing receivable in which the borrower is experiencing financial difficulty and Laureate has granted an economic concession to the student debtor that we would not otherwise consider. When we modify financing receivables in a TDR, Laureate typically offers the student debtor an extension of the loan maturity and/or a reduction in the accrued interest balance. In certain situations, we may offer to restructure a financing receivable in a manner that ultimately results in the forgiveness of contractually specified principal balances. Our only TDRs are in Chile.

The number of financing receivable accounts and the pre- and post-modification account balances modified under the terms of a TDR during the years ended December 31, 2017, 2016 and 2015 were as follows:

	Number of Financing Receivable Accounts	Pre-Modification Balance Outstanding	Post-Modification Balance Outstanding
2017	446	$2,319	$2,109
2016	676	$3,665	$3,165
2015	1044	$5,251	$4,796

The preceding table represents accounts modified under the terms of a TDR during the year ended December 31, 2017, whereas the following table represents accounts modified as a TDR between January 1, 2016 and December 31, 2017 that subsequently defaulted during the year ended December 31, 2017:

	Number of Financing Receivable Accounts	Balance at Default
Total	200	$890

The following table represents accounts modified as a TDR between January 1, 2015 and December 31, 2016 that subsequently defaulted during the year ended December 31, 2016:

	Number of Financing Receivable Accounts	Balance at Default
Total	360	$1,352

The following table represents accounts modified as a TDR between January 1, 2014 and December 31, 2015 that subsequently defaulted during the year ended December 31, 2015:

	Number of Financing Receivable Accounts	Balance at Default
Total	705	$2,864

Note 14.   Share-based Compensation

Share-based compensation expense was as follows:

For the years ended December 31,	2017	2016	2015
Continuing operations
Stock options, net of estimated forfeitures	$48,601	$25,008	$20,637
Restricted stock awards	13,243	10,106	10,305
Total non-cash stock compensation	61,844	35,114	30,942
Deferred compensation arrangement	—	738	4,901
Total continuing operations	$61,844	$35,852	$35,843

Discontinued operations
Share-based compensation expense for discontinued operations	2,944	2,957	3,178
Total continuing and discontinued operations	$64,788	$38,809	$39,021

Share-based Deferred Compensation Arrangement

Immediately prior to August 17, 2007 (the LBO), Laureate’s then-Chief Executive Officer and another then-member of the Board of Directors held vested equity-based awards which they exchanged on the LBO for unfunded, nonqualified share-based deferred compensation arrangements. For the years ended December 31, 2017, 2016 and 2015, Laureate recorded share-based compensation expense for this deferred compensation arrangement of $0, $738, and $4,901, respectively. On December 29, 2015, we paid the participants a total amount of $87,117, including $6,117 in interest. The payment consisted of $37,071 in cash and $50,046 in aggregate principal amount of Senior Notes due 2019. As of December 31, 2015, the total liability recorded for the deferred compensation arrangement was $17,463, which was payable on September 17, 2016. The participants in the deferred compensation arrangement agreed to extend the payment that was due on September 17, 2016 (the 2016 Executive DCP Obligation), until December 30, 2016. On December 30, 2016, we satisfied the 2016 Executive DCP Obligation by paying the participants a total amount of approximately $18,200, including interest. The payment consisted of approximately $7,749 in cash and $10,453 aggregate principal amount of Senior Notes due 2019. As discussed in Note 10, Debt, all Senior Notes due 2019 were redeemed during 2017. Following the satisfaction of the 2016 Executive DCP Obligation, the Company’s obligations under the DCPs were satisfied in full.

2007 Stock Incentive Plan

In August 2007, the Board of Directors approved the Laureate Education, Inc. 2007 Stock Incentive Plan (2007 Plan). The total shares authorized under the 2007 Plan were 9,232. Shares that were forfeited, terminated, canceled, allowed to expire unexercised, withheld to satisfy tax withholding, or repurchased were available for re-issuance. Any awards that were not vested upon termination of employment for any reason were forfeited. Upon voluntary or involuntary termination without cause (including death or disability), the grantee (or the estate) has a specified period of time after termination to exercise options vested on or prior to termination. The 2007 Plan’s restricted stock awards have a claw-back feature whereby all vested shares, or the gross proceeds from the sale of those shares, must be returned to Laureate for no consideration if the employee does not abide by the agreed-upon restrictive covenants such as covenants not to compete and covenants not to solicit. As of December 31, 2017, all outstanding awards that were granted under the 2007 Plan are fully vested.

Stock Options Under 2007 Plan

Stock option awards under the 2007 Plan have a contractual life of 10 years and were granted with an exercise price equal to the fair market value of Laureate’s stock at the date of grant. Our option agreements generally divided each option grant equally into options that were subject to time-based vesting (Time Options) and options that were eligible for vesting based on achieving pre-determined performance targets (Performance Options). The Time Options generally vested ratably on the first through fifth grant date anniversary. The Performance Options were divided into tranches and were eligible to vest annually upon the Board of Directors’ determination that Laureate has attained the performance targets.

Compensation expense was recognized over the period during which the employee was required to provide service in exchange for the award, which was usually the vesting period. For Time Options, expense was recognized ratably over the five-year vesting period. For Performance Options, expense was recognized under a graded expense attribution method, to the extent that it was probable that the stated annual performance target would be achieved and options would vest for any year.

2013 Long-Term Incentive Plan

On June 13, 2013, Laureate’s Board of Directors approved the Laureate Education, Inc. 2013 Long-Term Incentive Plan (2013 Plan), as a successor plan to Laureate’s 2007 Plan. The 2013 Plan became effective in June 2013, following approval by the stockholders of Laureate. No awards have been made under the 2007 Plan since the 2013 Plan has been effective. Under the 2013 Plan, the Company may grant stock options, stock appreciation rights, unrestricted common stock or restricted stock (collectively, “stock awards”), unrestricted stock units or restricted stock units, and other stock-based awards, to eligible individuals on the terms and subject to the conditions set forth in the 2013 Plan. As of the effective date, the total number of shares of common stock issuable under the 2013 Plan were 7,521, which is equal to the sum of (i) 7,074 shares plus (ii) 447 shares of common stock that were still available for issuance under Laureate’s 2007 Plan. In September 2015, the Board of Directors approved an amendment to increase the total number of shares of common stock issuable under the 2013 Plan by 1,219. Shares that are forfeited, terminated, canceled, allowed to expire unexercised, withheld to satisfy tax withholding, or repurchased are available for re-issuance. Any awards that have not vested upon termination of employment for any reason are forfeited. Holders of restricted stock shall have all of the rights of a stockholder of common stock including, without limitation, the right to vote and the right to receive dividends. However, dividends declared payable on performance-based restricted stock shall be subjected to forfeiture at least until achievement of the applicable performance target related to such shares of restricted stock. Any accrued but unpaid dividends on unvested restricted stock shall be forfeited upon termination of employment. Holders of stock units do not have any rights of a stockholder of common stock and are not entitled to receive dividends. All awards outstanding under the 2013 Plan terminate upon the liquidation, dissolution or winding up of Laureate. The 2013 Plan will remain in effect until the earlier of (a) the earliest date as of which all awards granted under the Plan have been satisfied in full or terminated and no shares of common stock are available to be granted or (b) June 12, 2023.

Stock options, stock appreciation rights and restricted stock units granted under the 2013 Plan have provisions for accelerated vesting if there is a change in control of Laureate. As defined in the 2013 Plan, a change in control means the first of the following to occur: i) a change in ownership of Laureate or Wengen or ii) a change in the ownership of assets of Laureate. A change in ownership of Laureate or Wengen shall occur on the date that more than 50% of the total voting power of the capital stock of Laureate is sold or more than 50% of the partnership interests of Wengen is sold in a single or a series of related transactions. A change in the ownership of assets of Laureate would occur if 80% or more of the total gross fair market value of all of the assets of Laureate are sold during a 12-month period. The gross fair market value of Laureate is determined without regard to any liabilities associated with such assets. Upon consummation of the change in control and an employee’s “qualifying termination” (as defined in the employee’s award agreement): a) those time-based stock options and stock appreciation rights that would have vested and become exercisable on or prior to the third anniversary of the effective time of change in control would become fully vested and immediately exercisable; b) those performance-based stock options and stock appreciation rights that would have vested and become exercisable had Laureate achieved the performance targets in the three fiscal years ending coincident with or immediately subsequent to the effective time of such change in control, excluding the portion of awards that would have vested only pursuant to any catch-up provisions, would become fully vested and immediately exercisable; c) those time-based restricted stock awards that would have become vested and free of forfeiture risk and lapse restriction on or prior to the third anniversary of the effective time of such change in control would become fully vested and immediately exercisable; d) those performance-based restricted stock awards that would have vested and become free of forfeiture risk and lapse restrictions had Laureate achieved the target performance in the three fiscal years ending coincident with or immediately subsequent to the effective time of such change in control would become fully vested and immediately exercisable; e) those time-based restricted stock units that would have become vested or earned on or prior to the third anniversary of the effective time of such change in control would become vested and earned and be settled in cash or shares of common stock as promptly as practicable; and f) those performance-based restricted stock units, performance shares and performance units that would have become vested or earned had Laureate achieved the target performance in the three fiscal years ending coincident with or immediately subsequent to the effective time of such change in control would become vested and earned and be settled in cash or shares of common stock as promptly as practicable. After giving effect to the foregoing change in control acceleration, any remaining unvested time-based and performance-based stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance share units shall be forfeited for no consideration.

Share Increase for 2013 Plan

In December 2016, the Board of Directors and Shareholders approved an amendment to increase the total number of shares of common stock issuable under the 2013 Plan by 3,884.

Stock Options Under 2013 Plan

Stock option awards under the 2013 Plan generally have a contractual term of 10 years and are granted with an exercise price equal to or greater than the fair market value of Laureate’s stock at the date of grant. These options typically vest over a period of five or three years. Of the options granted in 2017, 2016 and 2015, 4,038, 254 and 1,073, respectively, are Time Options and the remainder are Performance Options. The Performance Options granted under the 2013 Plan are eligible for vesting based on achieving annual pre-determined Equity Value performance targets or Adjusted EBITDA targets, as defined in the plan, and the continued service of the employee. Some of the performance based awards include a catch-up provision, allowing the grantee to vest in any year in which a target is missed if a following year’s target is achieved as long as the following year is within eight years from the grant date.

Compensation expense is recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. For Time Options, expense is recognized ratably over the five-year or three-year vesting period. For Performance Options, expense is recognized under a graded expense attribution method, to the extent that it is probable that the stated annual earnings target will be achieved and options will vest for any year. We assess the probability of each option tranche vesting throughout the life of each grant.

Executive Profits Interests - Stock Option Grant

On January 31, 2017, in connection with the Executive Profits Interests (EPI) agreement, we granted our then-CEO options (the EPI Options) to purchase 2,773 shares of our Class B common stock. The EPI Options vested upon consummation of the IPO on February 6, 2017. The exercise price of the EPI Options is equal to (i) $17.00 with respect to 50% of the shares of Class B common stock subject to the EPI Option and (ii) $21.32 with respect to 50% of the shares of Class B common stock subject to the EPI Option. The EPI Options are exercisable until December 31, 2019. The Company recorded approximately $14,600 of share-based compensation expense for the EPI Options in the first quarter of 2017.

Amendment to 2013 Long-Term Incentive Plan

On June 19, 2017, the Company’s Board of Directors (the Board) approved, subject to stockholder approval, an amendment and restatement of the Laureate Education, Inc. 2013 Long-Term Incentive Plan (as amended and restated, the 2013 Plan). Among other things, the amendment (i) increases the number of shares of Class A common stock that may be issued pursuant to awards under the 2013 Plan to 14,714; (ii) adds performance metrics, the ability to grant cash awards, and annual limits on grants, intended to qualify awards as performance-based awards that are not subject to certain limits on tax deductibility of compensation payable to certain executives; and (iii) extends the term of the 2013 Plan to June 18, 2027, the day before the 10th anniversary of the date of adoption of the amendment. On June 19, 2017, the holder of the majority of the voting power of the Company’s outstanding stock (the Majority Holder) approved by written consent the amended and restated 2013 Plan and it became effective.

Equity Award Modifications

Stock Option Repricings

In June 2016, we modified all outstanding stock options that were granted under the 2013 Plan, except for stock options that were granted during 2016. The exercise price of the modified options was adjusted to $23.20, the estimated fair market value of our stock at the date of modification. As a result, we modified the exercise price of approximately 5,338 stock options that were granted under the 2013 Plan. This modification resulted in incremental stock compensation expense during the second quarter of approximately $6,000 for options that were vested at the modification date. Additionally, approximately $5,000 of incremental stock compensation expense related to options that were not yet vested at the modification date will be recognized over the remaining vesting period.

On June 19, 2017, the Board and the Majority Holder approved a stock option repricing (the Option Repricing). Pursuant to the Option Repricing, the exercise price of each Relevant Option (as defined below) was amended to reduce such exercise price to the average closing price of a share of the Company’s Class A common stock as reported on the Nasdaq Global Select Market over the 20 calendar-day period following the mailing of the Notice and Information Statement to our stockholders. The average closing price of the Company’s Class A common stock over such 20-day period was $17.44; accordingly, the exercise price of the Relevant Options was adjusted to $17.44.

Relevant Options were all outstanding stock options as of June 19, 2017 (vested or unvested) to acquire shares of Class B common stock granted under the 2013 Plan during calendar years 2013 through 2016, and totaled approximately 5,300 options. Since the modification of the terms of the awards occurred on June 19, 2017, the Company recorded incremental stock compensation expense during the second quarter of 2017 of approximately $5,100 for options that were vested at the modification date. Additionally, approximately $2,500 of incremental stock compensation expense related to options that were not yet vested at the modification date is being recognized over the remaining vesting period.

Stock Option Modifications

During the third and fourth quarters of 2017, we extended the post-employment exercise periods of vested stock options for several executives in connection with their separation from the Company. We accounted for the extension as a modification of an equity award under ASC 718. Accordingly, we recognized incremental stock compensation expense of approximately $15,000 in 2017.

Stock Option Activity for 2007 and 2013 Plans

The following tables summarize the stock option activity and the assumptions used to record the related share-based compensation expense for the years ended December 31, 2017, 2016 and 2015:

	2017			2016			2015
	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at January 1	10,928	$21.81	$4,350	11,427	$26.12	$20,339	10,919	$25.84	$48,851
Granted	4,283	$19.01		303	$23.29		1,447	$26.72
Exercised	—	$—	$—	(245)	$19.57	$899	(460)	$18.76	$3,365
Forfeited or expired	(5,308)	$18.34		(557)	$23.78		(479)	$28.52
Outstanding at December 31	9,903	$19.30	$—	10,928	$21.81	$4,350	11,427	$26.12	$20,339
Exercisable at December 31	8,606	$19.38	$—	9,004	$21.48	$4,350	8,293	$24.32	$20,328
Vested and expected to vest	9,847	$19.31	$—	10,790	$21.79	$4,350	11,110	$26.08	$20,339

	Options Outstanding		Options Exercisable		Assumption Range*
		Weighted		Weighted
		Average		Average
		Remaining		Remaining
	Number	Contractual	Number	Contractual		Expected
	of	Terms	of	Terms	Risk-Free	Terms	Expected
Exercise Prices	Shares	(Years)	Shares	(Years)	Interest Rate	in Years	Volatility
Year Ended December 31, 2017
$ 14.58 - $19.56	6,500	4.58	5,549	4.22	0.33% - 3.31%	2.03 -10.00	32.18% - 69.74%
$ 21.00 - $21.28	693	2.18	347	0.66	0.43% - 3.60%	2.11 - 6.67	33.24% - 57.79%
$ 21.32 - $21.52	1,776	2.14	1,776	2.14	0.68% - 2.61%	3.38 - 6.55	38.16% - 69.74%
$ 21.68 - $22.32	221	1.94	221	1.94	0.57% - 3.03%	2.18 - 6.52	36.78% - 52.47%
$ 22.88 - $31.92	713	3.76	713	3.76	0.73% - 2.86%	4.00 - 6.52	39.03% - 53.80%
Year Ended December 31, 2016
$ 18.36 - $19.56	3,601	0.80	3,601	0.80	0.32% - 4.20%	1.90 - 6.95	26.85% - 52.47%
$ 20.16 - $21.28	353	1.66	353	1.66	0.42% - 3.60%	2.11 - 6.52	33.24% - 52.47%
$ 21.48 - $21.52	438	3.81	438	3.81	0.68% - 2.63%	3.38 - 6.58	38.16% - 52.47%
$ 21.68 - $22.32	320	3.10	320	3.10	0.57% - 3.03%	2.18 - 6.52	36.78% - 52.47%
$ 22.40 - $31.92	6,216	7.07	4,291	6.71	0.73% - 2.86%	4.00 - 7.12	39.03% - 58.84%
Year Ended December 31, 2015
$ 18.36 - $19.56	3,790	1.80	3,790	1.80	0.32% - 4.20%	1.90 - 6.95	26.85% - 52.47%
$ 20.16 - $21.28	353	2.70	353	2.70	0.42% - 3.60%	2.11 - 6.52	33.24% - 52.47%
$ 21.48 - $21.52	516	4.80	512	4.80	0.68% - 2.63%	3.38 - 6.58	38.16% - 52.47%
$ 21.68 - $22.32	344	4.10	344	4.10	0.57% - 3.03%	2.18 - 6.52	36.78% - 52.47%
$ 22.88 - $31.92	2,634	8.20	1,108	7.14	0.73% - 2.86%	4.00 - 6.52	39.03% - 58.84%
$ 34.52	3,788	7.80	2,184	7.80	1.76% - 2.07%	6.02 - 7.12	51.51% - 53.51%

* The expected dividend yield is zero for all options in all years.

The weighted-average estimated fair value of stock options granted was $7.84, $12.03, and $13.80 per share for the years ended December 31, 2017, 2016 and 2015, respectively.

As of December 31, 2017, Laureate had $8,914 of unrecognized share-based compensation costs related to stock options outstanding. Of the total unrecognized cost, $7,149 relates to Time Options and $1,765 relates to Performance Options. The unrecognized Time Options expense is expected to be recognized over a weighted-average expense period of 1.4 years.

Non-Vested Restricted Stock and Restricted Stock Units

The following table summarizes the non-vested restricted stock and restricted stock units activity for the years ended December 31, 2017, 2016 and 2015:

	2017		2016		2015
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested at January 1	1,038	$25.97	865	$29.6	694	$32.48
Granted	1,337	$16.65	655	$23.27	449	$26.28
Vested	(328)	$22.35	(386)	$29.36	(215)	$31.48
Forfeited	(397)	$23.33	(96)	$26.51	(63)	$31.08
Non-vested at December 31	1,650	$19.74	1,038	$25.97	865	$29.6

Restricted stock units granted under the 2013 Plan consist of time-based restricted stock units (RSU), performance-based restricted stock units (PSU) and market condition-based restricted stock units with various vesting periods over the next three to five years. PSUs are eligible to vest annually upon the Board of Directors’ determination that the annual performance targets are met. The performance targets are the same as for Performance Options, as defined in the 2013 Plan except for targets set for certain PSUs granted in 2016. The vesting percentage for those PSUs is based on LEI’s attainment of a performance level: threshold, target, maximum or a percentage between the “Threshold” and “Target; Maximum” which is determined by linear interpolation, provided that continued employment is required through the date the attainment of target is approved by the Compensation Committee. The PSUs granted from 2013 to February 2016 include a catch-up provision, allowing the grantee to vest in any year in which a target is missed if a following year’s target is obtained as long as the following year is within eight years from the grant date. During the fourth quarter of 2017, Laureate granted a small number of restricted stock units where vesting is based on the fulfillment of both a service condition and the achievement of a Laureate stock price hurdle during the performance period, which is considered to be a market condition.

The fair value of the non-vested restricted stock awards in the table above is measured using the fair value of Laureate’s common stock on the date of grant or the most recent modification date whichever is later.

As of December 31, 2017, unrecognized share-based compensation expense related to non-vested restricted stock and restricted stock unit awards was $17,249. Of the total unrecognized cost, $6,505 relates to time-based restricted stock and RSUs, $9,701 relates to PSUs and $1,043 related to market-condition-based restricted stock units. This unrecognized expense for time-based restricted stock and restricted stock units will be recognized over a weighted-average expense period of 1.3 years.

Note 15.   Derivative Instruments

In the normal course of business, our operations are exposed to fluctuations in foreign currency values and interest rate changes. We may seek to control a portion of these risks through a risk management program that includes the use of derivative instruments.

The interest and principal payments for Laureate’s senior long-term debt arrangements are to be paid primarily in USD. Our ability to make debt payments is subject to fluctuations in the value of the USD against foreign currencies, since a majority of our operating cash used to make these payments is generated by subsidiaries with functional currencies other than USD. As part of our overall risk management policies, Laureate has at times entered into foreign currency swap contracts and floating-to-fixed interest rate swap contracts. In addition, we occasionally enter into foreign exchange forward contracts to reduce the impact of other non-functional currency-denominated receivables and payables.

We do not enter into speculative or leveraged transactions, nor do we hold or issue derivatives for trading purposes. We generally intend to hold our derivatives until maturity.

Laureate reports all derivatives at fair value. These contracts are recognized as either assets or liabilities, depending upon the derivative’s fair value. Gains or losses associated with the change in the fair value of these swaps are recognized in our Consolidated Statements of Operations on a current basis over the term of the contracts, unless designated and effective as a hedge. For swaps that are designated and effective as cash flow hedges, gains or losses associated with the change in fair value of the swaps are recognized in our Consolidated Balance Sheets as a component of Accumulated Other Comprehensive Income (AOCI) and amortized into earnings as a component of Interest expense over the term of the related hedged items. For derivatives that are both designated and effective as net investment hedges, gains or losses associated with the change in fair value of the derivatives are recognized on our Consolidated Balance Sheets as a component of AOCI.

The reported fair values of our derivatives, which are classified in Derivative instruments on our Consolidated Balance Sheets, were as follows:

	December 31, 2017	December 31, 2016
Derivatives designated as hedging instruments:
Long-term assets:
Interest rate swaps	$6,046	$—
Current liabilities:
Interest rate swaps	—	5,218
Long-term liabilities:
Net investment cross currency swaps	1,451	—
Derivatives not designated as hedging instruments:
Long-term assets:
Contingent redemption features - Series A Preferred Stock	42,140	4,464
Current liabilities:
Interest rate swaps	179	—
Cross currency and interest rate swaps	4,279	—
Long-term liabilities:
Cross currency and interest rate swaps	7,939	7,420
Interest rate swaps	—	330
Total derivative instrument assets	$48,186	$4,464
Total derivative instrument liabilities	$13,848	$12,968

Derivatives Designated as Hedging Instruments

Cash Flow Hedge - 2024 Term Loan Interest Rate Swaps

In May 2017, Laureate entered into, and designated as cash flow hedges, four pay-fixed, receive-floating amortizing interest rate swaps with notional amounts of $100,000, $100,000, $200,000 and $300,000, respectively. These notional amounts match the corresponding principal of the 2024 Term Loan borrowings of which these swaps are effectively hedging the interest payments. As such, the notional values amortize annually based on the terms of the agreements to match the principal borrowings as they are repaid. Refer to Note 10, Debt, for further information regarding the underlying borrowings. These swaps effectively fix the floating interest rate on the term loan to reduce exposure to variability in cash flows attributable to changes in the USD-LIBOR-BBA swap rate. All four swaps have an effective date of May 31, 2017 and mature on May 31, 2022. The terms of the swaps require Laureate to pay interest on the basis of fixed rates of 1.756%, 1.796%, 1.796% and 1.763% on the $100,000, $100,000, $200,000 and $300,000 notional values, respectively. Laureate will receive interest for all four swaps on the basis of one-month

USD-LIBOR-BBA, with a floor of 1%. The swaps are determined to be 100% effective; therefore, the amount of gain or loss recognized in income on the ineffective portion of derivative instruments designated as hedging instruments was $0. During the next 12 months, an immaterial amount is expected to be reclassified from AOCI into income. As of December 31, 2017, these interest rate swaps had an estimated fair value of $6,046, which was recorded in Derivative instruments as a long-term asset.

Cash Flow Hedge - Interest Rate Swaps

In September 2011, Laureate entered into two forward interest rate swap agreements that were designated as cash flow hedges. The swaps effectively fixed interest rates on existing variable-rate borrowings in order to manage our exposure to future interest rate volatility. Both swaps had an effective date of June 30, 2014 and matured on June 30, 2017. The gain or loss on these swaps was deferred in AOCI and then reclassified into earnings as a component of Interest expense in the same periods during which the hedged forecasted transactions affected earnings. During the second quarter of 2017, all of the gain or loss previously deferred in AOCI had been recognized in earnings since the swaps had matured. As of December 31, 2016, these interest rate swaps had an estimated fair value of $5,218.

Net Investment Hedge - Cross Currency Swaps

In December 2017, Laureate entered into two EUR-USD cross currency swaps to hedge the foreign currency exchange volatility on operations of our Euro functional currency subsidiaries and better match our cash flows with the currencies in which our debt obligations are denominated. Both swaps have an effective date of December 22, 2017 and a maturity date of November 2, 2020, and were designated at inception as effective net investment hedges. At maturity on the first swap Laureate will deliver the notional amount of EUR 50,000 and receive USD $59,210 at an implied exchange rate of 1.1842. At maturity on the second swap Laureate will deliver the notional amount of EUR 50,000 and receive USD $59,360 at an implied exchange rate of 1.1872. Semiannually until maturity, Laureate is obligated to pay 5.63% and receive 8.25% on EUR 50,000 and USD $59,210, respectively, on the first swap and pay 5.6675% and receive 8.25% on EUR 50,000 and USD $59,360, respectively, on the second swap. The swaps are determined to be 100% effective; therefore, the amount of gain or loss recognized in income on the ineffective portion of derivative instruments designated as hedging instruments was $0. As of December 31, 2017, these swaps had an estimated fair value of $1,451, which was recorded in Derivative Instruments as a long-term liability.

The table below shows the total recorded unrealized gain (loss) in Comprehensive income (loss) for the derivatives designated as hedging instruments. The impact of these derivative instruments on Comprehensive income (loss), Interest expense and AOCI for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Gain (Loss) Recognized in				Loss Reclassified
	Comprehensive Income				from AOCI to Income
	(Effective Portion)			Income Statement	(Effective Portion)
	2017	2016	2015	Location	2017	2016	2015
Interest rate swaps	$11,264	$8,032	$5,629	Interest expense	$(7,584)	$(10,660)	$(10,660)
Net investment cross currency swaps	(1,389)	—	—	N/A	—	—	—
Total	$9,875	$8,032	$5,629		$(7,584)	$(10,660)	$(10,660)

Derivatives Not Designated as Hedging Instruments

Derivatives related to Series A Preferred Stock Offering

The Company identified several embedded derivatives associated with the issuance of the Series A Preferred Stock as discussed in Note 12, Commitments and Contingencies. The embedded derivatives are related to certain contingent redemption features of the Series A Preferred Stock. As of December 31, 2017 and December 31, 2016, the estimated fair values of these derivatives were assets of $42,140 and $4,464, respectively, and were recorded in Derivative instruments as long-term assets on the

Consolidated Balance Sheets. During the first quarter of 2017, $4,382 was bifurcated from the carrying value of the Series A Preferred Stock and recorded as derivative assets. The increase in estimated fair value during the year ended December 31, 2017 of $33,294 was recorded as an unrealized gain on derivatives in the Consolidated Statement of Operations. These derivatives are not designated as hedges for accounting purposes thus the changes in estimated fair value are recognized as a component of earnings.

THINK Interest Rate Swaps

Laureate acquired THINK on December 20, 2013, and financed a portion of the purchase price by borrowing AUD 45,000 (US $34,749 at December 31, 2017) under a syndicated facility agreement in the form of two term loans of AUD 22,500 each. The terms of the syndicated facility agreement required THINK to enter into an interest rate swap within 45 days from the agreement’s December 20, 2013 effective date, in order to convert at least 50% of the AUD 45,000 of term loan debt from a variable interest rate based on the BBSY bid rate, an Australia bank rate, to a fixed interest rate. Accordingly, on January 31, 2014, THINK executed an interest rate swap agreement with an original notional amount of AUD 22,500 to satisfy this requirement and converted AUD 22,500 (US $17,375 at December 31, 2017) of the variable rate component of the term loan debt to a fixed interest rate of 3.86%. The notional amount of the swap decreases quarterly based on the terms of the agreement, and the swap matures on December 20, 2018. This interest rate swap was not designated as a hedge for accounting purposes, and had an estimated fair value of $179 and $330 at December 31, 2017 and December 31, 2016, respectively, which was recorded in Derivative instruments as a current liability at December 31, 2017 and a long-term liability at December 31, 2016.

EUR to USD Foreign Currency Swaps

In December 2017, the Company entered into a total of six EUR to USD forward exchange swap agreements in connection with the sale of EUC and Laureate Italy, as discussed in Note 3, Discontinued Operations. The purpose of the swaps was to mitigate the risk of foreign currency exposure on the sale proceeds. The swaps had an aggregate notional amount of EUR 200,000 and matured on January 16, 2018. The swaps were not designated as hedges for accounting purposes. As of December 31, 2017, these swaps had an estimated fair value of $4,279, which was recorded in Derivative instruments as a current liability.

CLP to Unidad de Fomento (UF) Cross Currency and Interest Rate Swaps

The cross currency and interest rate swap agreements are intended to provide a better correlation between our debt obligations and operating currencies. In 2010, one of our subsidiaries in Chile entered into four cross currency and interest rate swap agreements. One of the swaps matures on December 1, 2024, and the remaining three mature on July 1, 2025 (the CLP to UF cross currency and interest rate swaps). The UF is a Chilean inflation-adjusted unit of account. The four swaps have an aggregate notional amount of approximately $31,000, and convert CLP-denominated, floating-rate debt to fixed-rate UF-denominated debt. The CLP to UF cross currency and interest rate swaps were not designated as hedges for accounting purposes. As of December 31, 2017 and December 31, 2016, these swaps had an estimated fair value of $7,939 and $7,420, respectively, which was recorded in Derivative instruments as a long-term liability.

Components of the reported Gain (loss) on derivatives not designated as hedging instruments in the Consolidated Statements of Operations were as follows:

For the years ended December 31,	2017	2016	2015
Unrealized Gain (Loss)
Contingent redemption features - Series A Preferred	$33,294	$1,735	$—
Cross currency and interest rate swaps	(4,191)	(873)	(2,133)
Interest rate swaps	175	84	145
	29,278	946	(1,988)
Realized Loss
Cross currency and interest rate swaps	(622)	(6,811)	(407)
Interest rate swaps	—	(219)	(212)
	(622)	(7,030)	(619)
Total Gain (Loss)
Contingent redemption features - Series A Preferred	33,294	1,735	—
Cross currency and interest rate swaps	(4,813)	(7,684)	(2,540)
Interest rate swaps	175	(135)	(67)
Gain (loss) on derivatives, net	$28,656	$(6,084)	$(2,607)

The realized loss on derivatives for the year ended December 31, 2016 was primarily from a deal-contingent forward exchange swap agreement related to the sale of our Swiss and associated institutions, partially offset by a realized gain from foreign exchange forward contracts related to the sale of institutions in France that matured in July 2016.

Credit Risk and Credit-Risk-Related Contingent Features

Laureate’s derivatives expose us to credit risk to the extent that the counterparty may possibly fail to perform its contractual obligation. The amount of our credit risk exposure is equal to the fair value of the derivative when any of the derivatives are in a net gain position. As of December 31, 2017 and December 31, 2016, the estimated fair values of derivatives in a gain position were $48,186 and $4,464, respectively; however, this carrying value relates mostly to the redemption rights of the holders of the Series A Preferred Stock, which do not expose us to credit risk. Our counterparty credit risk is currently limited to the 2024 Term Loan Interest Rate Swaps with aggregate fair values in a gain position of $6,046 as of December 31, 2017.

Laureate has limited its credit risk by only entering into derivative transactions with highly rated major financial institutions. We have not entered into collateral agreements with our derivatives’ counterparties. At December 31, 2017, one institution which was rated Aa3, four institutions which were rated A1 and one institution which was rated A3 by the global rating agency of Moody’s Investors Service accounted for all of Laureate’s derivative credit risk exposure.

Laureate’s agreements with its derivative counterparties contain a provision under which we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to a default on the indebtedness. As of December 31, 2017 and December 31, 2016, we had not breached any default provisions and had not posted any collateral related to these agreements. If we had breached any of these provisions, we could have been required to settle the obligations under the derivative agreements for an amount that we believe would approximate their estimated fair value of $13,848 as of December 31, 2017 and $12,968 as of December 31, 2016.

Note 16.   Income Taxes

Significant components of the Income tax benefit (expense) on earnings from continuing operations were as follows:

For the years ended December 31,	2017	2016	2015
Current:
United States	$28,091	$2,285	$(7,174)
Foreign	(99,127)	(69,609)	(104,514)
State	(400)	(166)	(392)
Total current	(71,436)	(67,490)	(112,080)
Deferred:
United States	124,043	(2,226)	(2,919)
Foreign	27,216	32,786	18,735
State	11,485	2,490	900
Total deferred	162,744	33,050	16,716
Total income tax benefit (expense)	$91,308	$(34,440)	$(95,364)

For the years ended December 31, 2017, 2016 and 2015, foreign income from continuing operations before income taxes was $252,448, $879,257 and $86,877, respectively. For the years ended December 31, 2017, 2016 and 2015, domestic loss from continuing operations before income taxes was $323,070, $512,167 and $318,207, respectively.

Significant components of deferred tax assets and liabilities arising from continuing operations were as follows:

December 31,	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$674,088	$936,931
Depreciation	99,455	89,629
Deferred revenue	56,651	50,187
Allowance for doubtful accounts	25,525	28,767
Deferred compensation	42,684	60,972
Unrealized loss	56,857	70,930
Nondeductible reserves	40,001	34,146
Interest	17,457	9,172
Other	923	1,735
Total deferred tax assets	1,013,641	1,282,469
Deferred tax liabilities:
Investment in subsidiaries	101,437	94,691
Amortization of intangible assets	295,410	353,490
Total deferred tax liabilities	396,847	448,181
Net deferred tax assets	616,794	834,288
Valuation allowance for net deferred tax assets	(711,767)	(1,090,710)
Net deferred tax liabilities	$(94,973)	$(256,422)

The Tax Cuts & Jobs Act (TCJA) was enacted in December 2017. Among other things, the TCJA reduces the U.S. federal corporate tax rate from 35% to 21% beginning in 2018, requires companies to pay a one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries that were previously tax deferred and creates new taxes on certain foreign-sourced earnings. The SEC staff issued Staff Accounting Bulletin (SAB) 118, which provides guidance on accounting for enactment effects of the TCJA. SAB 118 provides a measurement period of up to one year from the TCJA’s enactment date for companies to complete their accounting under ASC 740. In accordance with SAB 118, to the extent that a company’s accounting for certain income tax effects of the TCJA is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in its financial statements. If a company cannot determine a provisional estimate to be included in its financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the TCJA.

In connection with Laureate’s initial analysis of the impact of the enactment of the TCJA, the Company recorded a net tax benefit of $135,700 in the fourth quarter of 2017. Of this amount, $82,400 relates to the rate change and $53,400 relates to the valuation allowance release, net of rate adjustment, on the deferred tax assets other than net operating loss carryforwards (NOLs) that, when realized, will become indefinite-lived NOLs. For various reasons that are discussed more fully below, including the issuance of additional technical and interpretive guidance, Laureate has not completed its accounting for the income tax effects of certain elements of the TCJA, such as Global low-taxed income (GILTI) and permanent reinvestment. However, with respect to the transition tax and remeasurement of deferred taxes, Laureate was able to make reasonable estimates of the TCJA’s effects and, recorded provisional amounts.

Transition tax: The transition tax is a tax on previously untaxed accumulated and current earnings and profits (E&P) of certain of the Company’s non-U.S. subsidiaries. To determine the amount of the transition tax, Laureate must determine, in addition to other factors, the amount of post-1986 E&P of the relevant subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. Further, the transition tax is based in part on the amount of those earnings held in cash and other specified assets. Laureate was able to make a reasonable estimate of the transition tax and recorded a provisional obligation resulting in additional tax expense of $149,800 in the fourth quarter of 2017. However, Laureate is able to offset this liability with current year losses and, under alternative minimum tax, up to 90% of the remaining liability, with existing net operating losses, resulting in a net liability of $3,200. Additionally, the TCJA repeals the corporate alternative minimum tax prospectively. Thus, Laureate will also record a deferred tax asset for an amount equal to the payable under the alternative minimum tax, resulting in no net income tax expense related to the transition tax. The Company is continuing to gather additional information and will consider additional technical guidance to more precisely compute and account for the amount of the transition tax. This amount may change when Laureate finalizes the calculation of post-1986 foreign E&P previously deferred from U.S. federal taxation and finalizes the amounts held in cash or other specified assets.

Remeasurement of deferred tax assets/liabilities: Laureate remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% under the TCJA and recorded a tax benefit in the amount of $82,400. Additionally, Laureate recorded a tax benefit related to the valuation allowance release, net of rate adjustment, on the deferred tax assets other than NOLs that, when realized, will become indefinite-lived NOLs in the amount of $53,400. Laureate is still analyzing certain aspects of the TCJA, including state conformity, considering additional technical guidance, and refining its calculations, which could potentially affect the measurement of these balances or potentially give rise to new deferred tax amounts.

Permanent Reinvestment: Laureate also is considering other impacts of the 2017 enactment of the TCJA including, but not limited to, effects on the Company’s indefinite-reinvestment assertion.  As discussed further below, Laureate previously has not provided deferred taxes on unremitted earnings attributable to international companies that have been considered to be reinvested indefinitely. Laureate is still analyzing the full effects of the TCJA, which may cause some reassessment of previous indefinite-reinvestment assertions with respect to certain jurisdictions.

GILTI: Laureate is considering the potential impacts of the GILTI provision within the TCJA on deferred tax assets/liabilities. Currently, Laureate has not yet elected a policy as to whether it will recognize deferred taxes for basis differences expected to reverse as GILTI or whether Laureate will account for GILTI as period costs if and when incurred. Laureate is not aware of other elements of the TCJA for which the Company was not yet able to make reasonable estimates of the enactment impact and for which it would continue accounting for them in accordance with ASC 740 on the basis of the tax laws in effect before the TCJA.

At December 31, 2017, and 2016, undistributed earnings from foreign subsidiaries totaled $2,081,927 and $1,827,228, respectively. We have not recognized deferred tax liabilities for these undistributed earnings because we believe that they will be indefinitely reinvested outside of the United States. These earnings could become subject to additional taxes if they are remitted as dividends, loaned to us or to one of our United States affiliates, or if we sold our interests in the subsidiaries. It is not practicable for us to determine the amount of additional taxes that might be payable on the unremitted earnings. As noted above the impact of the enactment of the TCJA on the indefinite-reinvestment assertion has not been finalized and the position is therefore provisional as of December 31, 2017.

Approximately 74.53% (54.27% federal and 20.26% states) of our worldwide NOLs as of December 31, 2017 originated in the United States, derived from both federal and various state jurisdictions. The United States federal NOLs will begin to expire in 2027.

The valuation allowance relates to the uncertainty surrounding the realization of tax benefits primarily attributable to NOLs of the parent company and of certain foreign subsidiaries, and future deductible temporary differences that are available only to offset future taxable income of subsidiaries in certain jurisdictions.

The Company assesses the realizability of deferred tax assets by examining all available evidence, both positive and negative. A valuation allowance is recorded if negative evidence outweighs positive evidence. A company’s three-year cumulative loss position is significant negative evidence in considering whether deferred tax assets are realizable. Accounting guidance restricts the amount of reliance the Company can place on projected taxable income to support the recovery of the deferred tax assets. In 2017, the Company’s valuation allowance was changed due to the impact of the TCJA. The major drivers of the change in balance are: impact of the US rate change in the amount of $215,600, utilization of the prior year NOLs in the amount of $53,600 and valuation allowance release, net of rate adjustment, on the deferred tax assets other than NOLs that when realized will become indefinite-lived NOLs in the amount of $53,400.

The reconciliations of the beginning and ending balances of the valuation allowance on deferred tax assets were as follows:

For the years ended December 31,	2017	2016	2015
Balance at beginning of period	$1,090,710	$1,033,216	$940,245
(Deductions) additions to costs and expenses	(19,530)	44,116	150,054
Additions: charges to other accounts (a)	—	13,378	—
Deductions (b)	(359,413)	—	(57,083)
Balance at end of period	$711,767	$1,090,710	$1,033,216

(a)  Charges to other accounts includes reclassifications and foreign currency translation.

(b)  Deductions include reclassifications and foreign currency translation, TCJA-related adjustments described in the paragraph above and reclassifications related to held-for-sale entities.

The reconciliations of the reported Income tax benefit (expense) to the amount that would result by applying the United States federal statutory tax rate of 35% to income from continuing operations before income taxes were as follows:

For the years ended December 31,	2017	2016	2015
Tax benefit (expense) at the United States statutory rate	$24,718	$(128,482)	$80,966
Permanent differences	(21,628)	(21,636)	(15,003)
State income tax benefit, net of federal tax effect	(1,154)	1,510	330
Tax effect of foreign income taxed at lower rate	34,652	71,347	10,770
Change in valuation allowance	(115,470)	(47,863)	(139,291)
Effect of tax contingencies	10,980	26,610	(32,326)
Tax credits	19,829	19,399	25,842
Withholding taxes	3,901	(26,163)	(24,459)
U.S. tax on repatriated earnings	(875)	(67,796)	(1,451)
Impairments	—	—	(36)
Sale of subsidiaries	—	139,335	—
Impact of Tax Cuts and Jobs Act:
Transition tax on unremitted earnings	(149,800)	—	—
Tax effect of rate changes	82,392	—	—
Change in valuation allowance	194,794	—	—
State income tax benefit, net of federal tax effect	8,360	—	—
Other	609	(701)	(706)
Total income tax benefit (expense)	$91,308	$(34,440)	$(95,364)

The reconciliations of the beginning and ending amount of unrecognized tax benefits were as follows:

For the years ended December 31,	2017	2016	2015
Beginning of the period	$82,852	$77,179	$64,199
Additions for tax positions related to prior years	5,997	12,812	30,325
Decreases for tax positions related to prior years	(10,095)	(3,440)	(12,350)
Additions for tax positions related to current year	11,551	14,795	47
Decreases for unrecognized tax benefits as a result of a lapse in the statute of limitations	(7,355)	(10,514)	(4,697)
Settlements for tax positions related to prior years	(44)	(7,980)	(345)
End of the period	$82,906	$82,852	$77,179

Laureate records interest and penalties related to uncertain tax positions as a component of Income tax expense. During the years ended December 31, 2017, 2016 and 2015, Laureate recognized interest and penalties related to income taxes of $5,985, $8,318 and $15,333, respectively. Laureate had $39,058 and $39,123 of accrued interest and penalties at December 31, 2017 and 2016, respectively. During the years ended December 31, 2017, 2016 and 2015, Laureate derecognized $8,584, $25,056 and $7,539, respectively, of previously accrued interest and penalties. Approximately $54,800 of unrecognized tax benefits, if recognized, will affect the effective income tax rate. It is reasonably possible that Laureate’s unrecognized tax benefits may decrease within the next 12 months by up to approximately $12,100 as a result of the lapse of statutes of limitations and as a result of the final settlement and resolution of outstanding tax matters in various jurisdictions.

Laureate and various subsidiaries file income tax returns in the United States federal jurisdiction, and in various states and foreign jurisdictions. With few exceptions, Laureate is no longer subject to United States federal, state and local, or foreign income tax examinations by tax authorities for years before 2011. United States federal and state statutes are generally open back to 2014; however, the Internal Revenue Service (the IRS) has the ability to challenge 2005 through 2013 net operating loss carryforwards. Statutes of other major jurisdictions, such as Brazil, Chile and Spain are open back to 2013, and Mexico is open back to 2008.

ICE Audit

During 2010 and 2013, Laureate was notified by the Spain Tax Authorities (STA) that two tax audits of our Spanish subsidiaries were being initiated for 2006 through 2007, and for 2008 through 2010, respectively. On June 29, 2012, the STA issued a final assessment to Iniciativas Culturales de España, S.L. (ICE), our Spanish holding company, for EUR 11,051 (US $13,118 at December 31, 2017), including interest, for the 2006 through 2007 period. Laureate has appealed this final assessment related to the 2006 through 2007 period and issued a cash-collateralized letter of credit in July 2012, in order to continue the appeal process. In October 2015, the STA issued a final assessment to ICE for the 2008 through 2010 period for approximately EUR 17,187 (approximately US $20,401 at December 31, 2017), including interest, for those three years. In order to continue the appeals process, we have issued cash-collateralized letters of credit for the 2008 to 2010 period assessment amount, plus interest and surcharges. In total, as of December 31, 2017 we have issued cash-collateralized letters of credit for the ICE tax audit matters of EUR 33,282 (US $39,505 at December 31, 2017), as also described in Note 12, Commitments and Contingencies.

During the quarter ended June 30, 2015, the Company reassessed its position regarding the ICE tax audit matters as a result of recent adverse decisions from the Spanish Supreme Court and the Spanish National Court on cases for taxpayers with similar facts and determined that it could no longer support a more-likely-than-not position. As a result, during 2015, the Company has recorded a provision totaling EUR 37,610 (approximately US $42,100) for the period January 1, 2006 through December 31, 2016. The Company plans to continue the appeals process for the periods already audited and assessed. During the second quarter of 2016, we were notified by the STA that tax audits of the Spanish subsidiaries were also being initiated for 2011 and 2012, and in July 2017 the tax audit was extended to include 2013; no assessments have yet been issued for these years. Also, during the second quarter of 2016, the Regional Administrative Court issued a decision against the Company on its appeal. The Company has further appealed at the Highest Administrative Court level, which appeal was rejected on January 23, 2018. The Company has appealed both decisions to the National Court. In the first quarter of 2018, the Company made payments to the STA totaling approximately EUR 29,600 (approximately US $35,100 at December 31, 2017) in order to reduce the amount of future interest that could be incurred as the appeals process continues. The payments were made using cash that collateralized the letters of credit discussed above.

Chile Tax Reform

On September 29, 2014, Chile enacted major income tax law changes. The significant change affecting the Company was the increase in income tax rates, which were retroactive to January 2014. The tax rates are increasing from 21% to 22.5% in 2015, 24% in 2016, 25.5% in 2017 and 27% in 2018 and beyond. Deferred taxes were revalued and a benefit of approximately $2,967, $850, $2,700 and $6,100 was recorded in 2017, 2016, 2015 and 2014, respectively. Prior to 2015, the law also included two alternative methods for computing shareholder-level income taxation. During 2015, the law changed to include one method for computing shareholder-level income taxation.

Note 17.   Earnings (Loss) Per Share

As discussed in Note 1, Description of Business, on January 31, 2017 our common stock was reclassified into shares of Class B common stock and, on February 6, 2017, we completed our IPO of Class A common stock. Other than voting rights, the Class B common stock has the same rights as the Class A common stock and therefore both are treated as the same class of stock for purposes of the earnings per share calculation. Laureate computes basic earnings per share (EPS) by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted EPS reflects the potential dilution that would occur if share-based compensation awards, contingently issuable shares, and convertible securities were exercised or converted into common stock. To calculate the diluted EPS, the basic weighted average number of shares is increased by the dilutive effect of stock options, restricted stock, restricted stock units,  and other share-based compensation arrangements determined using the treasury stock method.

The following tables summarize the computations of basic and diluted earnings per share:

For the years ended December 31,	2017	2016	2015
Numerator used in basic and diluted earnings (loss) per common share for continuing operations:
Income (loss) from continuing operations	$20,838	$332,740	$(324,199)
Net loss attributable to noncontrolling interests	$804	$1,393	$623
Income (loss) from continuing operations attributable to Laureate Education, Inc.	$21,642	$334,133	$(323,576)

Accretion of redemption value of redeemable noncontrolling interests and equity	317	263	(13,041)
Adjusted for: accretion related to noncontrolling interests and equity redeemable at fair value	(6,358)	33	6,879
Accretion of redemption value of Series A Preferred Stock	(292,450)	(1,719)	—
Distributed and undistributed earnings to participating securities	(1)	(98)	(11)
Subtotal: accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	(298,492)	(1,521)	(6,173)
Net (loss) income from continuing operations available to common stockholders for basic and diluted earnings per share	$(276,850)	$332,612	$(329,749)

Numerator used in basic and diluted earnings (loss) per common share for discontinued operations:
Income from discontinued operations, net of tax	72,926	33,446	8,354
(Income) loss attributable to noncontrolling interests	(3,103)	4,268	(1,026)
Allocation of earnings from discontinued operations to participating securities	(5)	(16)	—
Net income from discontinued operations for basic and diluted earnings per share	69,818	37,698	7,328

Denominator used in basic and diluted (loss) earnings per common share:
Basic weighted average shares outstanding	172,409	133,295	132,950
Effect of dilutive stock options	—	833	—
Effect of dilutive restricted stock units	—	278	—
Dilutive weighted average shares outstanding	172,409	134,406	132,950

Basic earnings (loss) per share:
(Loss) income from continuing operations	$(1.60)	$2.50	$(2.49)
Income from discontinued operations	0.40	0.28	0.05
Basic (loss) earnings per share	$(1.20)	$2.78	$(2.44)
Diluted earnings (loss) per share:
(Loss) income from continuing operations	$(1.60)	$2.48	$(2.49)
Income from discontinued operations	0.40	0.28	0.05
Diluted (loss) earnings per share	$(1.20)	$2.76	$(2.44)

The shares of Class A common stock that would be issued upon completion of the conversion of the Series A Preferred Stock are not included in the calculation of diluted EPS as the effect would have been antidilutive. The following table summarizes the number of stock options and shares of restricted stock that were excluded from the diluted EPS calculations because the effect would have been antidilutive:

For the years ended December 31,	2017	2016	2015
Stock options	12,497	5,773	10,743
Restricted stock	986	181	430

Note 18.   Related Party Transactions

Corporate

Santa Fe University of Arts and Design (SFUAD)

SFUAD is owned by Wengen, our controlling stockholder. Laureate is affiliated with SFUAD, but does not own or control it and, accordingly, SFUAD is not included in the financial results of Laureate. On May 18, 2016, SFUAD announced that it had signed an agreement to be acquired by a private education provider with a global network of colleges and universities that focus on art and design education. This agreement was terminated by the parties thereto on March 29, 2017. On April 12, 2017, SFUAD announced that it plans to close after the end of the 2017-2018 academic year and will work with its students on a phased teach-out and transfer process for students who are eligible to complete their degrees by May 2018 and appropriate transfer opportunities for other students. The teach-out plan has been approved by the Higher Learning Commission (HLC).

As of December 31, 2017, Laureate had a payable to SFUAD of approximately $1,250 related to a surety bond issued to the New Mexico Higher Education Department that Laureate is maintaining on SFUAD’s behalf. The cash collateral for the bond, which is recorded in Restricted cash and investments on our December 31, 2017 Consolidated Balance Sheet, was funded by SFUAD and therefore is recorded as a payable to SFUAD.

Transactions between Laureate and Affiliates, Wengen, Directors and a Former Executive

During the first quarter of 2017, Laureate made a charitable contribution of $2,000 to the Sylvan Laureate Foundation, a non-profit foundation that supports programs designed to promote education and best practices and principles in teaching. The payment was accrued in prior periods.

An affiliate of one of the Wengen investors acted as a financial adviser in connection with our IPO and our 2017 debt refinancing;  we paid this affiliate $2,768 for its services during the year ended December 31, 2017. During the years ended December 31, 2016 and 2015, we paid this affiliate $185 and $700, respectively for services rendered in connection with the Company’s refinancing of its debt and new debt issuances.

During the first quarter of 2017, the Company paid in full a note payable to a former executive of approximately $4,280, which represented the original note payable of $3,771 plus accrued interest. As previously disclosed in our 2016 Form 10-K, the note payable was issued in 2014 in exchange for vested share-based compensation and was payable upon consummation of the IPO.

We have agreements in place with I/O Data Centers, LLC and affiliates (I/O) pursuant to which I/O provides modular data center solutions to the Company. One of our directors is also a director of the parent of I/O. Additionally, this director, our former CEO, and Sterling Partners (a private equity firm co-founded by the director, our former CEO, and others) maintain an ownership interest in I/O. During the years ended December 31, 2017, 2016, and 2015, we incurred costs for these agreements of approximately $500, $900, and $500, respectively.

During the years ended December 31, 2015, we made payments of $196 to a consulting firm that works with one of the Wengen investors and its portfolio companies, for consulting services provided in connection with our EiP initiative. No payments were made in 2016 or 2017.

As part of our initial public offering in February 2017, an affiliate of one of the Wengen investors purchased from the underwriters 3,571 shares of Class A common stock at the initial public offering price.

As part of the issuance and sale of shares of the Company’s Series A Preferred Stock in December 2016, KKR and Snow Phipps, affiliates of Wengen, purchased from the Company 60 and 15 shares of Series A-2 Preferred Stock, respectively. During the year ended December 31, 2017, the Company paid cash dividends on the Series A Preferred Stock totaling $18,052, of which $3,644 was paid to KKR and Snow Phipps.

On December 16, 2015, Laureate entered into a term loan agreement with Wengen, its controlling stockholder, for approximately $11,000. The note payable accrued interest at an annual rate of LIBOR plus 4.25%, with a 1.25% floor on the LIBOR, and interest was payable quarterly. The term of the loan was three years, with the last payment due on December 31, 2018. Early repayment was permitted under the loan agreement, and the loan was fully repaid during the year ended December 31, 2016.

Andean

Transactions between Laureate and Entities Affiliated with a Former Executive

For the years ended December 31, 2017, 2016 and 2015, Laureate made payments of $639, $617 and $497, respectively, for clinical studies and $0, $0 and $158, respectively, for consulting and market research to companies that are affiliated with an individual who served as one of our executives until the third quarter of 2014.

Ecuador

Transactions between Laureate and a VIE formerly consolidated

UDLA Ecuador is an institution in Ecuador that was formerly consolidated into Laureate. In the fourth quarter of 2012, Laureate deconsolidated UDLA Ecuador as a result of a law that caused us to lose the ability to control that institution. In prior years, UDLA Ecuador made capital contributions to an education-related real estate subsidiary of Laureate in Chile. As of December 31, 2016, UDLA Ecuador’s noncontrolling interest in this Chilean real estate subsidiary was approximately $22,000. As discussed in Note 5, Dispositions and Asset Sales, in November 2017 we completed the sale of certain property and equipment to UDLA Ecuador. Contemporaneous with that transaction, we also repurchased UDLA Ecuador’s noncontrolling interest in the Chilean real estate subsidiary for a purchase price of $36,247, which included a cash payment of $6,085. The payment is included in Payments to purchase noncontrolling interests in the Consolidated Statement of Cash Flows. During the years ended December 31, 2017, 2016 and 2015, the Chilean real estate subsidiary made dividend payments to UDLA Ecuador of $1,242, $955 and $1,047, respectively, related to this investment.

Certain for-profit entities of Laureate continue to provide services and/or intellectual property to UDLA Ecuador through contractual arrangements at market rates. However, only earnings that are realized through these various contractual arrangements are being recognized by the Company. During the years ended December 31, 2017, 2016 and 2015, the total amounts recognized through these contractual arrangements, primarily as other revenues, were $13,927, $13,970 and $13,879, respectively. As of December 31, 2016, we had payables to UDLA Ecuador of $9,190 and receivables from UDLA Ecuador of $3,273. In connection with the November 2017 transactions described above, we extended certain of the aforementioned contractual arrangements with UDLA Ecuador. However, any future revenues from these contractual arrangements will only be recognized if received.

Rest of World

Morocco

Transactions between Laureate and Noncontrolling Interest Holder of Laureate Somed Education Holding SA (Laureate Somed)

Laureate Somed is 60% owned and consolidated by Laureate and is the entity that operates Université Internationale de Casablanca, our institution in Morocco. The 40% noncontrolling interest holder of Laureate Somed has made loans to Laureate Somed, and as of December 31, 2016, we had a related party payable of $7,936 to the noncontrolling interest holder for the outstanding balance of and accrued interest on these loans, all of which was recorded as current and included in Current assets held for sale on the Consolidated Balance Sheets.

During the year ended December 31, 2017, the maturity dates of five loans made by the noncontrolling interest holder were extended. The first loan was made by the noncontrolling interest holder in December 2013 and the maturity date was extended from December 2016 to December 2018. The second loan was made by the noncontrolling interest holder in March 2015 and the maturity date was extended from September 2016 to September 2019. The third loan was made by the noncontrolling interest holder in June 2015 and the maturity date was extended from December 2016 to December 2018. The fourth loan was made by the noncontrolling interest holder in April 2014 and the maturity date was extended from April 2017 to April 2019. The fifth loan was made by the noncontrolling interest holder in October 2015 and the maturity date was extended from April 2017 to October 2019. The total outstanding balance of these five loans, including accrued interest, at the extension dates was MAD 74,262 (US $7,885 at December 31, 2017). Each of these loans bears an interest rate of 4.5% per annum.

As of December 31, 2017, we had total related party payables of $8,953 to the noncontrolling interest holder of Laureate Somed for the outstanding balance on these loans plus accrued interest, of which $3,016 and $5,937 was recorded as current and noncurrent, respectively, and included in Current assets held for sale and Long-term assets held for sale, respectively, on the Consolidated Balance Sheets. Laureate Somed is included in Discontinued Operations for all periods presented.

As discussed in Note 3, Discontinued Operations, on November 29, 2017, the Company, along with the noncontrolling interest holder, entered into an agreement to sell Laureate Somed. The sale is expected to close during the first half of 2018, subject to customary closing conditions.

China

Transactions between China businesses and Noncontrolling Interest Holders of HIEU

A portion of real property that HIEU had paid for, including land and buildings, was mortgaged as collateral for corporate loans that an entity controlled by certain noncontrolling interest holders of HIEU had entered into with third-party banks. In December 2013, the noncontrolling interest holders of HIEU signed an agreement with Laureate and committed to: (1) remove all encumbrances on HIEU’s real property no later than September 30, 2014 and (2) cause the entity to complete the transfer of title relating to the encumbered real property to HIEU no later than December 31, 2014. Under the terms of this agreement, the noncontrolling interest holders also agreed to pay any and all transfer taxes, fees and other costs that are required in connection with the removal of the encumbrances and the transfer of titles, which are estimated to be approximately $2,000. As collateral for their performance under the agreement, the noncontrolling interest holders pledged to Laureate their 30% equity interest in the sponsoring entity of HIEU. The noncontrolling interest holders of HIEU did not complete their commitment to remove the encumbrances over the real property or complete the transfer of the real property. Under the terms of the agreement, Laureate had the right to receive the sale proceeds of the noncontrolling interest holders’ 30% equity interest, up to the amount owing to it under the equity pledge, in priority to other creditors of the noncontrolling interest holders.

On February 22, 2016, certain creditors of the noncontrolling interest holders initiated an enforcement process against the noncontrolling interest holders and requested the court to auction a portion of the equity interest of the noncontrolling interest holders (being a 22.8% interest in the sponsoring entity of HIEU). A court auction process was held on August 21, 2017. At that auction, Guangdong Nanbo Education Investment Co. Ltd successfully bid approximately RMB 508,000 (approximately $77,000 as of December 31, 2017) for the shares being auctioned. As the registered pledgee, Laureate had the right to receive the sale proceeds of the noncontrolling interest holders’ equity interest, up to the amount owing to it under the equity pledge, in priority to other creditors of the noncontrolling interest holders. However, as of December 31, 2017, no formal judgment had been given by the court as to whether they would recognize Laureate’s right to receive these sale proceeds. As of both December 31, 2017 and December 31, 2016, Laureate’s net carrying value of the encumbered real property was approximately $12,000.

As discussed in Note 3, Discontinued Operations, in December 2017 we entered into an agreement to sell LEILY, the entity that is the beneficial owner of a 70% equity interest in Hunan Lie Ying Industry Co., Ltd., which in turn owns 100% of the sponsorship or equity interests in the Entities, a group of entities that includes HIEU. As discussed in Note 25, Subsequent Events, we completed the sale of LEILY in January 2018 and, as a result, we do not expect to receive any of the sale proceeds resulting from the court auction of the noncontrolling interest holders’ equity interest discussed above. The sold entities are included in Discontinued Operations for all periods presented.

Dubai

Transactions between Laureate and Laureate-Obeikan Ltd.

Laureate-Obeikan Ltd., is a joint venture in Dubai that is 50% owned by Laureate and consolidated. During the first quarter of 2016, we entered into an agreement for the assignment of amounts due to Laureate-Obeikan Ltd. from Higher Institute for Paper and Industrial Technologies (HIPIT), a third party, to Obeikan Paper Industries (OPI), a related-party subsidiary of the noncontrolling interest holder of Laureate-Obeikan Ltd., in the amount of Saudi Riyals (SAR) 14,279 (US $3,807 at December 31, 2017) as a settlement of amounts owed from OPI to an affiliate of HIPIT. As of December 31, 2016, the amount receivable was $2,245. During 2017, installments totaling SAR 6,000 (approximately US $1,600 at December 31, 2017) were paid and amounts totaling SAR 2,500 (approximately US $645 at December 31, 2017) were written off. In December 2017, management agreed to reduce the outstanding amounts due from OPI by offsetting against amounts owed by the Company to Obeikan subsidiaries, which resulted in no remaining net receivable as of December 31, 2017.

Malaysia

Dividends to Noncontrolling Interest Holders

During the years ended December 31, 2017, 2016 and 2015, INTI made contractual dividend payments to its noncontrolling interest holders of $77, $550 and $450, respectively, which were included within Payments of dividends in the financing activities section of the Consolidated Statements of Cash Flows. As discussed in Note 3, Discontinued Operations, on December 11, 2017 we signed a sale purchase agreement to sell Inti Holdings, the indirect owner of INTI. Inti Holdings is included in Discontinued Operations for all periods presented.

South Africa

Transactions between Laureate and Noncontrolling Interest Holder of Monash South Africa (MSA)

As of December 31, 2016, Laureate had a related party payable recorded that was owed to the noncontrolling interest holder of MSA in the amount of $2,020. During the first quarter of 2017, we received an additional loan from the noncontrolling interest holder in the amount of $943. The loan matures in January 2026 and bears interest at a rate of 10.5% per annum. As of December 31, 2017, the total related party payable due to the noncontrolling interest holder was $3,371. MSA is included in Discontinued Operations for all periods presented.

Central America & U.S. Campuses

United States

Transactions between Laureate and Noncontrolling Interest Holder of St. Augustine

During the year ended December 31, 2015, St. Augustine made tax distributions to its 20% noncontrolling interest holder of $3,952, as provided for in St. Augustine’s operating agreement, which were included in Distributions to noncontrolling interest holders in the financing activities section of the Consolidated Statement of Cash Flows. No tax distributions were made in 2016 or 2017. As discussed in Note 4, Acquisitions, in June 2016 we acquired the remaining 20% noncontrolling interest in St. Augustine for a purchase price of $24,997. In December 2017, Laureate agreed to pay additional purchase price of $370 to the former minority owner of St. Augustine as a final settlement of certain matters; the payment was made in January 2018. St. Augustine is included in Discontinued Operations for all periods presented.

Note 19.   Benefit Plans

Domestic Defined Contribution Retirement Plan

Laureate sponsors a defined contribution retirement plan in the United States under section 401(k) of the Internal Revenue Code. The plan offers employees a traditional “pre-tax” 401(k) option and an “after-tax” Roth 401(k) option, providing the employees with choices and flexibility for their retirement savings. All employees are eligible to participate in the plan after meeting certain service requirements. Participants may contribute up to a maximum of 80% of their annual compensation and 100% of their annual cash bonus, as defined and subject to certain annual limitations. Laureate may, at its discretion, make matching contributions that are allocated to eligible participants. The matching on the “after-tax” Roth contributions is the same as the matching on the traditional “pre-tax” contributions. Laureate made discretionary contributions in cash to this plan of $5,638, $4,737 and $4,501 for the years ended December 31, 2017, 2016 and 2015, respectively.

Non-United States Pension Benefit Plans

Laureate has defined benefit (pension) plans at several non-United States institutions. The projected benefit obligation (PBO) is determined as the actuarial present value as of the measurement date of all benefits calculated by the pension benefit formula for employee service rendered. The amount of benefits to be paid depends on a number of future events incorporated into the pension benefit formula, including estimates of the average life expectancy of employees/survivors and average years of service rendered. The PBO is measured based on assumptions concerning future interest rates and future employee compensation levels. The expected net periodic benefit cost for Laureate in each year can vary from the subsequent year’s actual net periodic benefit cost due to the acquisition of entities with plans, plan amendments, and the impacts of foreign currency translation. The combined unfunded status of these plans is reported as a component of Other current liabilities and Other long-term liabilities.

The net periodic benefit cost for those entities with pension plans was as follows:

For the years ended December 31,	2017	2016	2015
Service cost	$661	$1,884	$4,408
Interest	165	318	730
Expected return on assets	—	(138)	(400)
Amortization of prior service costs	22	279	903
Recognition of actuarial items	(261)	—	—
Curtailment gain	(153)	—	—
Net periodic benefit cost	$434	$2,343	$5,641

The estimated net periodic benefit cost for the year ending December 31, 2018 is approximately $538.

The weighted average assumptions were as follows:

For the years ended December 31,	2017	2016	2015
Discount rate for obligations	5.25-9.25%	8.50%	0.75-7.50%
Discount rate for net periodic benefit costs	4.75-8.50%	0.75-7.50%	1.00%-7.00%
Rate of compensation increases	4.50-5.00%	4.50%	2.00-4.50%
Expected return in plan assets	N/A	N/A	0.75%

The change in PBO, change in plan assets and funded (unfunded) status for those entities with pension plans were as follows:

For the years ended December 31,	2017	2016
Change in PBO:
PBO at beginning of year	$1,421	$61,559
Service cost	661	1,884
Interest	165	318
Actuarial loss	(237)	(10)
Benefits paid by plan	(124)	(598)
Participants contributions	—	1,024
Curtailment gain	(153)	(18,474)
Settlements	—	(44,234)
Administrative expenses	—	—
Foreign exchange	71	(48)
PBO at end of year	$1,804	$1,421
Change in plan assets:
Fair value of assets at beginning of year	$—	$41,783
Actual return on assets	—	344
Employer contributions	—	1,276
Participant contributions	—	1,025
Benefits paid by plan	—	(367)
Administrative expenses	—	—
Settlements	—	(44,234)
Foreign exchange	—	173
Fair value of assets at end of year	$—	$—
Unfunded status	$1,804	$1,421

Actuarial loss	$(439)	$(278)
Prior service cost	—	20
Amount recognized in AOCI, pre-tax	$(439)	$(258)

Accumulated benefit obligation	$1,804	$1,421

As discussed in Note 5, Dispositions and Asset Sales, we completed the sale of our hospitality management school entities in June 2016 and the sale of our French entities in July 2016. Certain institutions that were a part of these sales had pension plans and the 2016 curtailment gain and settlement lines presented in the table above relate to the removal of these plans as a result of the sales. The pension plans related to the hospitality management schools also represented substantially all of the pension plan assets as of the beginning of 2016.

The Company estimates that employer contributions to plan assets during 2018 will be approximately the same as during the year ended December 31, 2017. The estimated future benefit payments for the next 10 fiscal years are as follows:

For the year ending December 31,
2018	$206
2019	190
2020	209
2021	227
2022	233
2023 through 2027	1,826

Laureate Education, Inc. Deferred Compensation Plan

Laureate maintains a deferred compensation plan to provide certain executive employees and members of our Board of Directors with the opportunity to defer their salaries, bonuses, and Board of Directors retainers and fees in order to accumulate funds for retirement on a pre-tax basis. Participants are 100% vested in their respective deferrals and the earnings thereon. Laureate does not make contributions to the plan or guarantee returns on the investments. Although plan investments and participant deferrals are kept in a separate trust account, the assets remain Laureate’s property and are subject to claims of general creditors.

The plan assets are recorded at fair value with the earnings (losses) on those assets recorded in Other income (expense). The plan liabilities are recorded at the contractual value, with the changes in value recorded in operating expenses. As of December 31, 2017 and 2016, plan assets included in Other assets in our Consolidated Balance Sheets were $11,568 and $10,449, respectively. As of December 31, 2017 and 2016, the plan liabilities reported in our Consolidated Balance Sheets were $18,746 and $16,036, respectively. As of December 31, 2017 and 2016, $11,896 and $943, respectively, of the total plan liability was classified as a current liability; the remainder was noncurrent and recorded in Other long-term liabilities. The increase in the current liability in 2017 relates to several participants who retired during the fourth quarter of 2017 and are required to receive distributions of their plan balances in 2018. The Company plans to fund at least approximately $5,200 of the 2018 plan distributions with operating cash, rather than using the plan assets.

Supplemental Employment Retention Agreement

In November 2007, Laureate established a Supplemental Employment Retention Agreement (SERA) for one of its executive officers. Since Laureate achieved certain Pro-rata EBITDA targets, as defined in the SERA, from 2007 to 2011 and this officer remained employed through December 31, 2012, this individual receives an annual SERA payment of $1,500. The SERA provides annuity payments to the executive over the course of his lifetime, and annuity payments would be made to his spouse for the course of her life in the event of the executive’s death on or prior to December 31, 2026. The SERA is administered through a Rabbi Trust, and its assets are subject to the claims of creditors. Laureate has purchased annuities to provide funds for our future SERA obligations.

As of December 31, 2017 and 2016, the total SERA assets were $6,898 and $8,621, respectively, which were recorded in Other assets in our Consolidated Balance Sheets. As of December 31, 2017 and 2016, the total SERA liability recorded in our Consolidated Balance Sheets was $15,970 and $15,628, respectively, of which $1,500 and $1,500, respectively, was recorded in Accrued compensation and benefits, and $14,470 and $14,128, respectively, was recorded in Deferred compensation.

Mexico Profit-Sharing

The Fiscal Reform that was enacted in Mexico in December 2013 subjects Laureate’s Mexico entities to corporate income tax and also requires them to comply with profit-sharing legislation, whereby 10% of the taxable income of Laureate’s Mexican entities will be set aside as employee compensation.

Note 20.   Legal and Regulatory Matters

Laureate is subject to legal proceedings arising in the ordinary course of business. In management’s opinion, we have adequate legal defenses, insurance coverage, and/or accrued liabilities with respect to the eventuality of these actions. Management believes that any settlement would not have a material impact on Laureate’s financial position, results of operations, or cash flows.

United States Postsecondary Education Regulation

Through our Online & Partnerships and Central America & U.S. Campuses segments, as of December 31, 2017 we operate four postsecondary educational institutions in the United States (U.S. Institutions) and provide contractual services to another. The U.S. Institutions are subject to extensive regulation by federal and state governmental entities as well as accrediting bodies. The Higher Education Act (HEA), and the regulations promulgated thereunder by the DOE, subject the U.S. Institutions to ongoing regulatory review and scrutiny. The U.S. Institutions must also comply with a myriad of requirements in order to participate in Title IV federal financial aid programs under the HEA (Title IV programs).

In particular, to participate in the Title IV programs under currently effective DOE regulations, an institution must be authorized to offer its educational programs by the relevant state agencies in the states in which it is located, accredited by an accrediting agency that is recognized by the DOE, and also certified by the DOE. In determining whether to certify an institution, the DOE closely examines an institution’s administrative and financial capability to administer Title IV program funds. Based on Laureate’s consolidated audited financial statements for its fiscal year ended December 31, 2016, the DOE required us to increase our letter of credit to approximately $136,900 (an amount equal to 15% of the Title IV program funds received by Laureate in the fiscal year ended December 31, 2016) and remain subject to heightened cash monitoring. The DOE also required us to comply with additional notification and reporting requirements. We have provided the DOE with a letter of credit in the amount of approximately $136,900, and we are complying with the additional requirements. See Note 12, Commitments and Contingencies, for further description of the outstanding DOE letters of credit as of December 31, 2017 and 2016.

Under the HEA, proprietary schools generally are eligible to participate in Title IV programs in respect of educational programs that lead to “gainful employment in a recognized occupation.” On October 30, 2014, the DOE published regulations to define “gainful employment,” which became effective on July 1, 2015. Continued compliance with the gainful employment regulations could increase our cost of doing business, reduce our enrollments and have a material adverse effect on our business, financial condition, results of operations and cash flows. Historically, the concept of “gainful employment” has not been defined in detail. The regulations require each educational program offered by a proprietary institution to achieve threshold rates in two debt measure categories: an annual debt-to-annual earnings (DTE) ratio and an annual debt-to-discretionary income (DTI) ratio.

An educational program must achieve a DTE ratio at or below 8% or a DTI ratio at or below 20% to be considered “passing.” An educational program with a DTE ratio greater than 8% but less than or equal to 12% or a DTI ratio greater than 20% but less than or equal to 30% is considered to be “in the zone.” An educational program with a DTE ratio greater than 12% and a DTI ratio greater than 30% is considered “failing.” An educational program will cease to be eligible for students to receive Title IV program funds if its DTE and DTI ratios are failing in two out of any three consecutive award years or if both of those rates are failing or in the zone for four consecutive award years.

In January 2017, the DOE issued final DTE rates to institutions. Among the Classification of Instructional Programs reported within NewSchool of Architecture and Design, Kendall College and Walden University, the DOE has indicated that we had one that failed and five in the zone. St. Augustine had no programs that failed or were in the zone. The percentage of students enrolled in the educational program that failed represents approximately 1% of the students currently enrolled in our U.S. Institutions. The percentage of students enrolled in the educational programs that were in the zone represents approximately 5%. We are currently examining and implementing options for each of these programs and their students. We are discontinuing the program that failed. For one of the programs in the zone, we conducted an alternate salary survey and are appealing the zone score to the

DOE. The failure of any program or programs offered by any of our U.S. Institutions to satisfy any gainful employment regulations could render that program or programs ineligible for Title IV program funds. If a particular educational program ceased to become eligible for Title IV program funds, either because it fails to prepare students for gainful employment in a recognized occupation or due to other factors, we may choose to cease offering that program. It is possible that several programs offered by our schools may be adversely affected by the regulations due to lack of specialized program accreditation or certification in the states in which such institutions are based. We also could be required to make changes to certain programs at our U.S. Institutions or to increase student loan repayment efforts in order to comply with the rule or to avoid the uncertainty associated with such compliance.

On June 16, 2017, the DOE published a notice of intent to establish a negotiated rulemaking committee to develop proposed revisions to the gainful employment regulations. The DOE held negotiated rulemaking sessions on the gainful employment rule in December 2017 and February 2018, and will hold another negotiated rulemaking session in March 2018. If issued, any new gainful employment regulations would be effective July 1, 2019. We cannot predict with any certainty the outcome of the negotiated rulemaking or the extent to which revised gainful employment regulations may differ from the current regulations.

On November 1, 2016, as part of its defense to repayment (DTR) rulemaking, the DOE issued a rule to revise its general standards of financial responsibility to include various actions and events that would require institutions to provide the DOE with irrevocable letters of credit upon the occurrence of certain triggering events. In June 2017, however, the DOE announced an indefinite delay in implementing the rule and its intent to establish a negotiated rulemaking committee to develop proposed revisions to these regulations. The DOE held negotiated rulemaking sessions in November 2017, January 2018 and February 2018 regarding the DTR regulations. The DOE and negotiators failed to reach consensus on revised DTR regulations, and the DOE is now expected to issue revised DTR regulations for comment by the summer of 2018, with the rules becoming final by November 1, 2018. If issued, any new DTR regulations would be effective July 1, 2019. If we are required to repay the DOE for any successful DTR claims by students who attended our U.S. Institutions, or we are required to obtain additional letters of credit or increase our current letter of credit, it could materially affect our business, financial conditions and results of operations.

Changes in or new interpretations of applicable laws, DOE rules, or regulations could have a material adverse effect on the U.S. Institutions’ eligibility to participate in the Title IV programs.

State Higher Education Agency Program Review for Walden University

On September 8, 2016, as part of a program review that the Minnesota Office of Higher Education (MOHE) is conducting of Walden University’s doctoral programs, MOHE sent to Walden University an information request regarding its doctoral programs and complaints filed by doctoral students. We have been informed by MOHE that, in an effort to better understand the context, background and issues related to doctoral student complaints in Minnesota, MOHE is initiating a full review of doctoral programs for certain institutions registered in Minnesota. MOHE has informed us that it expects to issue a report regarding its program review in 2018. We cannot predict the outcome of this matter. However, if MOHE makes an adverse determination, it could have a material adverse effect on our business, financial condition and results of operations.

Brazilian Regulation

We operate 13 post-secondary education institutions in Brazil. The responsibility of the federal government in regulating, monitoring and evaluating higher education institutions and undergraduate programs is exercised by the Brazilian Ministry of Education (the MEC), along with a number of related federal agencies and offices. The MEC is the highest authority of the higher education system in Brazil and has the power to: regulate and monitor the federal system of higher education in terms of its quality and standards, confirm decisions regarding the accreditation and reaccreditation of institutions of higher education; confirm evaluation criteria; confirm regulatory proposals; and issue and implement rules that govern the delivery of higher education services, including aspects like adherence by higher education institutions to the rules for federal education subsidy programs like Pronatec, Prouni and the Fundo de Financiamento ao Estudante do Ensino Superior (the FIES program, or FIES), through one or more of which all of our institutions enroll students. Additionally, Brazilian law requires that almost all change-

of-control transactions by Laureate receive the prior approval of the Brazilian antitrust authority, the Conselho Administrativo de Defesa Econˆomica (CADE). As noted, Laureate’s institutions in Brazil participate in the FIES program, which targets students from low socio-economic backgrounds enrolled at private post-secondary institutions.

In December 2017, a new FIES reform was implemented by the Provisional Presidential Decree (Medida Provisória) n. 785/2017, which amended the FIES legal statute (Law n. 10.260/2001). The current FIES offer conditions were consolidated for the selection rules for the first half of 2018. The traditional FIES financing program continues to be offered to about one third of vacancies announced for the program in the first half of 2018. For the traditional offering, the candidate should have family income of up to three times the minimum wage and, although the previous 18-month grace period was eliminated, financing will have an interest rate of zero and will be adjusted by inflation only. The risk is borne by a new guarantee fund - called FG-FIES - which may have public contributions of up to BRL 3,000,000, and contributions from Higher Education Institutions (HEIs), which range from 13% of the program-funded tuition revenue for the first year, between 10% and 25% for the second to fifth year (according to delinquency-related variances), and at least 10% from the sixth year on. The second financing offer - called P-FIES - has two variables, according to the funding sources (a. Constitutional/Regional Development Funds or b. the BNDES). The distribution of vacancies for this modality favors programs offered in corresponding regional limits. This FIES offer will be operated strictly by financial agents, who will also bear the risks of the operation.

As of December 31, 2017, approximately 16% of our total students in Brazil participate in FIES, representing approximately 24% of our 2017 Brazil net revenue.

All of our Brazil HEIs adhere to Prouni. Prouni is a federal program of tax benefits designed to increase higher education participation rates by making college more affordable. HEI may join Prouni by signing a term of membership valid for ten years and renewable for the same period. This term of membership shall include the number of scholarships to be offered in each program, unit and class, and a percentage of scholarships for degree programs to be given to indigenous and Afro-Brazilians. To join Prouni, an educational institution must maintain a certain relationship between the number of scholarships granted to regular paying students. The relationship between the number of scholarships and regular paying students is tested annually. If this relationship is not observed during a given academic year due to the departure of students, the institution must adjust the number of scholarships in a proportional manner the following academic year. Prouni provides private HEI with an exemption from certain federal taxes in exchange for granting partial and full scholarships to low-income students enrolled in traditional and technology undergraduate programs. For the years ended December 31, 2017, 2016 and 2015, our HEI granted Prouni scholarships of approximately $115,200, $83,900 and $55,000, respectively, that resulted in tax credits.

Turkish Regulation and Internal Investigation

Through our Rest of World segment, we operate Istanbul Bilgi University (Bilgi), a network institution located in Turkey that consolidates under the variable interest entity model. Bilgi is established as a Foundation University under the Turkish higher education law, sponsored by the Bilgi Foundation. As such, it is subject to regulation, supervision and inspection by Turkish Higher Education Council (the YÖK). Under the “Ordinance Concerned with Amendment to Foundation High Education Institutions” (the Ordinance), the YÖK has authority to inspect accounts, transactions, activities and assets of Foundation Universities, as well as their academic units, programs, projects and subjects. The Ordinance establishes a progressive series of five remedies that the YÖK can take in the event it finds a violation of the Ordinance, ranging from (1) a warning and request for correction to (2) the suspension of the Foundation University’s ability to establish new academic units or programs to (3) limiting the number of students the Foundation University can admit, including ceasing new admissions, to (4) provisional suspension of the Foundation University’s license to (5) cancellation of the Foundation University’s license. Since the promulgation of the Ordinance, the YÖK has canceled the licenses of 15 Foundation Universities.

The Ordinance specifies that Foundation Universities cannot be established by foundations in order to gain profit for themselves, and prohibits specified types of fund transfers from Foundation Universities to their sponsoring foundation, with certain exceptions for payments made under contractual arrangements for various goods and services that are provided at or below current market rates. Bilgi has entered into contractual arrangements with a subsidiary of the Company to provide Bilgi with management, operational and student services and certain intellectual property at fair market rates, and certain affiliates of the Company are members of the board of trustees of the Bilgi Foundation. The YÖK conducts annual audits of the operations of Bilgi.

During the fourth quarter of 2014, we recorded an operating expense of $18,000 (the value of 40,000 Turkish Liras at the date of donation) for a donation by our network institution in Turkey to a charitable foundation. We believed the donation was encouraged by the Turkish government to further a public project supported by the government and expected that it would enhance the position and ongoing operations of our institution in Turkey. The Company has learned that the charitable foundation which received the donation disbursed the funds at the direction of a former senior executive at our network institution in Turkey and other external individuals to a third party without our knowledge or approval.

In June 2016, the Audit Committee of the Board of Directors initiated an internal investigation into this matter with the assistance of external counsel. The investigation concerns the facts surrounding the donation, violations of the Company’s policies, and possible violations of the U.S. Foreign Corrupt Practices Act (FCPA) and other applicable laws in what appears to be a fraud perpetrated by the former senior executive at our network institution in Turkey and other external individuals. This includes an investigation to determine if the diversion was part of a scheme to misappropriate the funds and whether any portion of the funds was paid to government officials. We have not identified that any other officers or employees outside of Turkey were involved in the diversion of the intended donation. Although we are pursuing efforts to recover the diverted funds, including through legal proceedings, there is no assurance that we will be successful.

We have been advised by Turkish counsel that, under Turkish law, a Foundation University may not make payments that cause a decrease in the university’s wealth or do not otherwise benefit the university. Given the uncertainty of recovery of the diverted donation and to mitigate any potential regulatory issues in Turkey relating to the donation, certain Laureate-owned entities that are members of the foundation that controls our network institution in Turkey have contributed an amount of approximately $13,000 (the value of 40,000 Turkish Liras on November 4, 2016, the date of contribution) to our network institution in Turkey to reimburse it for the donation. As a result of the investigation, which is ongoing, in 2016 we took steps to remove the former senior executive at our network institution in Turkey. Because of the complex organizational structure in Turkey, this took approximately one month and during that period our access to certain aspects of the business including the financial and other records of the university was interrupted. The former senior executive is now no longer affiliated with our network institution and we again have access to the financial and other records of the university.

In September 2016, we voluntarily disclosed the investigation to the DOJ and the SEC. The Company is fully cooperating with these agencies in their investigations and inquiries relating to this matter. The Company has internal controls and compliance policies and procedures that are designed to prevent misconduct of this nature and support compliance with laws and best practices throughout its global operations. The Company is taking steps to enhance these internal controls and compliance policies and procedures. The investigations relating to the donation are ongoing, and we cannot predict the outcome at this time, or the impact, if any, to the Company’s consolidated financial statements or predict how the resulting consequences, if any, may impact our internal controls and compliance policies and procedures, business, ability or right to operate in Turkey, results of operations or financial position. If we are found to have violated the FCPA or other laws applicable to us, we may be subject to criminal and civil penalties and other remedial measures, which could materially adversely affect our business, financial condition, results of operations and liquidity.

On April 18, 2017, Bilgi received from the YÖK the results of the 2015-2016 annual audit (the 2015-2016 Annual Audit). The 2015-2016 Annual Audit report requires, among other things, that (i) with respect to the 2017-2018 academic year, there be a reduction in the quota for the number of new students permitted to be admitted into Bilgi’s degree programs and (ii) Bilgi be reimbursed, not later than October 18, 2017, approximately $29,000 for payments previously made by Bilgi to a subsidiary of the Company for certain management, operational and student services, and intellectual property. The Company and Bilgi believe the charges to Bilgi for these services were at fair value and Bilgi has contested the findings of the 2015-2016 Annual Audit that they constituted an improper wealth transfer. Demands also were made in the 2015-2016 Annual Audit for the return or payment to Bilgi, by October 18, 2017, of other amounts involving approximately $8,000. These deadlines have been extended to April 16, 2018. In the meantime, the YÖK has been conducting a supplemental audit, the results of which have not been released.

Bilgi has appealed the YÖK’s decision to the Turkish court system and has not been reimbursed for any of the payments made to the Company’s subsidiary for the services described above. As the Company currently consolidates Bilgi under the variable interest entity model, if the Company is unable to provide services under its contracts with Bilgi and receive the economic benefits from those contracts as a result of the determinations in the 2015-2016 Annual Audit, deconsolidation of Bilgi could be required. Deconsolidation, if required, could have a material adverse effect on the Company’s business, financial condition and results of operations, including possible write-off of all or a portion of the Company’s investment in Bilgi and a reduction in operating income. At December 31, 2017 and December 31, 2016, Bilgi had total assets of approximately $112,000 and $83,000, respectively, and total liabilities of $84,000 and $63,000, respectively. Total liabilities include approximately $37,000 and $19,000 of net intercompany liabilities as of December 31, 2017 and December 31, 2016, respectively. During the years ended December 31, 2017 and 2016, Bilgi generated approximately $101,000 and $106,000, respectively, of the Company’s consolidated revenue and approximately $28,000 and $26,000, respectively, of the Company’s consolidated operating income and incurred approximately $6,000 and $6,000, respectively, of depreciation and amortization expense.

If the YÖK were to determine that any administrators of Bilgi have directly taken any actions or supported any activities that are intended to harm the integrity of the state, the license of the university could be canceled. Political instability in Turkey could lead to changes in laws affecting Bilgi or result in modifications to the current interpretations and enforcement of the Ordinance or other laws and regulations by the YÖK. Any such actions by the YÖK, including the actions in relation to the conduct of the 2015-2016 Annual Audit, or the 2016-2017 annual audit, which is currently taking place, or any supplemental audit, and the reimbursement of amounts described above, could have a material adverse impact on Bilgi’s future growth or its ability to remain in operation, and could have a material adverse effect on our business, financial condition and results of operations. Bilgi is one of the subsidiaries that the Company plans to divest; accordingly, it is included in Discontinued Operations for all periods presented. See Note 3, Discontinued Operations, for further description.

Chilean Regulation - Higher Education Bill

On January 24, 2018, a new Higher Education Law (the New Law) was passed by the Chilean Congress and, assuming that it passes review by the Constitutional Court, it is expected to be signed into law by the President of Chile as early as the first quarter of 2018. See Note 25, Subsequent Events, for further discussion about the New Law and its impact to Laureate.

Note 21.   Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to settle a liability in an orderly transaction between market participants at the measurement date. Accounting standards utilize a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, which are described below:

•                  Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets;

•                  Level 2 — Observable inputs other than quoted prices that are either directly or indirectly observable for the asset or liability;

•                  Level 3 — Unobservable inputs that are supported by little or no market activity.

These levels are not necessarily an indication of the risk of liquidity associated with the financial assets or liabilities disclosed. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement, as required under ASC 820-10, “Fair Value Measurement.”

Derivative instruments — Laureate uses derivative instruments as economic hedges for bank debt and interest rate risk. Their values are derived using valuation models commonly used for derivatives. These valuation models require a variety of inputs, including contractual terms, market prices, forward-price yield curves, notional quantities, measures of volatility and correlations of such inputs. Our valuation models also reflect measurements for credit risk. Laureate concluded that the fair values of our derivatives are based on unobservable inputs, or Level 3 assumptions. The significant unobservable input used in the fair value measurement of the Company’s derivative instruments is our own credit risk. Holding other inputs constant, a significant increase (decrease) in our own credit risk would result in a significantly lower (higher) fair value measurement for the Company’s derivative instruments.

Laureate’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2017 were as follows:

	Total	Level 1	Level 2	Level 3
Assets
Derivative instruments	$48,186	$—	$—	$48,186
Liabilities
Derivative instruments	$13,848	$—	$—	$13,848

Laureate’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2016 were as follows:

	Total	Level 1	Level 2	Level 3
Assets
Derivative instruments	$4,464	$—	$—	$4,464
Liabilities
Derivative instruments	$12,968	$—	$—	$12,968

The changes in our Level 3 Derivative instruments measured at fair value on a recurring basis for the year ended December 31, 2017 were as follows:

Balance December 31, 2016	$(8,504)
Gain (loss) included in earnings:
Unrealized gains, net	29,278
Realized losses, net	(622)
Included in other comprehensive income	9,875
Included in issuance of Series A convertible redeemable Preferred Stock	4,382
Settlements	622
Currency translation adjustment	(693)
Balance December 31, 2017	$34,338
Unrealized gain, net relating to derivatives held at December 31, 2017	$29,278

The changes in our Level 3 Derivative instruments measured at fair value on a recurring basis for the year ended December 31, 2016 were as follows:

Total Assets (Liabilities)
Balance December 31, 2015	$(19,776)
Gain (loss) included in earnings:
Unrealized gains, net	946
Realized losses, net	(7,030)
Included in other comprehensive income	8,032
Included in issuance of Series A convertible redeemable Preferred Stock	2,729
Settlements	7,030
Currency translation adjustment	(435)
Balance December 31, 2016	$(8,504)
Unrealized gain, net relating to derivatives held at December 31, 2016	$946

The following table presents quantitative information regarding the significant unobservable inputs utilized in the fair value measurements of the Company’s assets/(liabilities) classified as Level 3 as of December 31, 2017:

	Fair Value at December 31, 2017	Valuation Technique	Unobservable Input	Range/Input Value
Contingent redemption features - Series A Preferred Stock	$42,140	Monte Carlo Simulation Method	Credit Risk	5.07%
Derivative instruments - cross currency and interest rate swaps	$(7,802)	Discounted Cash Flow	Credit Risk	4.37%

Note 22.   Quarterly Financial Data (Unaudited)

The following quarterly financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Earnings per share are computed independently for each of the quarters presented. Per share amounts may not sum due to rounding. Summarized quarterly operating data were as follows:

	2017 Quarters Ended
Per share amounts in whole dollars	December 31	September 30	June 30	March 31
Revenues	$951,189	$818,601	$1,017,108	$598,978
Operating costs and expenses	811,073	793,741	821,061	718,008
Operating income (loss)	$140,116	$24,860	$196,047	$(119,030)

Income (loss) from continuing operations	$171,631	$(67,180)	$83,154	$(166,767)
Income (loss) from discontinued operations, net of tax	28,879	(36,309)	33,943	46,413
Net (income) loss attributable to noncontrolling interests	(4,664)	5,531	(712)	(2,454)
Net income (loss) attributable to Laureate Education, Inc.	195,846	(97,958)	116,385	(122,808)
Accretion of Series A convertible redeemable preferred stock and other redeemable noncontrolling interests and equity	(106,347)	(84,059)	(69,211)	(38,875)
Net income (loss) available to common stockholders	$89,499	$(182,017)	$47,174	$(161,683)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.34	$(0.82)	$0.09	$(1.34)
Income (loss) from discontinued operations	0.14	(0.20)	0.19	0.29
Basic earnings (loss) per share	$0.48	$(1.02)	$0.28	$(1.05)
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.34	$(0.82)	$0.09	$(1.34)
Income (loss) from discontinued operations	0.14	(0.20)	0.19	0.29
Diluted earnings (loss) per share	$0.48	$(1.02)	$0.28	$(1.05)

	2016 Quarters Ended
Per share amounts in whole dollars	December 31	September 30	June 30	March 31
Revenues	$894,416	$770,833	$978,493	$658,122
Operating costs and expenses	768,513	715,957	805,850	720,867
Operating income (loss)	$125,903	$54,876	$172,643	$(62,745)

Income (loss) from continuing operations	$23,634	$120,198	$325,541	$(136,633)
Income (loss) from discontinued operations, net of tax	14,829	(39,268)	23,698	34,187
Net loss (income) attributable to noncontrolling interests	2,844	5,387	(1,849)	(721)
Net income (loss) attributable to Laureate Education, Inc.	$41,307	$86,317	$347,390	$(103,167)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.13	$0.94	$2.43	$(1.02)
Income (loss) from discontinued operations	0.14	(0.28)	0.17	0.26
Basic earnings (loss) per share	$0.27	$0.66	$2.60	$(0.76)
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.13	$0.94	$2.42	$(1.02)
Income (loss) from discontinued operations	0.14	(0.28)	0.17	0.26
Diluted earnings (loss) per share	$0.27	$0.66	$2.59	$(0.76)

Note 23.   Other Financial Information

Accumulated Other Comprehensive Income

AOCI in our Consolidated Balance Sheets includes the accumulated translation adjustments arising from translation of foreign subsidiaries’ financial statements, the unrealized losses on derivatives designated as effective hedges, and the accumulated net gains or losses that are not recognized as components of net periodic benefit cost for our minimum pension liability. The components of these balances were as follows:

	2017			2016
December 31,	Laureate Education, Inc.	Noncontrolling Interests	Total	Laureate Education, Inc.	Noncontrolling Interests	Total
Foreign currency translation loss	$(927,221)	$(33)	$(927,254)	$(1,044,222)	$(2,304)	$(1,046,526)
Unrealized gains (losses) on derivatives	4,657	—	4,657	(5,218)	—	(5,218)
Minimum pension liability adjustment	(2,992)	—	(2,992)	(2,615)	—	(2,615)
Accumulated other comprehensive loss	$(925,556)	$(33)	$(925,589)	$(1,052,055)	$(2,304)	$(1,054,359)

Laureate reports changes in AOCI in our Consolidated Statements of Stockholders’ Equity. See also Note 15, Derivative Instruments, and Note 19, Benefit Plans, for the effects of reclassifications out of AOCI into net income.

Foreign Currency Exchange of Certain Intercompany Loans

Laureate periodically reviews its investment and cash repatriation strategies to ensure that we meet our liquidity requirements in the United States. Laureate recognized currency exchange adjustments attributable to intercompany loans that are not designated as indefinitely invested as Foreign currency exchange gain (loss), net, of $289, $45,761 and $(116,028) in the Consolidated Statements of Operations for the years ended December 31, 2017, 2016 and 2015, respectively.

Supplemental Schedule for Transactions with Noncontrolling Interest Holders

Transactions with noncontrolling interest holders had the following effects on the equity attributable to Laureate:

For the years ended December 31,	2017	2016	2015
Net income (loss) attributable to Laureate Education, Inc.	$91,465	$371,847	$(316,248)
(Decrease) increase in equity for purchases of noncontrolling interests	(11,569)	1,003	(1,554)
Change from net income (loss) attributable to Laureate Education, Inc. and net transfers to the noncontrolling interests	$79,896	$372,850	$(317,802)

Write Off of Accounts and Notes Receivable

During the years ended December 31, 2017, 2016 and 2015, Laureate wrote off approximately $93,000, $78,000 and $72,000, respectively, of fully reserved accounts and notes receivable that were deemed uncollectible.

Note 24.   Supplemental Cash Flow Information

Cash interest payments for Continuing Operations and Discontinued Operations were $384,290, $367,334 and $351,430 for the years ended December 31, 2017, 2016 and 2015, respectively. Net income tax cash payments for Continuing Operations and Discontinued Operations were $130,469, $128,709 and $108,295 for the years ended December 31, 2017, 2016 and 2015, respectively.

During the year ended December 31, 2017, the Company paid cash dividends on the Series A Preferred Stock in the amount of $18,052.

On November 6, 2015, Laureate’s Board of Directors declared a cash distribution totaling $18,975, which represented approximately $0.14264 per share of common stock. The cash distribution was paid from capital in excess of par value, following shareholders’ approval.

Note 25.   Subsequent Events

Sale of Cyprus and Italy

On January 11, 2018, we completed the sale of EUC and Laureate Italy. See also Note 3, Discontinued Operations, for description of the sale agreement. Upon closing, we received gross proceeds of approximately EUR 232,000 (approximately $275,000 at December 31, 2017). As discussed further below, the Company used the proceeds from this transaction, along with borrowings on our revolving credit facility, to repay $350,000 of principal balance on the 2024 Term Loan.

Sale of China Operations

On January 25, 2018, the sale of LEILY was completed; see also Note 3, Discontinued Operations, for description of the sale agreement. Of the total transaction value of RMB 1,430,000 (approximately HKD 1,706,000, or US $218,000 at December 31, 2017), RMB 50,000 (approximately HKD 60,000, or US $7,600) will not be paid since certain conditions were not satisfied by the closing date.

At closing, the Company received initial proceeds of HKD 745,000 (approximately US $95,000 at December 31, 2017 or approximately RMB 625,000), net of banker transaction fees paid of approximately HKD 23,000 (approximately RMB 20,000 or US $3,000). Also at closing, payment of RMB 214,840 (approximately HKD 256,000, or US $33,000) was paid by an affiliate of the buyer to Laureate Investment Consulting Co., Ltd. (Laureate Shanghai), a wholly owned subsidiary of Laureate, for assignment of Laureate Shanghai’s creditor’s right over a debt owed by HIEU. This payment was net of certain taxes and duties totaling approximately RMB 86,000 (approximately HKD 102,000, or US $13,000).

Six months after the closing date, the buyer is required to pay to the Company the Hong Kong Dollar (HKD) equivalent of RMB 120,000 (the First Holdback Payment, approximately US $18,300 at December 31, 2017). Twelve months after the closing date, the buyer is required to pay to the Company the HKD equivalent of RMB 60,000 (the Second Holdback Payment, approximately US $9,150 at December 31, 2017). Both the First Holdback Payment and the Second Holdback Payment are subject to deduction of any indemnifiable losses payable by the Company to the buyer pursuant to the sale purchase agreement. The remainder of the transaction value was paid into an escrow account and will be distributed to the Company pursuant to the terms and conditions of the escrow agreement.

Signing of Asset Purchase Agreement for Kendall

On January 15, 2018, Kendall, an Illinois limited liability company and indirect wholly owned subsidiary of Laureate, The Dining Room at Kendall NFP, an Illinois not for profit corporation, National Louis University, an Illinois not for profit corporation (NLU), and Laureate, solely as guarantor of certain of Kendall’s obligations thereunder, entered into an asset purchase agreement. Pursuant to the asset purchase agreement at the closing of the transaction, Kendall will transfer to NLU certain assets, including all of Kendall’s educational programs, subject to certain conditions, in exchange for consideration of one dollar. As part of the agreement, at the closing Laureate will pay to NLU up to $14,000 to support NLU’s construction of facilities for the acquired culinary program on Kendall’s campus, subject to possible partial recoupment under specified conditions during the 10 year post-closing period. In addition, following the signing of the asset purchase agreement, in January 2018 Laureate paid NLU $500 to reimburse NLU for its expenses in connection with the transactions contemplated by the sale purchase agreement.

Closing of the transaction is subject to prior receipt of regulatory consents, including those of the U.S. Department of Education and the Higher Learning Commission, which consents do not contain certain conditions that would not be acceptable to NLU or to Kendall, and the Company anticipates that the closing will occur during the second half of 2018. For the year ended December 31, 2017, Kendall, which is included in Discontinued Operations for all periods presented, had approximately $23,300 in revenue, an operating loss of approximately $23,000 and approximately $1,700 in depreciation and amortization, and as of December 31, 2017, had approximately 1,100 students.

Chile - Higher Education Bill

On January 24, 2018, a new Higher Education Law (the New Law) was passed by the Chilean Congress and, assuming that it passes review by the Constitutional Court, it is expected to be signed into law by the President of Chile as early as the first quarter of 2018. Among other things, the New Law will prohibit for-profit organizations, such as Laureate, from controlling the boards of universities in Chile. The New Law also prohibits conflicts of interests and related party transactions with notable exceptions, including the provision of services that are educational in nature or essential for the university’s purposes. The New Law provides for a transition period of one year for related party transactions and two years for control. The incoming Chilean presidential administration will have the responsibility to both interpret the legislative mandates and implement new compliance processes.

The Company is currently reviewing the impact the New Law will have on its Chilean operations, including the extent to which it will affect existing contractual relationships that the Company maintains with its Chilean non-profit universities. As a result of the New Law, the Company currently expects that it will be required to deconsolidate its three Chilean non-profit universities, which are accounted for as variable interest entities, and its Chilean real estate subsidiary, although the Company expects it will retain an approximately 30% equity ownership interest in the real estate subsidiary. The deconsolidation could happen as early as the first quarter of 2018. The Company currently expects that the deconsolidation will result in a one-time write-off of the carrying value of the net assets between approximately $600,000 and $850,000 and a decrease between approximately $410,000 and $430,000 in revenues on an annualized basis.

The Company’s continuing evaluation of the impact of the New Law may result in changes to its expectations due to changes in the Company’s interpretations of the law, assumptions used, and additional guidance that may be issued. There is no assurance that the New Law will not have additional material adverse effects on the business, financial condition or results of operations of the Company.

While we believe that all of our institutions in Chile are operating in full compliance with Chilean law, we cannot predict the extent or outcome of any educational reforms that may be implemented in Chile. The Company does not believe the New Law will change its relationship with its two tech/voc institutions in Chile that are for-profit entities. However, it is possible that the Chilean government will adopt additional laws that affect for-profit tech/voc institutions and their relationships with their owners. Depending upon how these reforms are defined and implemented, there could be a material adverse effect on our financial condition and results of operations. Any additional disruption to our operations in Chile would have a material adverse effect on our financial condition and results of operations. Similar reforms in other countries in which we operate could also have a material adverse effect on our financial condition and results of operations.

Amendment to Senior Secured Credit Facility - 2024 Term Loan

On February 1, 2018, we amended our Senior Secured Credit Facility to reduce the interest rate on the 2024 Term Loan. In connection with this transaction, we also repaid $350,000 of the principal balance of the 2024 Term Loan in addition to $1,239 of accrued interest using the proceeds from the sale of our Cyprus and Italy operations, along with borrowings on our revolving credit facility that were subsequently repaid with the China sale proceeds. As a result of the $350,000 repayment, there will be no further quarterly principal payments required and the remaining balance will be due at maturity.

Pursuant to this amendment, the interest rate margins applicable to the 2024 Term Loan were amended to 3.50% for LIBOR term loans and 2.50% for ABR term loans and such interest rate margins will no longer be based upon the Company’s consolidated total debt to consolidated EBITDA ratio. The amendment effectively reduces the current interest rate margins applicable to the outstanding term loans, which prior to the amendment was based on the Company’s consolidated total debt to consolidated EBITDA ratio as discussed in Note 10, Debt, by 100 basis points, from 4.50% to 3.50% for LIBOR term loans, and 3.50% to 2.50% for ABR term loans. The amended credit agreement also provides for a prepayment premium with respect to the outstanding term loans. The prepayment premium equals one percent (1%) of the amount of the term loans that are subject to certain repricing transactions occurring on or prior to August 1, 2018.